Exhibit 99.3

MERGER ABSORPTION OF

BY

Document E made available to the public in connection with the proposed cross-border merger of Corio N.V. (“Corio”) into Klépierre (“Klépierre”) (the “Merger”) and in connection with the listing of the Klépierre ordinary shares to be issued in the context of the Merger (the “New Shares”).

In accordance with its General Regulations (Règlement Général), in particular article 212-34, the Autorité des Marchés Financiers (the “AMF”) registered the French version of the present document under number E.14-[—] on 27 October 2014. This document has been prepared by the issuer and its signatories are liable for its content.

The registration number has been granted, pursuant to the provisions of Article L. 621-8-1-I of the French Monetary and Financial Code (Code Monétaire et Financier), after the AMF verified “whether the document is complete and clear and whether the information it contains is coherent”. It does not imply that the AMF approves the transaction or that it has verified the accounting and financial information set forth therein.

It certifies that the information provided for in this document is consistent with the regulatory requirements for the later admission to trading on the regulated market of Euronext in Paris and Amsterdam of the shares that will be issued as remuneration for the Merger, subject to the approval by the general meetings of the shareholders of both companies, will be issued as consideration for the contributed assets.

The present document is a schedule to the report of the Management Board of Klépierre, which will be presented to the Klépierre shareholders’ general meeting due to be held on the 11 December 2014 on first call (the “Klépierre EGM”).

The notice of advertising pertaining to the preliminary merger agreement between Klépierre and Corio, as well as the Notice of Meeting for the Klépierre General Meeting called to approve the Merger, are expected to be published in the Bulletin des annonces légales obligatoires (BALO) on 29 October 2014.

The Notice of Meeting for the Corio General Meeting called to approve the Merger is expected to be published on 27 October 2014.

This document (the “Document E”) contains :

•	the 2011 Registration Document of Klépierre filed with the AMF on 28 March 2012 under number D.12-0230 (the “2011 Klépierre Registration Document”), the 2012 Registration Document of Klépierre filed with the AMF on 18 March 2013 under number D.13-0167 (the “2012 Klépierre Registration Document”), the 2013 Registration Document of Klépierre filed with the AMF on 10 March 2014 under number D.14-0130 (the “2013 Klépierre Registration Document”) and the update of the Registration Document filed with the AMF on 27 October 2014 under number D.14-0130-A01(the “Update to the 2013 Klépierre Registration Document”);

•	the 2011 Annual Report of Corio (the “2011 Corio Annual Report”), the 2012 Annual Report of Corio (the “2012 Corio Annual Report”), the 2013 Annual Report of Corio (the “2013 Corio Annual Report”), and Corio’s Half-Year Report at 30 June 2014 (the “Corio 2014 Half-Year Report”) ; and

•	the present document.

This Document E is available free of charge to shareholders:

•	from Klépierre. A copy of this document can be obtained at the company’s headquarters, 26, boulevard des Capucines—75009 Paris, France, or on the company’s website (www.klepierre.com);

•	from Corio. A copy of this document can be obtained at the company’s headquarters, 3511 ED Utrecht, the Netherlands, Stationsplein 97, Duvenborch Building, or on the company’s website (www.corio-eu.com); and

•	and on the AMF website (www.amf-france.org)

Table of Contents

KEY DEFINITIONS

“2011 Corio Annual Report”	has the meaning set forth in the header to this Document E.

“2011 Klépierre Registration Document”	has the meaning set forth in the header to this Document E.

“2012 Corio Annual Report”	has the meaning set forth in the header to this Document E.

“2012 Klépierre Registration Document”	has the meaning set forth in the header to this Document E.

“2013 Corio Annual Report”	has the meaning set forth in the header to this Document E.

“2013 Klépierre Registration Document”	has the meaning set forth in the header to this Document E.

“Acceptance Period”	means the acceptance period (aanmeldingstermijn) of the Offer.

“AFM”	Means the Netherlands Authority for the Financial Market (Stichting Autoriteit Financiële Markten).

“AIFM Licence”	has the meaning set forth in Section 3.2.1 (c).

“AMF”	has the meaning set forth in the header to this Document E.

“APG”	means (i) Stichting Depositary APG Tactical Real Estate Pool for the benefit of APG Tactical Real Estate Pool, (ii) Stichting Depositary APG Strategic Real Estate Pool for the benefit of APG Strategic Real Estate Pool and (iii) Stichting Depositary APG Developed Markets Equity Pool for the benefit of APG Developed Markets Equity Pool.

“Applicable Rules”	means all applicable laws and regulations, including without limitation, the applicable provisions of the Wft, the Decree, the rules and regulations promulgated pursuant to the Wft and the Decree, the policy guidelines and instructions of the AFM, the WOR, the SER Fusiegedragsregels 2000, the rules and regulations of Euronext Amsterdam and Euronext Paris and any other applicable stock exchange, the DCC, the relevant securities and employee consultation rules and regulations in other applicable jurisdictions, including without limitation the applicable French securities and employee laws and the rules and regulations of the AMF and the relevant antitrust laws applicable to the Merger.

“BNP”	means BNP Paribas S.A., Omnium de Gestion et de Développement Immobilier SAS, UCB Bail 2 SAS, Compagnie Financière Ottomane SA.

“Business Day”	means a day other than a Saturday, a Sunday or a holiday in France and the Netherlands.

“Cash Compensation”	means the gross cash compensation (before any withholding taxes) payable to Withdrawing Shareholders in accordance with section 2:333h subsection 1 of the DCC.

“Combined Entity”	means the group formed from the Merger.

“Competing Offer”	means a Potential Competing Offer that:

(a) is launched, or is binding on the offering party concerned in the sense that such offering party has (i) committed itself under customary conditions to Corio to launch a Competing Offer within eight (8) weeks subsequent to the announcement under (ii), and (ii) has publicly announced its intention to launch a Competing Offer, which announcement includes the proposed price per Corio Share and the relevant conditions precedent in relation to such offer and the commencement thereof;

(b) the consideration offered per Corio Share, if fully in cash, is valued at an amount exceeding the Implied Offer Consideration by 3% (three per cent) or more, or, if fully in publicly traded equity securities, the cash equivalent of the consideration under the Competing Offer at the time of announcement of the Competing Offer, which is determined on the basis of the preceding ten (10) trading day volume weighed average price of the relevant listed securities exceeds the Implied Offer Consideration by 6% (six per cent) or more, it being understood that in case of a mixed cash / non-cash offer, such premiums will apply in respect of the cash element and the non-cash element respectively. To the extent that the Potential Competing Offer is an offer for all or substantially all of the assets of Corio, or is an intention to enter into, a transaction, whether through a legal merger, spin-off, asset sale, offer to purchase or otherwise, that may result in a change of control over all or substantially all of the assets of the Corio Group, the calculation shall be made on the basis of the net proceeds to be distributed to the Corio shareholders resulting from such a transaction calculated on a per Corio Share basis;

(c) it is determined by the Corio Boards to be otherwise substantially more beneficial to Corio and its stakeholders than the Offer as contemplated in the Merger Protocol, specifically taking into account the identity and track record of such third party, the consideration to be received by shareholders, the likelihood of completion, the future plans of such party with respect to Corio and its strategy, management, employees and other stakeholders, the other terms and conditions of the Potential Competing Offer and the interests of all stakeholders of Corio; and

(d) Corio has promptly (and in any event within twenty four (24) hours) notified Klépierre in writing and provided full details, to the extent available to it, of such offer.

“Competition Authorities”	Means the competition authorities in France and Turkey.

“Corio”	has the meaning set forth in the header to this Document E.

“Corio 2014 Half-Year Report”	has the meaning set forth in the header to this Document E.

“Corio Boards”	means Corio management board and supervisory board.

“Corio EGM”	means the extraordinary general meeting of shareholders of Corio to be held during the Acceptance Period in accordance with the Merger Protocol.

“Corio Exit Shares”	means the shares that a Withdrawing Shareholder (i) held at the record date for the Corio EGM and for which such Withdrawing Shareholder voted against the Merger and (ii) still holds at the time of the Withdrawal Application.

“Corio Recommendation”	has the meaning set forth in Section 3.2.1.

“Corio Share”	has the meaning set forth in Section 3.2.4.

“Cross-Border Merger Terms”	means the Merger Protocol and the explanatory reports of the management boards of Klépierre and Corio on the Merger.

“DCC”	means the Dutch Civil Code (Burgerlijk Wetboek).

“Decree”	the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen,).

“Document E”	has the meaning set forth in the header to this Document E.

“Dutch Merger Appraiser”	has the meaning set forth in Section 3.2.3.

“Effective Date”	has the meaning set forth in Section 1.1.

“Election Period”	means the one-month period after the Corio EGM has approved the Merger and during which a shareholder intending to qualify as an Withdrawing Shareholder may submit his Withdrawal Application to Corio.

“Exchange Ratio”	has the meaning set forth in Section 3.4.

“Formula”	has the meaning set forth in Section 3.2.4.

“French Commercial Code”	means the French Code de Commerce.

“French Merger Appraiser”	has the meaning set forth in Section 3.2.3.

“French Monetary and Financial Code”	means the French Code monétaire et financier.

“General Regulations”	means the AMF Règlement général.

“Group”	means the group formed from the Offer.

“Implied Offer Consideration”	means the cash equivalent of the New Shares offered as the Exchange Ratio at the time of communication of the Offer, which is determined on the basis of the preceding ten (10) trading day volume weighted average of Klépierre Share price.

“Klépierre”	has the meaning set forth in the header to this Document E.

“Klépierre 2014 Half Year Financial Report”	means Klépierre’s interim half year financial report dated 21 July.

“Klépierre Boards”	means Klépierre management board and supervisory board.

“Klépierre EGM”	has the meaning set forth in the header to this Document E.

“Klépierre Exit Shares”	has the meaning set forth in Section 3.2.4.

“Klépierre Recommendation”	has the meaning set forth in Section 3.2.1.

“Klépierre Shares”	has the meaning set forth in Section 3.1.2.

“Legal Requirements”	has the meaning set forth in Section 3.2.1.

“Material Adverse Effect”	means any event, change, circumstance, discovery, announcement, occurrence, effect or state of facts (any such item an “Effect”) that, individually or in the aggregate,

(a)	is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Corio Group, taken as a whole, or

(b)	would or would reasonably be expected to prevent or materially delay the ability of Corio or Klépierre to consummate the Transactions, such that Klépierre cannot reasonably be expected to make or, if made, complete the Offer, except to the extent any such Effect results from:

(i)	changes in financial markets and economies in general and/or in the Netherlands or the industry in which the Corio Group operates or the outbreak or escalation of war, armed hostilities or acts of terrorism, unless those changes have a materially disproportionate effect on the Corio Group, taken as a whole, in comparison to comparable companies in the industry in which the Corio Group operates;

(ii)	changes in applicable laws, regulations or generally accepted accounting principles, or interpretation or enforcement thereof after the date of this Merger Protocol, unless those changes have a materially disproportionate effect on the Corio Group, taken as a whole, in comparison to comparable companies in the industry in which the Corio Group operates;

(iii)	the execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) or announcement of this Merger Protocol and the Offer; or

(iv)	fluctuations in the price or trading volume of the Shares, except that this subparagraph (iv) shall not prevent or otherwise affect a determination that any Effect underlying such fluctuation (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect.

“Merger”	has the meaning set forth in the header to this Document E.

“Merger Conditions”	has the meaning set forth in Section 3.2.1.

“Merger Confirmation”	has the meaning set forth in Section 3.2.1.

“Merger Protocol”	has the meaning set forth in Section 3.1.2.

“New Shares”	has the meaning set forth in the header to this Document E.

“Offer”	has the meaning set forth in Section 3.1.2.

“Offer Consideration”	means the consideration of 1.14 newly issued Klépierre Shares in which Corio shareholders tendering their Shares under the Offer will be paid for each validly tendered Corio Share, and each defectively tendered Corio Share if Klépierre accepts such defective tender, that is transferred (geleverd) to Klépierre.

“Offer unconditional”	has the meaning set forth in Section 3.2.1.c).

“Offer Memorandum”	means the offer memorandum dated [27 October] 2014 prepared by Klépierre.

“Offer Period”	means the acceptance period (aanmeldingstermijn) of the Offer.

“Operation”	means the Offer and the Merger.

“Potential Competing Offer”	means an unsolicited, credible and written proposal to make a (public) offer for all, or substantially all, of the Corio Shares or for the whole or part of the businesses or assets and liabilities of Corio, any proposal involving the potential acquisition of a substantial interest in Corio, a legal merger or demerger involving Corio, a reverse takeover of Corio or a reorganisation or re-capitalisation of Corio or any other transaction that could result in a change of control of Corio or all, or substantially all, of the undertaking, business or assets and liabilities of the Corio Group, made by a party who, in the reasonable opinion of Corio (including the Corio Supervisory Board), is a bona fide third party and which proposal in the reasonable opinion of Corio (including the Corio Supervisory Board), having consulted its financial and legal advisors and considering, among others, level and character of consideration, certainty of execution (including certainty of financing and compliance with all antitrust and other regulatory laws), conditionality, integrity of the business and position of employees, could reasonably be expected to become a Competing Offer.

“Pre-Merger Amendment”	means the amendment to the articles of association of Corio, so as to insert in the formula on the basis of which the Cash Compensation payable to Withdrawing Shareholders can be determined.

“Prospectus”

means the prospectus drafted by Klépierre for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and of the Council, and amendments thereto (including those resulting from Directive 2010/73/EU) and prepared in accordance with French legislation, in order to enable the offering to the public of the Klépierre Shares allocated or issued in the Offer or, as the case may be, to be allocated or issued in the Merger and the admission to listing and trading on Euronext Paris and to enable the admission to listing and trading of all Klépierre Shares, including, for the avoidance of doubt, the New Shares, on Euronext Amsterdam, in both cases ultimately on the Settlement Date (in case of the Offer) and/or the Merger Date (in case of the Merger).

“Reference Date”	has the meaning set forth in Section 3.4.1.

“Registration Document”	has the meaning set forth in the header to this Document E.

“Settlement Date”	means the date on which Settlement occurs.

“Settlement”	means the delivery of the Offer Consideration in respect of each Corio Share validly tendered, and each defectively tendered Corio Share if Klépierre accepts such defective tender, under the Offer and transferred to Klépierre.

“SPG”	means Simon KP Sàrl, Simon KP II Sàrl and Simon Property Group, Inc.

“Trustee”	has the meaning set forth in Section 3.2.4.

“Update to the Klépierre Registration Document”	has the meaning set forth in the header to this Document E.

“Wft”	means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

“Withdrawal Application”	has the meaning set forth in section 3.2.4.

“Withdrawing Shareholder”	has the meaning set forth in Section 3.2.4 (c).

“WOR”	means the Dutch Works Council Act (Wet op de ondernemingsraden).

SUMMARY OF “DOCUMENT E”

This summary should be read as an introduction.

Any decision to invest in the securities which are the subject of the Merger described herein should be based on an exhaustive review of this Document E as a whole by the investor.

According to the national legislation of European Union Member States or parties to the Agreement on the European Economic Area, when any legal actions concerning the information contained in this document are taken to court, the plaintiff investor may have to support the cost of translating this document before the legal proceedings begin.

The persons who presented the summary, including the translation, where applicable, and who requested the announcement of it within the meaning of Article 212-41 of the AMF’s General Regulations, are only subject to civil liability if the content of the summary is incorrect, inexact or contradictory compared to other portions of this document or if it is not provided, read in conjunction with the other portions of this document, essential information to help investors consider investing in these financial securities.

1.1.	Summary of main features of the merger by way of absorption of Corio by Klépierre

Objectives

The Operation is driven by the strategic benefits of combining Klépierre’s and Corio’s business. The combined group will benefit from:

A significant scale-up of operating portfolio

With the contemplated transaction, Klépierre and Corio will create the leading pan-European pure player retail property company. The combined group will operate 182 shopping destinations in 16 European countries, with a combined gross asset value of more than EUR 21 billion. The combined portfolio will provide the ideal platform for further expansion of Klépierre’s know-how and positioning to retailers and brands, which in turn will support the objective of being recognized as the most effective shopping center platform across Europe.

Through the contemplated transaction, Klépierre will develop strong bases in three new countries (the Netherlands, Germany and Turkey), and reinforce its positions in France, Italy and Iberia. Corio assets in these regions are mostly located in dynamic urban hubs with strong and sustainable demographic growth (Grenoble, Marseilles, Amsterdam, Istanbul), and above average purchasing power (Rome, Turin, Rotterdam, Utrecht, Madrid, Berlin).

Over the last few years, Corio has executed a strategy of refocusing on leading shopping centers in their catchment areas, such that most of the acquired assets benefit from the same dynamics and competitive advantages as those of Klépierre.

An ideal portfolio for implementing value creation know-how within the group

The 182 shopping destinations of the combined group offer an ideal portfolio for fully capturing embedded growth and rental income potential of the assets. Klépierre will leverage the best available knowledge within the combined new group to implement its strategy.

With respect to the core shopping centers, the combined group will implement retail asset management expertise comprised of active re-tenanting actions and innovative marketing approaches by leveraging Klépierre’s track record. In terms of re-tenanting, the combined group will apply a dynamic strategy that focuses on offering the best-performing retailers the most suitable retail format, promoting the cross-fertilization of best retailers in new territories and accelerating the re-tenanting of the less performing units. In terms of innovative marketing approaches, the combined group will identify the best operating practices and deploy them across the wider portfolio, accelerate digital connection with retailers and shoppers, and further roll out large-scale marketing events for leading brands across several shopping destinations.

Further development of specialty leasing is also anticipated considering the high appeal of the new platform for the best brands.

Financial flexibility through an active asset and property management strategy

Since 2012, Klépierre has demonstrated its adept capital management through the sale of EUR 3.6 billion of non-core assets. Corio has also made substantial progress over the last 18 months with its divestment plan. The successful implementation of these programs enables Klépierre and Corio to currently benefit from solid credit ratings (Klépierre rated A- by S&P, Corio rated BBB+ by S&P and Baa2 by Moody’s) with loan-to-value ratios at 39.9% and 42%, respectively (as at 30 June 2014). It is anticipated that upon completion of the Transactions, the combined company will maintain investment grade credit ratings from S&P and Moody’s.

The combined group may continue asset recycling through periodic portfolio review. Specific disposal processes will be defined for non-core assets. Proceeds from these disposals may provide financial flexibility for investment in the shopping centers, standing or projected, which are core to the implementation of the strategy of the combined group.

The combined group is expected to maintain a sound financial structure, with an anticipated combined LTV at c.40%, with the objective to benefit from investment grade credit ratings.

Combined development pipeline of more than EUR 3 billion

The combined group will have a development pipeline of more than EUR 3 billion. Specific attention will be paid to committed projects in order to secure or enhance expected returns through a shared approach to leasing and cost management. All controlled and identified projects will be streamlined in order to optimize conception and execution. Lastly, the development potential of each site will be evaluated. Shopping centers with demonstrated potential will be reviewed in order to develop new extension plans.

The contemplated transaction fits with Klépierre’s and Corio’s long-term strategy to build a unique portfolio of prime shopping centers in selected European countries, through a combination of pro-active management of the existing assets, by defining and implementing a clear strategy for each of them, and through the acquisition or development of new projects that will meet the most stringent requirements in terms of quality and return. This vision will be achieved thanks to highly skilled professionals from both companies, that will mutually benefit from the sharing of best practices.

Expected synergies; future strategy

Klépierre and Corio have identified synergies of approximately EUR 60 million in annualized run-rate, to be reached in 3 to 5 years following completion of the Transactions. Half of the synergies will be driven by the incremental rental income expected from the implementation of leasing, re-tenanting, innovative marketing and specialty leasing efforts. The other half will come not only from operational improvements and the sharing of best practices between Klépierre and Corio teams but also from the financial savings that will result from the gradual refinancing of Corio’s debt, which will benefit from the stronger credit profile of the combination.

Terms of the exchange

The exchange ratio proposed to Corio shareholders is set at 1.14 Klépierre Shares for 1 Corio Shares (the “Exchange Ratio”).

Securities to be issued

As compensation for the Merger, Klépierre will issue a maximum [114,885,724] New Shares with a par value of €1.40 each, it being specified that the Merger shall be launched after the settlement of the Offer and, thus, that the number of Klépierre shares issued in the context the Offer shall be deducted from the number of New Shares to be issued in the context of the Merger. They will be granted to Corio shareholders in proportion to their share ownership, it being specified that Klépierre shall not be granted any New Shares for the shares it will own after the settlement of the Offer. The New Shares will be subject to a request for admission to trading in compartment A of the regulated Euronext Paris exchange (ISIN FR0000121964) and Euronext Amsterdam exchange (the ISIN code shall be known at the date of the listing of the Klépierre shares on Euronext Amsterdam).

Share ownership of Klépierre and Corio

•	Klépierre share ownership as of 30 June 2014

Shareholders	Number of shares	Share capital (%)	Voting rights (including treasury shares) (%)	Voting rights (excluding treasury shares) (%)
Simon Property Group (« SPG »)	57,634,148	28.89	28.89	29.39
Group BNP Paribas (« BNPP »)	42,477,762	21.30	21.30	21,66
Group APG	7,192,816	3.61	3.61	3,67
Others excluding treasury shares	88,768,012	44.50	44.50	45,27
Treasury shares	3,397,602	1.70	1.70	/
Total	199,470,340	100	100	100

•	Corio share ownership

Shareholders	Share capital (%)
Group APG	30.61
State Street Corporation	4.92
BlackRock, Inc.	4.33
Other	60.14
Total	100

•	Share ownership of Klépierre post-Merger

Shareholders	Number of shares	Share capital (%)	Voting rights (including treasury shares) (%)	Voting rights (excluding treasury shares) (%)
Simon Property Group	57,634,148	18.33	18.33	18.53
Group BNP Paribas	42,477,762	13.51	13.51	13.66
Group APG	42,361,555	13.48	13.48	13.62
Others excluding treasury shares	168,484,997	53.60	53.60	54.18
Treasury shares	3,397,602	1.08	1.08	/
Total	314,356,064	100	100	100

Assessment of the Exchange Ratio

In establishing the Exchange Ratio, Klépierre carefully considered the history and prospects of Corio, including analyses of historical financial information derived from Corio’s financial statements, market reports and press releases and the possible long-term developments in profitability, cash flows, and the balance sheet. Klépierre also took into account the historical market valuation of the Shares, as set out below.

Klépierre performed the following multicriteria analysis to determine the Exchange Ratio:

•	an analysis of the closing prices and the corresponding liquidity of Klépierre and Corio from 29 July 2013 up to and including 28 July 2014, the last trading day prior to the Announcement Date (the “Reference Date”). Klépierre and Corio share prices are defined as being the volume-weighted average closing prices (“VWAP”) provided daily by Euronext Paris and Euronext Amsterdam, respectively. During this period, the volume-weighted average closing prices of Klépierre for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were EUR 37.22, EUR 35.86, EUR 34.13, and EUR 33.43, respectively. During this period, the volume-weighted average closing prices of Corio for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were EUR 36.76, EUR 36.41, EUR 34.53, and EUR 33.24, respectively;

•	an analysis of analysts’ twelve-month target prices, as provided by Bloomberg on the Reference Date: EUR 35.91 for Klépierre, and EUR 34.40 for Corio;

•	an analysis of the reported EPRA NNNAV per share as of 31 December 2013 and 30 June 2014: EUR 29.9 and EUR 28.7, respectively for Klépierre, and EUR 37.6 and EUR 34.9[1], respectively for Corio;

•	an analysis of the recurring net profit per share for the fiscal years ending 31 December 2014 and 31 December 2015.

•	Estimates for the fiscal year ending 31 December 2014 are based on guidance provided by Klépierre and Corio in the presentation of the transaction to investors on the Announcement Date: range of EUR 2.03 - EUR 2.05 for Klépierre, and range of EUR 2.28 - EUR 2.34 for Corio.

•	Estimates for the fiscal year ending 31 December 2015 are as provided by Bloomberg on the Reference Date: EUR 2.06 for Klépierre, and EUR 2.49 for Corio;

Share price references and EPRA NNNAV used in the multicriteria analysis are not adjusted for dividends paid by Klépierre on 14 April 2014 (EUR 1.55 per share) and by Corio on 23 April 2014 (EUR 2.13 per share).

[1]	EPRA NNNAV as of 30 June 2014 for Corio as provided on the Announcement Date.

The following table summarizes the exchange ratios implied by the multicriteria analysis:

	Klépierre (EUR)	Corio (EUR)	Implied exchange ratio
Stock Market Prices
Closing price on the Reference Date	36.36	35.84	0.99x
1-month VWAP (a)	37.22	36.76	0.99x
3-month VWAP (a)	35.86	36.41	1.02x
6-month VWAP (a)	34.13	34.53	1.01x
12-month VWAP (a)	33.43	33.24	0.99x
Target Price
Analysts’ consensus (b)	35.91	34.40	0.96x
Reported EPRA NNNAV per Share
31 December 2013	29.9	37.6	1.26x
30 June 2014 [10]	28.7	34.9	1.22x
Recurring Net Profit Per Share
FYE 31 December 2014 (c)	2.03 - 2.05	2.28 - 2.34	1.12x - 1.14x
FYE 31 December 2015 (b)	2.06	2.49	1.21x

Sources: Klépierre, Corio, Euronext, Bloomberg

(a)	Volume-weighted average closing prices for the selected periods ending on the Reference Date
(b)	As provided by Bloomberg on the Reference Date
(c)	As provided in the presentation of the transaction to investors on the Announcement Date

Auditors’ conclusions on the Merger [Note: section to be completed]

On the consideration for the assets and liabilities transferred	“Based on our work and as of the date of this report, we are of the opinion that the exchange ratio of 1.14 Klépierre shares for 1 Corio share, as set by the parties, is fair.”

On the value of the assets and liabilities transferred

Assessment of the individual value of the contributions

“We analysed management’s estimates at 31 March 2015 and the method used to prepare them. These estimates are conservative particularly as regards the value of the underlying property assets.

The merger proposal contains an indicative breakdown of the net asset value transferred between assets and liabilities. We are therefore unable to draw a conclusion on the individual asset and liability values, which are provisional at this stage.

As regards the 15% discount deducted from the provisional net asset value at 31 March 2015 as defined in section 1.4.1 above, we obtained assurance that:

-        its amount appears to be sufficient, in light of the information available to date, to cover any uncertainties related to the estimate of expected net asset value at 31 March 2015;

-        article 11.1 (x) of the merger proposal contains a condition that the final net asset value transferred may not be less than the provisional net asset value, i.e. €2,923,936,250;

-        the difference between the final and provisional net asset values transferred will be added to the merger premium.”

Overview of valuations

“Based on our work on valuing the Corio group as presented above, we did not identify any factors likely to cast doubt on the aggregate transfer value.”

Summary - key points

“The aggregate transfer value for Corio has been set at a provisional amount of €2,923,936,250, bearing in mind that under the terms of article 11.1 (x) of the Merger Proposal, the final net asset value transferred may not be lower that that provisional amount.

The merger proposal contains a provisional indicative breakdown of the net asset value transferred between assets and liabilities.

We are therefore unable to draw a conclusion on the individual asset and liability values, the final amount of which will be determined upon completion of the merger.”

Conclusion

“Based on our work and our findings as of the date of this report, we are of the opinion that the aggregate transfer value of €2,923,936,250 has not been overestimated.

The amount of the capital increase and premium has not yet been determined and will be set in accordance with the methods referred to in the Merger Proposal. Accordingly, the net asset value transferred should be at least equal to the amount of the capital increase made by Klépierre plus the merger premium.”

Conditions Precedent

The Merger will be effective, from a legal, tax and accounting standpoint, on its date of completion.

The Merger is subject to the conditions precedent listed in paragraph 3.2.1(c)., including:

•	the prior approval of the Merger by the Competition Authorities (or absence of a ruling from the Competition Authorities within the legal time limit);

•	approval, at Klépierre EGM and Corio EGM, of the resolutions regarding governance in the context of the Offer and the Merger;

•	approval, at Klépierre EGM, of the resolutions relating to the issue of the New Shares;

•	approval, at Corio EGM under certain majority conditions and at Klépierre EGM, of the resolutions needed to implement the proposed Merger;

•	the number of Corio shares held by the Withdrawing Shareholders represent less than 5% of the issued share capital of Corio

The Merger will take effect at 23:59 hours CET on the latest of the two following dates: (i) the day on which the clerk of the Commercial Court of Paris or the notary appointed by Klépierre has issued the legal certificate (attestation de légalité) certifying the legal effectiveness of the Merger or (ii) 31 March, 2015 (the “Effective Date”).

1.2.	Overview of the main characteristics of the absorbing company

General information about Klépierre

Klépierre is a French public limited company (société anonyme) with a Management Board and a Supervisory Board, registered under number 780 152 914 with the Paris Trade and Companies Registry. Klépierre’s head office is located at 26, boulevard des Capucines - 75009 Paris, France.

Information on Klépierre’s business activities

Klépierre is a Real Estate Investment Trust (Société d’investissement immobilier cotée) specialized in the leasing of shopping center properties. As a major player in continental Europe’s retail property market, Klépierre has shopping center in 40 cities and 13 countries, with a property portfolio worth €14.0 billion as of June 30, 2014.

Basic information pertaining to Klépierre’s business activities and financial position are presented in the 2011 Klépierre Registration Document, the 2012 Klépierre Registration Document, the 2013 Klépierre Registration Document and the Update to the 2013 Klépierre Registration Document.

1.3.	Overview of the main characteristics of the absorbed company

General information about Corio

Corio is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with a Management Board and a Supervisory Board registered under number 30073501. Corio’s head office is located at 3511 ED Utrecht, the Netherlands, Stationsplein 97, Duvenborch Building.

Information on Corio’s business activities

Corio is a real estate investment company which owns and manages shopping centers primarily in the Netherlands, France, Italy, Spain, Germany and Turkey, with a portfolio of retail properties worth €7.2 billion.

Basic information pertaining to Corio’s business activities and financial position are presented in the 2011 Corio Annual Report, the 2012 Corio Annual Report, the 2013 Corio Annual Report and the Corio 2014 Half-Year Report.

1.4.	Overview of main risk factors

The risk factors that pertain to Klépierre and to Corio and their business activities are described (i) in Chapter 3 entitled “Risk Factors” (pages 109 to 116) of the 2013 Klépierre Registration Document and in the Update to the 2013 Klépierre Registration Document and (ii) in the section entitled “Risk management and internal control systems” (pages 68 to 70) of the 2013 Corio Annual Report. The shareholders’ attention is drawn to the fact that the list of risks appearing in the 2013 Klépierre Registration Document and the Update to the 2013 Klépierre Registration Document and in the 2013 Corio Annual Report is not exhaustive and that there may exist other risks not presently identified or deemed immaterial by the Company at the date of this Document E. In addition to these risk factors, the shareholders are invited to refer to the following risk factors.

Risk factors associated with the transaction are described in paragraph 4.1 of this document and are summarised below:

Risks related to the admission of the New Shares

•	Dilution of the existing shareholders of the Company as a consequence of the issue of the New Shares

•	The volatility and liquidity of Klépierre’s shares may fluctuate significantly

•	The stock price of the Company’s shares may decrease further to the increase in the number of outstanding shares

Risks related to the merger with Corio

•	The completion of the Merger is subject to a certain number of conditions precedent

•	A downgrade of the Group or of the Combined Entity in relation to Klépierre’s rating may lead to additional costs for future financing needs

•	The value of Klépierre Shares issued in consideration of the Operation may vary

•	The minority shareholders may want to transfer the ownership of the Klépierre Shares (including the New Shares) issued in the context of the Merger

•	Risks attached to the registration of the Merger both in the Netherlands and France

•	Risks relating to the integration of the activities of the two companies, costs relating to this integration and achieving synergies

•	Any delay in carrying out the Merger could reduce the benefits expected from the Merger

•	Uncertainties tied to the Merger may have a significant negative effect on Klépierre and Corio’s relations with some of their customers or strategic partners.

•	The income and financial situation of Klépierre may differ significantly from those exposed in the non-audited summarized consolidated pro forma financial statements relating to the integration of Corio included in the Securities Notes

•	Certain agreements containing clauses likely to be triggered within the context of the Merger may be terminated under the Merger

•	Preservation of the FBI status (Dutch equivalent of the SIIC regime) of Corio

1.5.	Selected pro forma financial information

a)	Consolidated Pro Forma Balance Sheet as of June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014
Goodwill and Intangible assets	10.5.2 c	169		169	78		78	0	551	798
Property, plant, and equipment		14		14	21		21			35
Investment property	10.5.2 b	8 710		8 710	5 790	-68	5 722			14 432
Investment property under construction		326		326	631		631			956
Equity method securities	10.5.2 b	465		465	373	-5	368			833
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		51		51	30		30			82
NON-CURRENT ASSETS		10 024	0	10 024	7 063	-73	6 990	0	551	17 564

Investment property held for sale		322		322	0		0			322
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		330		330	183		183			513
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190
CURRENT ASSETS		838	0	838	205	0	205	0	0	1 043

TOTAL ASSETS		10 862	0	10 862	7 268	-73	7 195	0	551	18 608

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a,b	-273	25	-248	1 042	-65	977	-1 042		-313
Consolidated earnings	10.5.2 a,b	703	-25	678	56	-1	54			732
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 156	0	1 156	51		51	-51		1 156
SHAREHOLDERS’ EQUITY		3 639	0	3 639	3 626	-66	3 560	-3 626	4 177	7 749

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and other non-current liabilities		126		126	37		37			163
Deferred tax liabilities	10.5.2 b	315		315	346	-7	339			654
Non-current derivatives		158		158	26		26			184
NON-CURRENT LIABILITIES		5 778	0	5 778	3 032	-7	3 025	0	0	8 803

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48
CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		10 862	0	10 862	7 268	-73	7 195	-3 626	4 177	18 608

b)	Consolidated Pro Forma Income Statement for the period January 1st to June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014
Goodwill and Intangible assets	10.5.2 c	169		169	78		78	0	551	798
Property, plant, and equipment		14		14	21		21			35
Investment property	10.5.2 b	8 710		8 710	5 790	-68	5 722			14 432
Investment property under construction		326		326	631		631			956
Equity method securities	10.5.2 b	465		465	373	-5	368			833
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		51		51	30		30			82
NON-CURRENT ASSETS		10 024	0	10 024	7 063	-73	6 990	0	551	17 564

Investment property held for sale		322		322	0		0			322
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		330		330	183		183			513
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190
CURRENT ASSETS		838	0	838	205	0	205	0	0	1 043

TOTAL ASSETS		10 862	0	10 862	7 268	-73	7 195	0	551	18 608

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a,b	-273	25	-248	1 042	-65	977	-1 042		-313
Consolidated earnings	10.5.2 a,b	703	-25	678	56	-1	54			732
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 156	0	1 156	51		51	-51		1 156
SHAREHOLDERS’ EQUITY		3 639	0	3 639	3 626	-66	3 560	-3 626	4 177	7 749

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and other non-current liabilities		126		126	37		37			163
Deferred tax liabilities	10.5.2 b	315		315	346	-7	339			654
Non-current derivatives		158		158	26		26			184
NON-CURRENT LIABILITIES		5 778	0	5 778	3 032	-7	3 025	0	0	8 803

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48
CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		10 862	0	10 862	7 268	-73	7 195	-3 626	4 177	18 608

c)	Pro Forma Net Current Cash Flow per share

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
Net current cash flow (M€)(1)	186,2	122,6	308,8
Average number of shares(2)	195 732 258	112 494 378	308 226 636

Net current cash flow / share (in euros)	0,95	1,09	1,00

(1)	Including the restatement of the transaction with Carrefour
(2)	Average number of Corio shares calculated on the basis of the exchange ratio of 1.14 Klépierre share for 1 Corio share

d)	Additional financial information regarding the Fair Value Model

Pro Forma Consolidated Balance Sheet as of June 30, 2014 (Fair Value Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014
Goodwill and Intangible assets	10.5.2 c	165		165	78		78		551	794
Property, plant, and equipment		14		14	21		21			35
Investment property at fair value		12 159		12 159	5 790		5 790			17 949
Investment property at cost model		334		334	631		631			964
Equity method securities		664		664	373		373			1 037
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		56		56	30		30			87
NON-CURRENT ASSETS		13 681	0	13 681	7 063	0	7 063		551	21 294

Investment property held for sale		340		340	0		0			340
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		305		305	183		183			488
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190
CURRENT ASSETS		832	0	832	205	0	205	0	0	1 037

TOTAL ASSETS		14 512	0	14 512	7 268	0	7 268		551	22 331

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a	3 039	25	3 064	1 042		1 042	-1 042		3 064
Consolidated earnings	10.5.2 a	119	-25	94	56		56			150
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 836	0	1 836	51		51	-51		1 836
SHAREHOLDERS’ EQUITY		7 047	0	7 047	3 626	0	3 626	-3 626	4 177	11 224

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and othernon-current liabilities		126		126	37		37			163
Deferred tax liabilities		557		557	346		346			903
Non-current derivatives		158		158	26		26			184
NON-CURRENT LIABILITIES		6 020	0	6 020	3 032	0	3 032	0	0	9 052

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48
CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		14 512	0	14 512	7 268	0	7 268	-3 626	4 177	22 331

Pro Forma Consolidated Income Statements for the period January 1st to June 30, 2014 (Fair Value Model)

		KLEPIERRE			CORIO				TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS	PRO FORMAKLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014		June 30, 2014
Lease income		443	-42	402	215	0	215		616

Land expenses (real estate)		-3	0	-3	0	-5	-5		-8
Non-recovered rental expenses		-18	2	-17	-12		-12		-28
Building expenses (owner)		-23	1	-22	-26	16	-10		-31
NET RENTS	10.5.2 a	399	-39	360	177	11	188	0	548

Management, administrative and related income		34	-2	32	0	14	14		47
Other operating revenue		7	-1	5	0		0		5
Change in fair value of investment property		37		37	-80		-80		-44
Survey and research costs		-2		-2	0		0		-2
Payroll expenses		-55	1	-54	-27		-27		-81
Other general expenses		-24		-24	-19	1	-18		-42
Charges to third/related parties		0		0	8	-8	0		0
Charges to property operating expenses		0		0	11	-11	0		0
Charges to IP/PPE/intangibles		0		0	6	-6	0		0
Depreciation and impairment allowance on investment property		0		0	0		0		0
Depreciation and impairment allowance on intangible assets and property, plant and equipment		-6		-6	0		0		-6
Provisions		-1		-1	0		0		-1
Proceeds from disposal of investment properties and equity investments		1 952		1 952	395		395		2 348
Net book value of investment properties and equity investments sold		-2 007		-2 007	-401	-1	-402		-2 409
Income from disposal of investment property and equity investments		-54		-54	-6	-1	-7		-62
Goodwill impairment		0		0	-1		-1		-1
OPERATING INCOME		334	-41	293	69	0	69	0	362

Net dividends and provisions on non-consolidated investments		0		0	0		0		0
Financial income		57	0	57	5		5		61
Financial expenses		-188	10	-178	-50		-50		-228
Net cost of debt	10.5.2 a	-131	10	-122	-45		-45		-167
Change in the fair value of financial instruments		-12	-1	-13	15		15		2
Effect of discounting		0		0			0		0
Share in earnings of equity method investees		5		5	32		32		38
INCOME BEFORE TAX		197	-33	164	71	0	71	0	235

Corporate income tax	10.5.2 a	-14	1	-13	-16		-16		-29

NET INCOME OF CONSOLIDATED ENTITY		183	-32	151	55	0	55	0	206

Of which
Group share		119	-25	94	56	0	56	0	150
Non-controlling interests		64	-7	57	-1	0	-1		56

1.6.	Klépierre: overview table of equity and indebtedness at 30 September 2014 (in thousands of euros)

In accordance with the recommendations of ESMA (European Securities and Markets Authority) (ESMA/2013/319/paragraph 127), the following table shows the unaudited consolidated shareholders’ equity (which do not include the results of the current financial year) and the consolidated net financial debt of the Company as derived from the non-audited consolidated financial statements as at 30 September 2014. There has not been any material change in the shareholders’ equity and the consolidated net financial debt since 30 September 2014.

In millions of euros (IFRS)	30 September 2014 (unaudited)
1. Shareholders’ equity and debt
Total current debt	787
Guaranteed	20
Secured	5
Unguaranteed / Unsecured	762
Total non-current debt	4 833
Guaranteed	1 361
Secured	42
Unguaranteed / Unsecured	3 431
Total equity group share (excluding interim results)	1 803
Share capital	279
Treasury shares	1 774
Statutory reserves	28
Other reserves – attributable to the Group	-278
2. Net Financial debt
A – Cash	132
B – Cash equivalents	9
C – Trading securities	0
D – Liquidities (A+B+C)	141
E – Current financial receivable	0
F – Current bank debt	30
G – Current portion of non current debt	35
H – Other current financial debt	722
I – Current financial debt (F+G+H)	787
J – Net current financial indebtedness (I-E-D)	646
K – Non current bank loans	1 276
L – Bonds issued	3 482
M – Other non current loans	75
N – Non current financial indebtedness (K+L+M)	4 833
O – Net financial debt (J+N)	5 479

1.7.	Timetable for the Operation

The present indicative timetable is based on the hypothesis that the Company declares the Offer unconditional on 13 January 2015. If any Offer Condition is not satisfied or waived on the Initial Last Day of Acceptance Period, Klépierre has the right, in accordance with Article 15 of the Decree, to extend the Acceptance Period once for a minimum period of two weeks and a maximum period of ten weeks. In addition, if Klépierre declares the Offer unconditional (gestanddoening) and does not announce the Merger, Klépierre will within three (3) business days after the Unconditional Date publicly announce a post-acceptance period (na-aanmeldingstermijn) of a maximum of two weeks. The Merger will only be implemented if the Offer is declared unconditional, settlement of the Offer has taken place, and all merger conditions have been satisfied or waived, and Klépierre has decided to implement the Merger. Under the hypothesis that the Company announces an extension of the initial Offer period, the public shall be informed of the changes to the hereunder indicative timetable by means of a press release by the Company on its website (www.klepierre.com).

The Merger will only be implemented if the Offer is declared unconditional, settlement of the Offer has taken place, and all merger conditions have been satisfied or waived, and Klépierre has decided to implement the Merger.

27 October 2014	AFM approval on the Offer Memorandum

27 October 2014	AMF approval on the Prospectus AMF approval on the Document E

29 October 2014	Legal notice of the holding of the general meeting of Klépierre shareholders

31 October 2014	Opening of the initial Offer period

8 December 2014	Extraordinary general meeting of Corio shareholders

9 December 2014	Start of the Withdrawal Period for Withdrawing Shareholders

11 December 2014	Extraordinary and ordinary general meeting of Klépierre shareholders

8 January 2015	Closing of the initial Offer period

12 January 2015	Expiry of the Withdrawal Period for Withdrawing Shareholders

13 January 2015

Announcement by Klépierre of the results of the Offer and of the irrevocability of the Offer

Extension of the Acceptance Period

Klépierre announces whether or not the Acceptance Period will be extended

16 January 2015

Post-Acceptance Period

•   Klépierre may announce a Post-Acceptance Period of a maximum of two weeks

•   During the Post-Acceptance Period, Shareholders that have not yet tendered their Shares under the Offer will be given the opportunity to do so on the same terms and subject to the same restrictions as the Offer

17 January 2015	Reopening of the Offer (unless in case of implementation of the Merger)

20 January 2015	Settlement and delivery of the Offer

After 12 January 2015	Decision on the Merger • Klépierre announces whether or not the Merger will be pursued

After 20 January 2015	Trustee Sale Procedure

2 February 2015	End of the reopening offer period (unless in case of implementation of the Merger)

5 February 2015	Announcement of the results for the reopening offer period (unless in case of implementation of the Merger)

9 February 2015	Second settlement-delivery regarding the reopening offer period (unless in case of implementation of the Merger)

First Quarter 2015

Effectuation of the Merger if the Merger is pursued:

☐      Pre-merger certificate issued by a Dutch notary

☐      Pre-merger certificate issued by the French clerk of the commercial court

☐      Confirmation/control of the legality of the Merger by a French notary or the French clerk of the commercial court certifying that the Merger has been implemented in accordance with applicable law, pursuant to Article L.236-30 of the French commercial code

RESPONSIBILITY FOR THE DOCUMENT AND FOR AUDITING THE FINANCIAL STATEMENTS

2.1. For Klépierre, the acquiring company

2.1.1.	Person responsible for the document

Monsieur Laurent Morel

Chairman of the Management Board

Klépierre

2.1.2.	Statement by the person responsible for the document

« I declare, having taken all reasonable care to ensure that such is the case, that the information contained in this Document E and relating to the company Klépierre is, to my knowledge, in accordance with the facts and contains no omission likely to affect its import.

I have obtained an audit completion letter from the statutory auditors of Klépierre, in which they state that they have verified the information concerning the financial position and the accounts presented in the Document E, and have read the entire Document E. The completion letter contains no observations.

Klépierre’s interim financial statements as of 30 June 2014, exposed in the Klépierre 2014 Half-year Financial Report incorporated by reference in this document, have been subject to a limited review by Klépierre’s Statutory Auditors.

A statutory auditor’s report was made on the consolidated financial statements as at 30 June 2014, which contains an observation relating to the note 2.2.3 to the condensed half-yearly consolidated financial statements, which sets out the consequences of the initial application as of January 1, 2014 of IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of interests in other entities”: it appears on page 75 of the 2014 half-year report.

The statutory auditors have issued reports on the historical financial data incorporated by reference in the Document E.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2013 incorporated by reference in this document: it appears on page 246 of the registration document filed with the AMF on 10 March 2014 under number D.14-0130. The report contains no observations.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2012 incorporated by reference in this document: it appears on page 206 of the registration document filed with the AMF on 18 March 2013 under number D.13-0167. The report contains no observations.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2011 incorporated by reference in this document: it appears on page 224 of the registration document filed with the AMF on 28 March 2012 under number D.12-0230. The report contains no observations.

A statutory auditors’ report was made on the pro forma financial information as at 30 June 2014; it is attached in Annex 1 of the present document. This report does not contain any observation. »

Laurent Morel

Chairman of the Management Board

2.1.3.	Persons responsible for auditing the financial statements

•	Statutory Auditors

•	Deloitte & Associés – 185 avenue Charles de Gaulle, Neuilly-sur-Seine (92200)

•	Mazars – 61 rue Henri Régnault, Courbevoie (92400)

•	Alternate statutory auditors

•	Société BEAS – 7-9 villa Houssay, Neuilly-sur-Seine (92 200)

•	Patrick DE CAMBOURG – 61 rue Henri Régnault, Courbevoie (92400)

2.1.4.	Person responsible for the financial information

Jean-Michel GAULT

Member of the Management Board – Deputy Chief Executive Officer

Tel: +33 1 40 67 55 05

2.2. For Corio, the disappearing company

2.2.1.	Person responsible for the document

Gerard H.W. Groener

Corio N.V.

2.2.2.	Statement by the person responsible for the document

« I declare, having taken all reasonable care to ensure that such is the case, that the information contained in this Document E and relating to the company Corio is, to my knowledge, in accordance with the facts and contains no omission likely to affect its import.

I have obtained an audit completion letter from the statutory auditors of Corio, in which they state that they have verified the information concerning the financial position and the accounts presented in the Document E, and have read the entire Document E. The completion letter contains no observations.

Corio’s interim financial statements published as of 30 June 2014, exposed in the Corio 2014 Half-Year Report incorporated by reference in this document, have been subject to a limited review by Corio’s Statutory Auditors. Their report contains no observations.

The statutory auditors have issued reports on the historical financial data presented in the Document E.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2013 incorporated by reference in this document: it appears on pages 124 and 125 of the 2013 Corio Annual Report. The Report from this review contains three observations “Valuation of investment property”, “Income tax” and “Monitoring of claims and litigation”. The first observation indicates that Corio uses external appraisers to assess the fair value of its properties. The second highlights that Corio operates in various countries with different local tax regulations and comments on the calculation of the temporary differences based on local tax regulations for the deferred tax liability. The last signals significant claims and litigation, primarily tax related, in Turkey, Italy and Spain.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2012 incorporated by reference in this document: it appears on page 116 of the 2012 Corio Annual Report. The report contains no observations.

A statutory auditor’s report was made on the consolidated financial statements for the fiscal year ended 31 December 2011 incorporated by reference in this document: it appears on page 135 of the 2011 Corio Annual Report. The report contains no observations. »

Gerard H.W. Groener

2.2.3.	Persons responsible for auditing the financial statements

•	External auditors

•	PricewaterhouseCoopers Accountants N.V. – Th. R. Malthusstraat 5, 1066 JR Amsterdam

2.2.4.	Person responsible for the financial information

Ben Van Der Klift

CFO Corio N.V.

INFORMATION REGARDING THE MERGER AND ITS CONSEQUENCES

3.1. Economic aspects of the Merger

3.1.1.	Existing relationships between Klépierre and Corio

(a)	Interconnected share capital

At the date of the present Document E, Klépierre holds no Corio Share and Corio holds no Klépierre Share. However, following, and subject to settlement of, the Offer and prior to the implementation of the Merger, Klépierre will hold a percentage of shares in the share capital of Corio that will depend upon the number of Corio shares tendered to the Offer.

(b)	Guarantees

At the date of the present Document E, none of the companies has given guarantees for the other.

(c)	Directors in common

At the date of the present Document E, there are no common directors.

(d)	Subsidiaries held in common, dependence on the same group

None.

(e)	Technical and commercial agreements

At the date of the present Document E, there is no agreement between Klépierre and Corio, apart from the Merger Protocol dated 29 July 2014 (as defined below) and the common draft terms of the cross-border merger dated 24 October 2014.

3.1.2.	Purpose and objectives of the Merger

(a)	Background of the Merger

Klépierre and Corio entered into a merger protocol on 29 July 2014 (the “Merger Protocol”) in respect of a strategic combination of their businesses. It is intended that this combination will be achieved by means of the recommended public exchange offer made by Klépierre for all issued and outstanding shares of Corio (the “Offer”), as further described in the offer memorandum prepared by Klépierre and Corio (the “Offer Memorandum”). The Offer Memorandum and other documentation relating to the Offer are made available through the website of Klépierre (www.klepierre.com) and the website of Corio (www.corio-eu.com).

Under the terms of the Offer, each Corio shareholder that tendered its shares to Klépierre under the Offer received 1.14 ordinary shares in the share capital of Klépierre (“Klépierre Shares”) for 1 share in the share capital of Corio validly tendered(the “Offer Consideration”). The same exchange ratio will be applied in the Merger. It is expected that on or prior to the Settlement Date, the ordinary shares in the capital of Klépierre issued in connection with the Offer will be listed on both Euronext Paris and Euronext Amsterdam.

Klépierre’s willingness to pay the Offer Consideration and pursue the Offer is predicated on the acquisition of full ownership of the Corio group. Klépierre and Corio anticipate that full integration of the Corio business into the Klépierre business will deliver substantial operational, commercial, organisational and financial benefits. Such benefits could not, or only partially, be achieved if Corio were to continue as a standalone entity with a minority shareholder base.

Pursuant to the Merger Protocol, Klépierre and Corio may further integrate their businesses after the settlement of the Offer by means of a cross-border merger. As soon as possible following the Offer being declared unconditional (gestanddoening), Klépierre will seek to acquire full ownership of the Corio Group, through the acquisition of the Corio Shares not yet owned by it, or otherwise.

In that respect, Klépierre and Corio have agreed in the Merger Protocol that, subject to the Offer having been declared unconditional (gestanddoening) and Settlement having taken place, and certain other conditions (opschortende voorwaarden) having been fulfilled or waived (as the case may be), Klépierre shall be entitled to effect or cause to effect a statutory cross-border merger (grensoverschrijdende fusie) between Klépierre and Corio in accordance with the EU Directive 2005/56/EC of 26 October 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the DCC and for French law purposes by Articles L. 236-25 et seq. of the French Commercial Code, with Corio being the disappearing entity and Klépierre being the surviving entity. The Merger will only be implemented if Klépierre has confirmed to Corio that the Merger should occur.

As contemplated by the Offer Memorandum, and subject to a set of conditions precedent (as exposed below in section 3.2.1(c), Klépierre shall receive all the assets and liabilities of Corio by universal succession of title (“transmission universelle du patrimoine”) and Corio will cease to exist.

(b)	Rationale for the Operation

The business rationale of the Merger can be mainly attributed to the considerable synergy potential of the combination of the Klépierre and Corio businesses.

Significant scale-up of operating portfolio

With the contemplated Operation, the two companies will create a leading pan-European pure player retail property company: the combined group will operate 182 shopping destinations in 16 European countries, with a combined gross asset value of more than 21 billion euro. The combined portfolio will provide the ideal platform for further expansion of Klépierre’s know-how and positioning to retailers and brands, which in turn will support the objective of being recognized as the most effective shopping center platform across Europe.

Through the contemplated transaction, Klépierre will develop strong bases in three new countries (the Netherlands, Germany and Turkey), and reinforce its positions in France, Italy and Iberia. Corio assets in these regions are mostly located in dynamic urban hubs with strong and sustainable demographic growth (Grenoble, Marseilles, Amsterdam, Istanbul), and above average purchasing power (Rome, Turin, Rotterdam, Utrecht, Madrid, Berlin). Over the last few years, Corio has executed a strategy of refocusing on leading shopping centers in their catchment areas, such that most of the acquired assets benefit from the same dynamics and competitive advantages as those of Klépierre.

Ideal portfolio for implementing value creation know-how within the group

These 182 shopping destinations offer an ideal portfolio for fully capturing embedded growth and rental income potential of the assets. Klépierre will leverage the best available knowledge within the combined new group to implement its strategy.

With respect to the core shopping centers, the combined group will implement retail asset management expertise comprised of active re-tenanting actions and innovative marketing approaches by leveraging Klépierre’s track record. In terms of re-tenanting, the combined group will apply a dynamic strategy that focuses on offering the best-performing retailers the most suitable retail format, promoting the cross-fertilization of best retailers in new territories and accelerating the re-tenanting of the less performing units. In terms of innovative marketing approaches, the combined group will identify the best operating practices and deploy them across the wider portfolio, accelerate digital connection with retailers and shoppers, and further roll out large-scale marketing events for leading brands across several shopping destinations. Further development of specialty leasing is also anticipated considering the high appeal of the new platform for the best brands.

Financial flexibility through an active asset and property management strategy

Since 2012, Klépierre has demonstrated its adept capital management through the sale of 3.6 billion euros of non-core assets. Corio has also made substantial progress over the last 18 months with its divestment plan. Post-closing, the combined group will continue asset recycling through periodic portfolio review. The successful implementation of these programs enables Klépierre and Corio to currently benefit from solid credit ratings (Klépierre rated A- by S&P, Corio rated BBB+ by S&P and Baa2 by Moody’s) with loan-to-value ratios at 39.9% and 42%, respectively (as at 30 June 2014). It is anticipated that upon completion of the Transaction, the combined company will maintain investment grade credit ratings from S&P and Moody’s.

The combined group may continue asset recycling through period portfolio review. Specific disposal processes will be defined for non-core assets. Proceeds from these disposals will provide financial flexibility for investment in the shopping centers, standing or projected, which are core to the implementation of the strategy of the combined group.

The combined group is expected to maintain a sound financial structure, with an anticipated LTV at c. 40%, with the objective to benefit from investment grade credit ratings.

Combined development pipeline of more than 3 billion euros

The combined group will have a development pipeline of more than 3 billion euros. Specific attention will be paid to committed projects in order to secure or enhance expected returns through a shared approach to leasing and cost management. All controlled and identified projects will be streamlined in order to optimize conception and execution. Lastly, the development potential of each site will be evaluated. Shopping centers with demonstrated potential will be reviewed in order to develop new extension plans.

The contemplated transaction fits with Klépierre’s and Corio’s long-term strategy to build a unique portfolio of prime shopping centers in selected European countries, through a combination of pro-active management of the existing assets, by defining and implementing a clear strategy for each of them, and through the acquisition or development of new projects that will meet the most stringent requirements in terms of quality and return. This vision will be achieved thanks to highly skilled professionals from both companies, that will mutually benefit from the sharing of best practices.

(c)	Specific rationale for the Merger

The business rationale of the contemplated Merger is to allow the full integration of Corio within Klépierre to achieve operational, commercial, organizational and financial benefits. Those benefits could be difficult to realize if Corio remains a listed standalone entity with minority shareholders.

Following the Merger, a considerable synergy potential of approximately EUR 60 million in runrate is expected to be reached in 3 to 5 years, stemming from operational improvements, the sharing of best practices between Klépierre and Corio teams, as well as from financial savings.

The achievement of this level of synergies is conditioned to the ability of the combined entity to implement the sharing of best practices, adopt a joint financing policy and cash flow management, simplify the organizational structure and improve operations. This could potentially be hindered by the survival of distinct legal entities with minority shareholders. In such situation, the Corio Boards would need to observe the interests of the minority shareholders as continuing stakeholders in Corio, which would restrict the integration of the Corio business into the Klépierre business and would lead to delays.

In all three countries where both groups are present, the Merger will allow a more uniform approach in the management of the asset portfolios. This will result in a simplification of the policies applicable at the level of the group and an alignment of interests in the analysis and implementation of investment opportunities and development.

In addition, in a situation where Corio remains listed, and there continues to be a substantial minority base with adequate liquidity and free float, there is less certainty on Corio’s strategic future. The Corio Boards will have to cater for the possibility that Klépierre would, for instance, in the future sell the whole or part of its stake. This would mean that the integration initiatives would need to be tested on reversibility in order to be able to return back to stand-alone operations for the sake of business continuity.

Finally, the continued presence of a minority shareholder base could mean that Corio cannot delist from Euronext Amsterdam. This means incurring management time and additional costs that Corio otherwise would not have to make: such as preparation of standalone annual accounts under IFRS, quarterly updates and semi-annual financial statements; a corporate governance framework compliant with the Dutch Corporate Governance Code, including for instance the in-control requirements and the staff needed for servicing the obligations arising from having a Euronext Amsterdam listing.

In the context of the Offer, the Merger has certain benefits over certain other post-closing restructuring measures as set out in Section 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer) of the

Offer Memorandum. The Merger results in the equal treatment of all Corio shareholders. The Merger is also an internationally accepted and well-known transaction structure as it is based on European regulation and as such provides for certain safeguards for Shareholders and other stakeholders of Corio, such as the Withdrawal Right (as defined below) and the right for creditors of both Corio and Klépierre to oppose the Merger. The Merger also has as an advantage that it can be implemented rather quickly after the Settlement Date, provided that the Corio EGM adopts the Merger Resolution.

3.2. Legal features of the Merger

3.2.1.	General description of the Merger

In this Merger, Corio will be absorbed by Klépierre.

(a)	Execution date of the draft terms of cross-border merger

The Merger Proposal setting out the terms and conditions of the cross-border Merger was signed on 24 October 2014 between Klépierre and Corio.

(b)	Date of the financial statements used to determine the value of the contributed assets and liabilities

In order to keep Corio’s FBI regime for the financial year ended on 31 December 2014, it has been decided to proceed with a merger with a deferred effect. For such purpose, the value of the contributed assets and liabilities of Corio to be contributed in the Merger have been determined based on an estimated financial statements of Corio as at the Effective Date of the Merger. The exact date of the Effective Date being still unknown, the estimated financial statements of Corio have been drawn up as at 31 March, 2015. To ensure that the definitive net asset contributed as of 31 March 2015 is at least equal to the estimated net asset as of 31 March, 2015, because of the hazard pertaining to estimated financial statements, a discount of 15% will be applied to the estimated net asset as of 31 March, 2015. The Merger Proposal also contains a condition precedent according to which the definitive net asset as of 31 March, 2015 shall be at least equal to the estimated net asset as of 31 March, 2015, after discount.The difference between the estimated net asset after discount and the definitive net asset as of 31 March, 2015 shall constitute a merger premium.

The Merger shall include the universal transfer of all assets and liabilities of Corio into Klépierre as at the Effective Date following completion of the Merger.

The estimated assets and liabilities as at the Effective Date, as further detailed in § 3.3.1 below are provided for information purposes only and are not exhaustive as the Merger results in the transfer of all of the Corio’s assets and liabilities including those items not expressly mentioned in the estimated balance sheet as they exist on the Effective Date.

(c)	Retroactive date, conditions precedent and Effective Date

Retroactive date

The Merger will not have any retroactive effect.

Conditions precedent

The Merger is subject to the set of conditions precedent below:

Merger Conditions

The obligation of Klépierre and Corio to implement and execute the Merger is subject to the satisfaction or waiver, as the case may be, of the conditions precedent (opschortende voorwaarden) set hereinafter (the “Merger Conditions”):

Corio Exit Shares

(a) the aggregate number of Corio Exit Shares shall represent less than 5% of the issued share capital of Corio at the expiry the Election Period.;

Competition Clearances

(b) all mandatory competition approvals or, as applicable, statements of no objections, of domestic and/or international authorities required in connection with the intended change of control have been obtained and/or any applicable waiting period (and any extension thereof) in connection with the Offer has terminated or expired, in any event allowing Klépierre, as surviving entity, to merge with Corio, as disappearing entity;

Corio EGM

(c) the Corio EGM having adopted, with at least a 66.67% majority of the votes cast, the Pre-Merger Amendment; and, after adoption of that resolution and immediate implementation of the Pre-Merger Amendment during a suspension of the Corio EGM, has adopted the Cross-Border Merger Terms and approved the entering into the Merger on the terms set out in the Merger Protocol, including the Merger Conditions and has adopt or approvde, as the case may be, all other resolutions required in order to resolve to enter into the Merger.

(d) the Corio EGM having appointed the persons identified by Klépierre as Supervisory Board member(s) and the persons identified by Klépierre as Management Board member(s);

Klépierre EGM

(e) the Klépierre EGM having approved the Merger and all other resolutions required in order to effect the Merger;

(f) the Klépierre EGM having appointed the person identified by Corio as new member to the Klépierre Supervisory Board;

No breach

(g) Corio not having breached the terms of the Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre or the Offer; and (ii) is incapable of being remedied within ten Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the last day of Offer Period) or has not been remedied by Corio within ten (10) Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the last day of Offer Period);

(h) Klépierre not having breached the terms of the Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre, or the Offer; and (ii) is incapable of being remedied within ten Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the last day of Offer Period) or has not been remedied by Klépierre within ten Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the last day of Offer Period);

(i) the irrevocable undertaking by APG to vote in favour of all resolutions required in connection with the Offer and the Merger, to take various other actions in support of such transactions and to tender its Corio Shares under the Offer, not having been materially breached by APG ;

(j) the irrevocable undertakings by SPG and BNP to fully support the Offer and the Merger and to vote in favour of all resolutions required in connection with the Offer and the Merger at the Klépierre EGM not having been materially breached by SPG or BNP;

No Material Adverse Effect

(k) no Material Adverse Effect relating to Corio having occurred;

No Potential Competing Offer or mandatory offer

(l) no public announcement having been made of (i) a mandatory offer pursuant to Article 5:70 Wft, by an offeror other than Klépierre in accordance with the Applicable Rules and (ii) a Potential Competing Offer, in each case unless Corio has indicated within eight Business Days after the public announcement thereof that such announcement will not result in either of the Corio Boards revoking, modifying, amending or qualifying the Corio Recommendation;

Recommendation

(m) no member of the Corio Boards (nor for the avoidance of doubt the Corio Boards) having revoked, modified, amended or qualified the Corio Recommendation;

(n) neither of the Klépierre Boards having revoked, modified, amended or qualified the Klépierre Recommendation or having failed to publicly reaffirm their recommendation in case one or more members of the Klépierre Boards revokes, modifies or qualifies the Klépierre Recommendation;

Securities

(o) the additional note to the Prospectus, if any, having been approved by the AMF and the AFM and ESMA having been notified by the AMF in accordance with article 5:11 Wft that the AMF has approved the additional note to the Prospectus (if any);

(p) Euronext Amsterdam having granted, and not having revoked, its approval of the request for listing of Klépierre Shares and the New Shares on Euronext Amsterdam as per the Settlement Date;

(q) Euronext Paris having granted, and not having revoked, its approval of the request for listing of the New Shares on Euronext Paris as per the Settlement Date;

(r) on or prior to the Merger Date, trading in the Klépierre Shares on Euronext Paris not having been suspended or ended as a result of a listing measure taken by Euronext Paris in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(s) on or prior to the Merger Date, trading in the Corio Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

Restraint orders

(t) no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the implementing and effectuating of the Merger in accordance with the Merger Protocol in any material respect;

AIFM

(u) if the AFM has taken the position that Klépierre is required to hold an AIFM Licence as a result of the Merger, Klépierre having obtained such AIFM Licence;

(v) if the AFM has taken position that Corio is required to hold an AIFM Licence as a result of the Merger, the AFM not having objected to Klépierre’s proposed qualified holding (gekwalificeerde deelneming) following the Offer;

Tax

(w) Klépierre and Corio have obtained a tax ruling from the French tax authorities in order to ensure that the Merger could be implemented under the regime set out under article 210 A of the French tax code by virtue of the provisions of article 208 C bis of the French tax code; and

Tender Offer

(x) the Offer having been declared unconditional and Settlement having taken place. Pursuant to Dutch law, Klépierre shall, within three business days following the end of the Offer Period, declare it unconditional, if the Offer Conditions, as detailed in the Prospectus, have been satisfied or, as the case may be, waived.

The conditions precedent (a), (d), (e), (g), (i), (k), (l), (m) are granted for the sole benefit of Klépierre, which can waive them, the conditions precedent (f), (h), (j), (n) and (p) are granted for the sole benefit of Corio, which can waive them, and the conditions precedent (r), (s) and (w) are granted for the benefit of both parties.

Once the Merger has been approved by the Corio EGM and the Klépierre EGM, and if the above conditions have been fulfilled or waived, Klépierre shall confirm to Corio its intent to pursue with the Merger. The implementation of the Merger may then occur by means of the execution of a deed of merger by a French notary.

In addition to the Merger conditions set above, the Merger shall not be implemented other than after the following legal requirements (the “Legal Requirements”) have been fulfilled:

(i)	Klépierre having confirmed to Corio that the completion of the Merger shall occur;

(ii)	a declaration has been received from the local district court in Utrecht, the Netherlands, that no creditor has opposed to the Merger pursuant to Section 2:316 DCC or, in case of any opposition pursuant to Section 2:316 DCC, a declaration that such opposition was withdrawn or discharged;

(iii)	a declaration has been received from the clerk of the Commercial Court of Paris (Greffe du Tribunal de commerce de Paris) that no creditor has opposed the Merger pursuant to section L.236-14 FCC or in case of any opposition pursuant to section L.236-14 FCC, a declaration that such opposition was withdrawn or discharged;

(iv)	the issuance by a Dutch civil law notary of the pre-merger compliance certificate and delivery thereof to Corio, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

(v)	the issuance by the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) of the pre-merger compliance certificate (attestation de conformité) such certificates being the pre-merger scrutiny certificates pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies and the issuance by a notary or by the clerk of the Commercial Court of Paris, of the legality certificate (attestation de légalité) to Klépierre;

(vi)	no event, modification, circumstance, discovery, announcement, consequence leading to, or likely to lead to, together or separately, the definitive net asset contributed being lower than the Estimated Net Asset with the 15% discount having occurred;

(vii)	the issuance by the French tax authorities of a tax ruling ensuring that the Merger can be implemented under the regime set out under Article 210 A of the French tax code by virtue of the provisions of Article 208 C bis of the French tax code.

The implementation of the Merger shall only occur after Settlement has taken place, the other Merger Conditions as set out above have been satisfied or waived, and Klépierre has confirmed to Corio that the completion of the Merger should occur. Effective Date

The Merger will take effect at 23:59 hours CET on the latest of (i) 31 March 2015 and (ii) the last day of the month during which the clerk of the Commercial Court of Paris or the notary appointed by Klépierre has issued the legal certificate (attestation de légalité) certifying the legal effectiveness of the Merger (the “Effective Date”).

The Effective Date shall occur no later than 6 months after the publication of the Merger Proposal.

(d)	Date of the meeting of Klépierre’s and Corio’s Boards of Directors and Supervisory Boards to approve the Operation

The Merger Proposal was approved by the Supervisory Board of Klépierre on 16 October 2014 by the Management Board of Klépierre on 22 October 2014.

The Merger Proposal was approved by both the Management Board and the Supervisory Board of Corio (together the “Corio Boards”) on 24 October 2014.

The members of the Management Boards and of the Supervisory Boards of Klépierre and Corio have signed the Merger Proposal in accordance with article L236-6 of the French Commercial Code (Code de commerce) and article 2:312 paragraph 4 of the Dutch Civil Code on 24 October 2014.

(e)	Opinion of the employee representative bodies

The information and consultation proceedings with the Klépierre Management works council (comité d’entreprise) in respect of the Merger pursuant to article L. 2323-19 of the French Labour Code (Code du Travail) have been finalised and the Klépierre Management works council has rendered its positive opinion on the Merger on 16 September 2014.

The information and consultation proceedings with the Corio Dutch works council in respect of the Merger have been finalised and the Corio works council has rendered its positive advice on the Merger on 3 October 2014.

The information and consultation proceedings with the Corio French works council in respect of the Merger have been finalised and the Corio French works council has rendered its negative advice on the Merger on 22 September 2014.

(f)	Date on which the Merger Proposal was filed

The Merger Proposal was filed at the Office of the Clerk of the Paris Commercial Court for Klépierre on 27 October 2014.

3.2.2.	Tax regime for the Operation

A tax ruling has been obtained on 20 October 2014 from the French tax authorities to ensure that the Merger can be implemented under the regime set out under Article 210 A of the French tax code (by virtue of the provisions of Article 208 C bis of the French tax code). It is also envisaged to implement the merger under the French favorable tax regime provided for by article 816 of the French tax code in respect of French registration duties

No registration duties or similar transfer taxes should be due upon the exchange of Corio Shares for Klépierre Shares. French tax on financial transactions (TTF) provided for in Article 235 ter ZD of the FTC should not apply to the Klepierre Shares received by Corio shareholders in the context of the Merger.

The main consequence of the Merger for the Corio shareholders is the exchange of their Corio Shares for New Shares. Please refer to the Offer Memorandum for further details about the tax treatment of this exchange for Corio shareholders. It is specified that the Corio Shareholders should seek advice with their own tax advisor to review their specific situation.

3.2.3.	Approval and verification of the Operation

(a)	Dates of the General Meetings called to approve the Merger

The Corio General Meeting called to approve the Merger is scheduled for 8 December 2014.

The Klépierre General Meeting called to approve the Merger is scheduled for 11 December 2014.

(b)	Merger appraisers

French merger appraiser

In accordance with the provisions of article L. 236-10 of the French Commercial Code, Mr. Dominique Ledouble, Mr. Gilles de Courcel, and Mr. William Nahum were appointed as mergers appraisers (commissaires à la fusion) by a decision of the Commercial court of Paris dated 10 September, 2014 on request by Klépierre (the “French Merger Appraisers”).

No incompatibility was identified regarding the appointment of the French Merger Appraisers to fulfil their role as merger appraisers.

The mission of the French Merger Appraisers is in particular:

-	assessing the terms and conditions of the Merger;

-	checking that the relative value assigned to Klépierre and Corio are relevant and that the Exchange Ratio is fair; and

-	preparing the report on the terms and conditions of the Merger as provided for in article L. 236-10 I of the French Commercial Code.

The report issued by the French Merger Appraisers will be made available to the shareholders of Corio and Klépierre at their respective registered office, at least eight days before the date of the Corio’s extraordinary shareholders’ meetings convened to resolve on the contemplated Merger. This report is attached to this Document E, in Annex 2, and can be downloaded as well on the website of Klépierre (www.klepierre.com) and on the website of Corio (www.corio-eu.com).

The French Merger Appraisers’ report on the Merger concerning the value of assets and liabilities transferred has been filed on 27 October 2014 at the Office of the Clerk of the Paris Commercial Court in line with current regulations.

Dutch merger appraiser

KPMG was appointed as merger appraiser by the Supervisory Board of Corio (the “Dutch Merger Appraiser”) for the purpose of checking whether:

-	the proposed Exchange Ratio is adequate; and

-	the shareholders’ equity of Corio in its condensed consolidated interim financial information for the six-month period ended 30 June 2014, on the basis of valuation methods generally accepted in the Netherlands as specified in the Merger Proposal, was at least equal to the nominal paid-up amount of the aggregate number of shares to be acquired by its shareholders under the Merger, increased - when applicable -with the cash payments to which they are entitled according to the proposed share exchange ratio and furthermore increased by the aggregate amount of the compensation which shareholders may claim pursuant to article 2:333h of the Netherlands Civil Code.

The reports issued by the Dutch Merger Appraiser will be made available to the shareholders of Corio and Klépierre at their respective registered office, at least eight days before the date of the Corio extraordinary shareholders’ meetings convened to resolve on the contemplated Merger. These reports can be downloaded as well on the website of Klépierre (www.klepierre.com) and on the website of Corio (www.corio-eu.com).

(c)	Experts appointed by the Commercial Court (Tribunal de Commerce)

Not applicable.

(d)	Special duties entrusted by the AMF to the auditors

Not applicable.

3.2.4.	Remuneration for contribution – ways of acquiring Klépierre Shares

(a)	Consideration for the Merger

The exchange ratio to be applied in the Merger (the “ Exchange Ratio”) will be such that 1.14 Klépierre Shares (with a par value of EUR 1.40) will be issued and allotted for 1 Corio Share (with a par value of EUR 10.00). The Merger Exchange Ratio is equal to the one used in the context of the Offer.

Between the date of the Prospectus and the Merger Date, in order to comply with its obligations under the FBI regime, Corio intends to distribute, before the Settlement Date of the Offer, dividends to its shareholders in order to comply with the FBI regime for the 2014 financial year and the period going from 1 January 2015 until the Merger Date. As of this date, the amount of the estimated dividend to be distributed by Corio is 1.03 euro per Corio Share. This amount will be re-estimated and, if need be, adjusted, before distribution. In order to maintain an Exchange Ratio of 1.14 New Klépierre Shares for each Share, Klépierre will concurrently distribute to its shareholders, before the Settlement Date of the Offer, an interim per share dividend with regards to the 2014 fiscal year corresponding to the per share dividend distributed by Corio divided by 1.14 (i.e. on the basis of the above estimated amount of 1.03 euro per Corio share, an interim dividend of 0.91 euro per Klépierre share).

(b)	Klépierre capital increase

In application of this Exchange Ratio, on the basis of a number of 100,776,951 ordinary Corio Shares tendered under the Offer, a maximum of 114,885,724 new, fully-paid Klépierre Shares with a par value of 1.40 euros, will be issued and alloted by Klépierre as part of a maximum of 160,840,013.60 euro capital increase.

The merger premium shall be the difference between (a) the portion of the net value contributed by Corio corresponding to the rights of the shareholders other than Klépierre and (b) the nominal value of the capital increase of Klépierre.

The merger premium will be increased by an amount equal to the difference between (i) the portion of the final net asset value of Corio corresponding to the rights of these shareholders other than Klépierre and (ii) the portion of the provisional net asset value as estimated at 31 March 2015 corresponding to the same.

The final number of Klépierre Shares to be allotted in the Merger will depend on (i) the number of Corio Shares held by Klépierre (as a result of the Settlement of the Offer or otherwise) or by Corio, for which Corio Shares no Klépierre Shares will be allotted in the Merger in accordance with article L.236-3 II of the French Commercial Code and article 2:325 paragraph 4 of the Dutch Civil Code, and (ii) the number of Corio Shares for which shareholders in Corio will duly exercise their withdrawal right, which Corio Shares will cease to exist upon the Effective Date in accordance with article 2:333h paragraph 3 of the Dutch Civil Code.

Only whole Klépierre Shares will be issued and allotted in connection with the Merger and Klépierre will deliver only whole Klépierre Shares to Corio shareholders.

If as a result of the application of the Exchange Ratio a Corio shareholder is entitled to a claim for a fraction of a Klépierre Share (a “Fractional Entitlement”) in accordance with section 2:325 paragraph 3 of the Dutch Civil Code, the following will apply:

(a)	Corio Shares included in the giro transfer system:

Intermediaries that receive Klépierre Shares pursuant to the Merger on behalf of their clients will either:

(i)	Round down to a whole Klépierre Share: the Intermediary will deliver only the whole Klépierre Share(s) to which a client is entitled pursuant to application of the Exchange Ratio and will dispose of the Fractional Entitlement and the Intermediary will remit cash in lieu of such Fractional Entitlement; or

(ii)	Round up to a whole Klépierre Share: the Intermediary will acquire such Fractional Entitlement as required to form a claim to a whole Klépierre Share, subject to receipt of the requisite funds from such client, and deliver a Klépierre Share in return, in each case in accordance with the contractual arrangements between the shareholders and their Intermediaries.

The aggregate Fractional Entitlements resulting from the rounding down of Fractional Entitlements are expected to be netted against the aggregate Fractional Entitlement that are required for the rounding up of Fractional Entitlement by each Intermediary through which Corio shareholders hold their Corio Shares.

The price in euro at which Fractional Entitlements are disposed (in case of rounding down) or acquired (in case of rounding up) will be based on the average price at which the Intermediary either purchases or sells Klépierre Shares representing such net aggregate Fractional Entitlements on Euronext Paris or Euronext Amsterdam, as such price is established by the relevant Intermediary in accordance with its applicable policies and practice. Corio shareholders will receive cash in euro for their Fractional Entitlements from the Intermediary in the event of an election to round down to a whole Klépierre Shares (see (i), above) and will be debited the purchase price by such Intermediary for the Fractional Entitlement acquired in the event of an election to round up a whole Klépierre Share (see (ii), above).

(b)	Registered Corio Shares:

Registered Holders with a Fractional Entitlement will be entitled to receive a pro rata cash payment from Klépierre. Such cash payment will be equal (i) to the average sale price of the Klépierre shares by Oddo Corporate Finance in the context of the Withdrawal Right described in section 3.2.4.c) below or (ii) in the absence of such sale process, to a proportionate part of the average price per Klépierre Share newly issued but not allocated to Corio shareholders and corresponding to Fractional Entitlements, as such sale would be realised by the Trustee in a sale procedure to be implemented following the Effective Date.

The Registered Holders a with a Fractional Entitlement will receive their cash compensation (net of related fees and expenses, such as brokerage fees) within thirty (30) days after the Effective Date at the latest, provided that they have specified a bank account to which such cash proceeds can be transferred.

No interest will be payable on the net cash proceeds payable to the relevant Registered Holders. The aggregate amount in cash to be paid to Corio Shareholders in connection with this paragraph 3.3 may not exceed 10% (one-tenth) of the aggregate nominal value of the Klépierre Shares issued and Allotted in the Merger.

Following the Offer and the Merger, Klépierre’s share capital will increase from €279,258,476 to €440,098,489.6. It will be divided into 314,356,064 fully-paid shares of the same class with a par value of 1.40 euro.

(c)	Withdrawing Shareholders

If the Corio EGM adopts the proposal to enter into the Merger, any Shareholder that voted against such proposal has the right to elect not to become a shareholder of Klépierre (the “Withdrawal Right”) and file a request for compensation with Corio (the “Withdrawal Application”) in accordance with Article 2:333h Paragraph 1 of the DCC (such shareholder being a “Withdrawing Shareholder”) within one month after the Corio EGM in which the proposal to enter into the Merger has been adopted. Upon the Merger taking effect, the Withdrawing Shareholder will not receive New Shares. Instead, such Withdrawing Shareholder will receive a gross compensation (before any withholding taxes) in cash (the “Cash Compensation”) for the Shares for which it duly exercised his Withdrawal Right and such Shares shall cease to exist as a consequence of the Merger taking effect.

Scope of the Withdrawal Right

The Withdrawal Right only applies to Shareholders that voted against the proposal to enter into the Merger at the Corio EGM and the relevant Shareholder can only make use of the Withdrawal Right for the Shares that such Shareholder (i) held at the record date for the Corio EGM and for which such Shareholder voted against the Merger and (ii) still holds at the time of the Withdrawal Application (the “Exit Shares”). A Shareholder who has voted in favour of the proposal to enter into the Merger at the Corio EGM, abstained from voting, or was not present or represented at the Corio EGM, does not have a Withdrawal Right. The procedure for the exercise of the Withdrawal Right is further described in the Merger Terms.

Consequences for Withdrawing Shareholders

In order to qualify as a Withdrawing Shareholder, a Shareholder will have to submit its Withdrawal Application to Corio in writing within one month after the Corio EGM has approved the Merger (starting on the day after the Corio EGM, the “Withdrawal Period”). As a consequence of the Merger, the Exit Shares will cease to exist as of the moment of entry into effect of the Merger, and the Withdrawing Shareholder will receive the Cash Compensation for its Exit Shares.

Cash Compensation and Trustee sale procedure

Pursuant to Article 2:333h of the DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. In accordance with the Merger Proposal, the Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the following formula (the “Formula”):

The Cash Compensation per Exit Share will be equal to the aggregate amount of (i) the gross proceeds realised by a bona fide third party trustee appointed by Klépierre and Corio (the “Trustee”) as a result of the sale of the Klépierre Exit Shares (as defined below) during the period between the expiry of the Withdrawal Period and the Merger Date, and (ii) any other economic benefits realised or received by the Trustee as a result of the Trustee holding the Klépierre Exit Shares, including, but not limited to, any dividends or any other distributions received by the Trustee in respect of any Klépierre Exit Shares held by it, divided by the total number of Exit Shares.

All costs and expenses (not including withholding taxes) relating to the realization and determination of the Cash Compensation will be borne by Klépierre and such costs and expenses will not be deducted in any manner from the Cash Compensation. The Cash Compensation will in principle be subject to 15% Dutch dividend withholding tax which by law Corio, or its agent involved with the payment of the Cash Compensation, is required to withhold for and on the account of the Withdrawing Shareholder.

After the expiry of the Withdrawal Period, Klépierre and Corio will jointly determine the number of Withdrawing Shareholders and the aggregate number of Exit Shares on the basis of the received Withdrawal Applications. In order to determine the Cash Compensation for the Withdrawing Shareholders, the Trustee will be obtained, either through securities borrowings or otherwise, within ten (10) Business Days after the expiry of the Withdrawal Period such number of fully paid-up New Klépierre Shares as corresponds to the aggregate number of Exit Shares multiplied by the Exchange Ratio, rounded up to a whole number (the “Klépierre Exit Shares”). The Trustee will sell the Klépierre Exit Shares during the period between the end of the Withdrawal Period and the Merger Date.

Such sale will take place by means of an orderly sale procedure whereby the Klépierre Exit Shares may be sold on Euronext Paris or Euronext Amsterdam, or, in the event so required as to ensure an orderly sale procedure, by means of a private placement or other alternative sale arrangement that in the view of the Trustee shall be required to realize the highest price for the Klépierre Exit Shares.

Following the sale of the Klépierre Exit Shares by the Trustee, and prior to the effectuation of the Merger, the Cash Compensation per Exit Share will be determined by the Klépierre Boards and Corio Boards in accordance with the provisions of the Merger Proposal by dividing the proceeds realised by the Trustee as a result of the Trustee Sale Procedure by the total number of Exit Shares as described in more detail in the preceding paragraph (the “Final Cash Compensation”).

As a result of the procedure described above, prior to the implementation of the Merger it shall be clear to each Withdrawing Shareholder what the exact Cash Compensation per Exit Share shall be. Klépierre will assume Corio’s obligation to pay the Cash Compensation to the Withdrawing Shareholders and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) Business Days following the Merger Date, net of any Dutch dividend withholding tax which is required to be withheld by law.

The Trustee

Klépierre and Corio have appointed Oddo Corporate Finance to act as the Trustee in connection with the determination of the Cash Compensation payable to the Withdrawing Shareholders and the procedure described above under “Cash Compensation”. The Trustee is independent in the performance of its professional services as the Trustee and will operate independently from Klépierre and Corio.

Klépierre and Corio have entered into an agreement with the Trustee setting out in detail the tasks and activities to be undertaken by the Trustee. Such agreement will be further described in the Merger Proposal. All costs and expenses of the Trustee will be borne by Klépierre; the Trustee will not charge any costs or expenses to Shareholders.

The main task of the Trustee will be to sell the Klépierre Exit Shares during a period between the end of the Withdrawal Period and the Merger Date. The Trustee will use reasonable best efforts to realise the highest price for the Klépierre Exit Shares reasonably possible, whilst duly observing an orderly sale procedure.

The orderly sale procedure for the Klépierre Exit Shares and the other procedures to be followed by the Trustee will be further described in the Merger Terms. After the Trustee has sold the Klépierre Exit Shares, it will make available for inspection by the Withdrawing Shareholders all the trades the Trustee entered into to realize the sale of the Klépierre Exit Shares.

(d)	Entitlement date

The New Shares to be issued and allocated shall be ordinary shares of Klépierre, of the same type and class as Klépierre existing shares, and will be immediately fungible with the Company’s existing shares already traded on Euronext Paris and on Euronext Amsterdam.

Holders of the New Shares will be entitled to receive dividends and all other distributions Klépierre may declare as from the date of their issuance.

(e)	Tradeability Date - Official Listing Date - ISIN Code

The New Shares will all be tradeable on completion of Klépierre’s capital increase in consideration for the merger of Corio’s assets, in line with Article L. 228-10 of the French Commercial Code.

An application for admission to trading on Euronext Paris and Euronext Amsterdam of the New Shares will be made. It is expected that admission to trading on Euronext Paris and Euronext Amsterdam of the New Shares is or will become effective on the Effective Date.

The New Shares will be quoted under the same ISIN code (FR0000121964 for Euronext Paris) as the existing shares.

(f)	Unclaimed or unallocated shares corresponding to rights to fractions of shares

Unclaimed new ordinary shares

Pursuant to Article L. 228-6 of the French Commercial Code, Klépierre can, by decision of the Management Board, sell the New Shares whose beneficiaries did not request delivery, provided that notice has been published in two (2) national newspapers at least two (2) years in advance, warning the beneficiaries to exercise their rights within a period of two (2) years and informing them that Klépierre will (i) proceed with the sale at the end of this period and (ii) hold the net income on the sale of the shares at their disposal in an escrow account at a bank for ten (10) years.

As of this sale, Klépierre shareholders will only be entitled to a cash payment of the net income on the sale of the unclaimed new ordinary shares (net of brokerage fees and other fees arising from the sale of the unclaimed new ordinary shares), plus, if applicable, any dividends, interim dividends and distributions of reserves (or similar sums) to which these new ordinary shares would have entitled the holder prior to their sale under the terms described above.

Any dividends, interim dividends and distributions of reserves (or similar sums) paid can only be claimed within five (5) years following the payment date. After this period, the amounts will become the unrecoverable property of the State.

Following the expiry of the ten (10) year period, the sums will be transferred to the Caisse des Dépôts et Consignations where they can be claimed by their beneficiaries for twenty (20) years. After this period, the amounts will become the unrecoverable property of the State.

3.2.5.	Consequences of the Merger on employee share ownership

Given that the Klépierre and Corio are not subject to employee participation as referred to in article 2:333k of the Dutch Civil Code and article L236-32 of the French Commercial Code, no procedure for the establishment of rules concerning employee participation in respect of the Klépierre needs to be followed.

3.2.6.	Regulatory aspects

(a)	Control of mergers

The declaration of the Offer as unconditional and the completion of the Merger are subject to review and prior approval by the Competition Authorities.

Klépierre notified the French Competition Authority of the Merger on 8 October 2014. The clearance shall be obtained prior to the closing of the Offer in order to allow Klépierre to declare the Offer unconditional.

Klépierre notified the Turkish Competition Authority of the Merger on August 29, 2014. The clearance of the Turkish Competition Authority has been granted on September 12, 2014.

(b)	Other authorisations

The Merger does not require any other regulatory authorisations.

3.3. Accounting treatment of the contributions

3.3.1.	Description and evaluation of contributed assets and assumed liabilities

As Klépierre shall control Corio as at the Effective Date (Klépierre taking control of Corio as at the Settlement of the Offer), and in accordance with regulation n°2004-01 of the French Accounting Regulatory Committee (CRC), Corio’s assets and liabilities transferred to Klépierre will be recorded at their net book value at the Effective Date in Klépierre’s accounts. In this respect, Corio has set up estimated accounts as of 31 March 2015, in order to provide an estimate of the net book value of Corio’s assets and liabilities at the Effective Date.

•	Assets transferred

The assets contributed by Corio include all Corio assets at the Effective Date.

The assets transferred mainly include, but are not limited to, the following items, whose value as at 30 June 2014 and whose estimated value as at 31 March 2015 are indicated below.

	30 June 2014	Estimate as at 31 March 2015
Intangible assets	5,463,557	5,500,000
Investments	29,140,000	29,100,000
Property, plant and equipment	626,701	600,000
Financial fixed assets	7,162,041,980	7,231,825,000
Total non-current assets	7,197,272,238	7,267,025,000
Current assets	761,651,509	761,700,000
Total assets	7,958,923,747	8,028,725,000

•	Liabilities transferred

The Merger is approved by Corio and accepted by Klépierre provided that Klépierre assumes all of Corio’s liabilities at the Effective Date.

The liabilities transferred mainly include, but are not limited to, the following items, whose value as at 30 June 2014 and whose estimated value as at 31 March 2015 are indicated below.

	30 June 2014	Estimate as at 31 March 2015
Issued capital	1,007,800,000	1,007,800,000
Share premium	1,469,088,393	1,469,100,000
Legal and statutory reserves	1,216,168,165	1,216,200,000
Other reserves	-174,500,000	-278,500,000
Net result for the year	55,635,823	25,325,000
Total shareholders’ equity	3,574,192,380	3,439,925,000
Non-current liabilities	2,508,330,062	2,558,400,000
Bank overdraft	34,859,288	188,900,000
Current liabilities	1,841,542,017	1,841,500,000
Total equity and liabilities	7,958,923,747	8,028,725,000

On the basis of the above figures, the net asset value, estimated as of 31 March 2015, would be equal to 3,439,925,000 euros. After inclusion of the discount of 15% exposed in Section 3.2.1, the net asset value, estimated as of 31 March, 2015, would be equal to 2,923,936,250.00 euros (the “Estimated Net Asset”).

3.3.2.	Detailed calculation of the Merger Premium

Based on the Estimated Net Asset, the amount of the Merger Premium would be as follows.

	Hypothesis 1: Klépierre holds 80% of Corio’s share capital after settlement of the Offer	Hypothesis 2: Klépierre holds 95% of Corio’s share capital after settlement of the Offer
Net book value of the contributed net asset	€584,787,194	€146,196,813
Amount of the share capital increase	€32,168,003	€8,042,001
Merger Premium	€552,619,192	€138,154,812

This amount will be credited to a reserve account in Klépierre balance sheet named “Merger Premium”, to which the rights of Klépierre’s old and new shareholders will relate.

The merger premium may receive any assignment compliant with the principles in force decided by Klépierre’s general meeting of shareholders. In particular, a proposal will be made, to Klépierre’s general meeting called to approve the planned Merger, to authorise the board of directors to make any deductions from the merger premium in order to (i) allocate all or part of the charges, expenses, duties, taxes and fees caused by the Merger, (ii) to reconstitute, to the liabilities of Klépierre, the reserves and regulatory provisions booked at Corio and (iii) to reconstitute any allocation to the legal reserve if applicable.

3.4. Consideration for the assets and liabilities transferred

The payment for the assets and liabilities transferred and the Exchange Ratio were fixed by joint agreement between both companies. The Exchange Ratio means the number of Klépierre Shares equivalent to one Corio Share.

The reference prices are those of the last trading day prior to the date of announcement of the Offer, namely 29 July 2014.

3.4.1.	Valuation methods and description of the criteria used to compare the companies

Selected valuation methods

In establishing the Exchange Ratio, the history and prospects of Corio were carefully considered, including analyses of historical financial information derived from Corio’s financial statements, market reports and press releases and the possible long-term developments in profitability, cash flows, and the balance sheet. The historical market valuation of the Corio Shares was also taken into account, as set out below.

The proposed Exchange Ratio was determined according to the following multicriteria analysis, based on the usual and appropriate valuation methods for the planned transaction:

•	an analysis of the closing prices and the corresponding liquidity of Klépierre and Corio from 29 July 2013 up to and including 28 July 2014, the last trading day prior to the Announcement Date (the “Reference Date”). Klépierre and Corio share prices are defined as being the volume-weighted average closing prices (“VWAP”) provided daily by Euronext Paris and Euronext Amsterdam, respectively.

•	an analysis of analysts’ twelve-month target prices;

•	an analysis of the reported EPRA NNNAV per share as of 31 December 2013 and 30 June 2014;

•	an analysis of the recurring net profit per share for the fiscal years ending 31 December 2014 and 31 December 2015.

The Exchange Ratio was determined as being the relationship of the value of the shareholders’ equity per share of Klépierre and Corio calculated based on the number of shares in circulation on 30 June 2014:

•	Klépierre: 199,470,340 shares (including 3,397,602 treasury shares as of 30 June 2014), on a non-diluted basis[2] ;

•	Corio: 100,776,951 shares (no treasury shares), on a non-diluted basis[3].

Between the date of the Prospectus and the Merger Date, in order to comply with its obligations under the FBI regime, Corio intends to distribute, before the Settlement Date of the Offer, dividends to its shareholders in order to comply with the FBI regime for the 2014 financial year and the period going from 1 January 2015 until the Merger Date. As of this date, the amount of the estimated dividend to be distributed by Corio is 1.03 euro per Corio Share. This amount will be re-estimated and, if need be, adjusted, before distribution. In order to maintain an Exchange Ratio of 1.14 New Klépierre Shares for each Share, Klépierre will concurrently distribute to its shareholders, before the Settlement Date of the Offer, an interim per share dividend with regards to the 2014 fiscal year corresponding to the per share dividend distributed by Corio divided by 1.14 (i.e. on the basis of the above estimated amount of 1.03 euro per Corio share, an interim dividend of 0.91 euro per Klépierre share).

Excluded valuation methods

The appreciation of the Exchange Ratio between Klépierre and Corio is based on a comparison of the relative weight of the two companies. A multicriteria approach based on indicators relating to stock prices, analysts target prices and of the main financial indicators has been retained.

In this context, the usual valuation methods are not applicable. For instance, the analogic valuation approach based on multiples of comparable listed companies or of multiples of comparable transactions will imply the application of the same multiples to the two companies, which would have given identical results to the exchange ratios obtained on the basis of these indicators.

3.4.2.	Basis for the calculation of the Exchange Ratio

•	Analysis of the closing prices and the corresponding liquidity

Klépierre’s shares are traded on the Euronext Paris regulated market under the Code ISIN FR0000121964. As of 30 June 2014, the free-floating represented about 44.50%4 of the total of the shareholders’ equity.

[2]	2,200,778 dilutive instruments outstanding as of 30 June 2014 (stock option plans and free shares plans, each plan giving right to existing shares, in place for Klépierre executives and employees)
[3]	No dilutive instruments outstanding as of 30 June 2014
[4]	Free-float represents shares not held by Simon Property Group, BNP Paribas, APG and Klépierre (i.e. treasury shares)

Corio’s shares are traded on the Euronext Amsterdam regulated market under the Code ISIN NL0000288967. As of 30 June 2014, the free-floating shares represented about 69.39%5 of the total of the shareholders’ equity.

The Exchange Ratio was analysed based on Klépierre and Corio share prices from 29 July 2013 up to and including 28 July 2014.

Klépierre and Corio share prices are defined as being the volume-weighted average closing prices (“VWAP”) provided daily by Euronext Paris and Euronext Amsterdam, respectively.

During this period, the volume-weighted average closing prices of Klépierre for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were 37.22 euros, 35.86 euros, 34.13 euros, and 33.43 euros, respectively.

During this period, the volume-weighted average closing prices of Corio for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were 36.76 euros, 36.41 euros, 34.53 euros, and 33.24 euros, respectively;

•	Analysis of analysts’ target prices

Analysts’ twelve-month target prices, as provided by Bloomberg on the Reference Date are 35.91 euros for Klépierre, and 34.40 euros for Corio

•	Analysis of the reported EPRA NNNAV per share

The net asset value (NAV) method consists in calculating the value of equity per share by subtracting all contracted debts from the total of the assets as valued on the company’s balance sheet.

EPRA NAV is a measure of the fair value of net assets assuming a normal investment property company business model. Accordingly, there is an assumption of owning and operating investment property for the long term. For this reason, deferred taxes on property revaluations and the fair value of deferred tax liabilities are excluded as the investment property is not expected to be sold and the tax liability is not expected to materialize.

EPRA NNNAV: EPRA NNNAV (Triple Net Asset Value) is similar to EPRA NAV except it includes the fair value of deferred tax liabilities, debt, and financial instruments.

The reported EPRA NNNAV per share as of 31 December 2013 and 30 June 2014 are 29.9 euros and 28.7 euros, respectively for Klépierre, and 37.6 euros and 34.9 euros, respectively for Corio.6

•	Analysis of the recurring net profit per share

The analysis was conducted on the recurring net profit per share for the fiscal years ending 31 December 2014 and 31 December 2015.

Estimates for the fiscal year ending 31 December 2014 are based on guidance provided by Klépierre and Corio in the presentation of the transaction to investors on the date of announcement of the Offer range of 2.03 euros - 2.05 euros for Klépierre, and a range of 2.28 euros - 2.34 euros for Corio.

Estimates for the fiscal year ending 31 December 2015 are as provided by Bloomberg on the Reference Date. The results of such estimates are the following: 2.06 euros for Klépierre and 2.49 euros for Corio.

[5]	Free-float represents shares not held by APG
[6]	EPRA NNNAV as of 30 June 2014 for Corio as provided on the date of announcement of the Offer.

Share price references and EPRA NNNAV used in the multicriteria analysis are not adjusted for dividends paid by Klépierre on 14 April 2014 (1.55 euro per share) and by Corio on 23 April 2014 (2.13 euros per share).

3.4.3.	Summary of valuation

The following table summarizes the exchange ratios implied by the multicriteria analysis:

	Klépierre (EUR)	Corio (EUR)	Implied exchange ratio
Stock Market Prices
Closing price on the Reference Date	36.36	35.84	0.99x
1-month VWAP (a)	37.22	36.76	0.99x
3-month VWAP (a)	35.86	36.41	1.02x
6-month VWAP (a)	34.13	34.53	1.01x
12-month VWAP (a)	33.43	33.24	0.99x
Target Price
Analysts’ consensus (b)	35.91	34.40	0.96x
Reported EPRA NNNAV per Share
31 December 2013	29.9	37.6	1.26x
30 June 2014 [10]	28.7	34.9	1.22x
Recurring Net Profit Per Share
FYE 31 December 2014 (c)	2.03 -2.05	2.28 -2.34	1.12x -1.14x
FYE 31 December 2015 (b)	2.06	2.49	1.21x

Sources: Klépierre, Corio, Euronext, Bloomberg

(a)	Volume-weighted average closing prices for the selected periods ending on the Reference Date.
(b)	As provided by Bloomberg on the Reference Date.
(c)	As provided in the presentation of the transaction to investors on the date of announcement of the Offer.

3.4.4.	Proposed Exchange Ratio

The selected Exchange Ratio provides for the issue of 1.14 new Klépierre ordinary shares for 1 Corio ordinary shares, corresponding to a resulting parity of 1.14x.

3.4.5.	Reports of the French Merger Appraisers and the Dutch Merger Appraiser

The reports from the French Merger Appraisers and from the Dutch Merger Appraiser are attached in Annex 2.

3.5. Consequences of the Merger

3.5.1.	Consequences for Klépierre and its shareholders

(a)	Impact of the Operation on equity capital

Table of change in the merging company’s equity capital (based on a Corio’s Estimated Net Assets, after discount, of €2.923.936.250):

Hypothesis 1: Klépierre holds 80% of Corio’s share capital after Settlement of the Offer

	Number of financial securities	Share Capital	Premium
Position before the Operation	199,470,340	279,258,476.00	1,773,630,000.00
Impact of the total number of financial securities created	206,794,305	289,512,027.00	5,976,219,941.80
Impact of the financial securities cancelled by confusion	- 91,908,580	- 128,672,012.00	- 2,210,476,793.80
Position after the Operation	314,356,065	440,098,491.00	5,539,373,148.00

Hypothesis 1: Klépierre holds 95% of Corio’s share capital after Settlement of the Offer

	Number of financial securities	Share Capital	Premium
Position before the Operation	199,470,340	279,258,476.00	1,773,630,000.00
Impact of the total number of financial securities created	224,027,161	313,638,025.40	6,578,680,623.92
Impact of the financial securities cancelled by confusion	- 109,141,437	- 152,798,011.80	- 2,624,941,175.14
Position after the Operation	314,356,064	440,098,489.60	5,727,369,448.78

(b)	Impact on the distribution of capital and voting rights in Klépierre after the Operation

Klépierre’s share capital will be constituted as follows after the Merger Effective Date:

Shareholders	Number of shares	Share capital (%)	Voting rights (including treasury shares) (%)	Voting rights (excluding treasury shares) (%)
SPG	57,634,148	18.33	18.33	18.53
Groupe BNP Paribas	42,477,762	13.51	13.51	13.66
Groupe APG	42,361,555	13.48	13.48	13.62
Others excluding treasury shares	168,484,997	53.60	53.60	54.18
Treasury shares	3,397,602	1.08	1.08	/
Total	314,356,064	100	100	100

(c)	Planned changes in the administrative and management bodies and the principles of governance

(i)	Klépierre’s and Corio’s Management Board and Supervisory Board prior to the Merger

As at the date hereof, the composition of the boards of Klépierre and Corio is be as follows:

Klépierre Management Board consists of the following persons:

Name	Age	Position	Member since
Jean-Michel Gault	54	Deputy Chief Executive Officer	2005
Laurent Morel	52	Chairman of the Management Board	2005
Jean-Marc Jestin	46	Chief Operating Officer	2012

Klépierre Supervisory Board consists of the following persons:

Name	Age	Position	Member since
David Simon	53	Chairman of the Supervisory Board	2012
Philippe Thel	59	Member of the Supervisory Board	2014
Dominique Aubernon	57	Member of the Supervisory Board	2010
Bertrand de Feydeau	65	Chairman of the Nomination and Compensation Committee	1998
Steven Fivel	53	Chairman of the Sustainable Development Committee	2012
Bertrand Jacquillat	69	Chairman of the Audit Committee Independent director	2001
François Kayat	51	Member of the Supervisory Board	2012
Catherine Simoni	49	Member of the Supervisory Board	2012
Rose-Marie Van Leberghe	67	Member of the Supervisory Board	2012

Corio Management Board consists of the following persons:

Name	Age	Position	Member since
Gerard Groener	55	CEO	2006
Ben van der Klift	55	CFO	2010
Frédéric Fontaine	56	CDO	2006

Corio Supervisory Board consists of the following persons:

Name	Age	Position	Member since
Derk Doijer	64	Chairman	2005
Robert van der Meer	65	Vice chairman	2004
Gobert Beijer	64	Member	2009
Roelof van den Berg	56	Member	2011
John Carrafiell	49	Member	2012

(ii)	Management post-Merger

Supervisory board and committees

Pursuant to a shareholders agreement entered into on 29 July 2014 between SPG, BNPP and APG with effect on the Settlement Date, the Supervisory Board of Klépierre after completion of the Merger shall be composed of ten members. SPG shall have the right to appoint three of the members of the Klépierre Supervisory Board (including the Chairman of the Supervisory Board, who shall have a casting vote in accordance with French Law), and BNPP and APG shall have the right to appoint one member each.

After completion of the Offer, the Supervisory Board shall be composed as follows:

-	David Simon

-	Steven E Fivel

-	François Kayat

-	Dominique Aubernon

-	John Carrafiell

-	Catherine Simoni

-	Rose-Marie Van Lerberghe

-	Bertrand Jacquillat

-	Bertrand de Feydeau

-	Jeroen Drost

SPG, BNPP and APG shall also have the right to have their representatives in the Supervisory Board be appointed in the Investments Committee.

Management team

After completion of the Offer, a fourth board member will be appointed to the Management Board.

The Management Board shall be composed as follows:

-	Laurent Morel

-	Jean-Marc Jestin

-	Jean-Michel Gault

-	David Armitage

(iii)	Remuneration of company officers

On the date hereof, no compensation has been promised to any member of the Klépierre Management Board or the Klépierre Supervisory Board which will be granted if the Merger is completed.

If a compensation were to be granted at a later stage to any members of the Klépierre Management Board or the Klépierre Supervisory Board, it would be decided in 2015 after the completion of the Offer, by the Klépierre Supervisory Board following the recommendation of the Nomination and Compensation Committee or by the shareholders of Klépierre.

(d)	Changes to the market capitalisation of the two companies

The price of the Klépierre Share was €36.355 at the close of trading on 28 July 2014, before the announcement of the Operation. Based on a number of 199,470,340 Klépierre Shares, Klépierre’s stock market capitalisation was therefore €7.252 billion on this date. Corio’s share price on the same date was €35.840 and, based on a number of 100,776,951 Corio Shares, its stock-market capitalisation therefore totalled €3.607 billion.

On the Effective Date, there will be 314,356,064 ordinary shares of Klépierre compared to 199,470,340 shares on the date of this document.

In accordance with the regulatory provisions, on the basis of the stock price of the companies as of 28 July 2014 and excluding the implicit valuation of Corio resulting from the Operation, Klépierre’s stock-market capitalisation will total €10.9 billion after the Merger.

(e)	Effect on the calculation of net earnings per share

	Average number of shares over H1 2014 (in million)	Recurring net profit[7] attributable to equity holders of the parent as of 30 June 2014 (in millions of euros)	Recurring net profit per share[8] attributable to equity holders of the parent as of 30 June 2014 (in euros)
Klépierre before the Merger	195.7	206.2	1.05
Corio before the Merger	98.7	122.6	1.24
After the Merger (Klépierre and Corio)	308.3	328.8	1.07

(f)	New orientations planned

The new orientations planned are presented in paragraph 3.1.2.

[7]	Net current cash flow for Klépierre; Direct result for Corio
[8]	Net current cash flow per share for Klépierre; Direct result per share for Corio

(g)	Possible restructuring, the profits and the dividend distribution policy

Restructuring

As at the date hereof, no restructuring plan has been decided.

Dividend distribution policy

The dividend distribution policy of Klépierre is currently based, among other things, on the annual net current cash flow (group share), its financial structure, its investment policy as well as the distribution requirements of the tax regimes applicable to Klépierre. Klépierre’s current dividend policy is based on approximately 80% pay-out ratio of group share net current cash flow.

The proposed dividend target for Klépierre, with distributions made on an annual basis, will be also appreciated in consideration of Corio’s current dividend policy with a view to comply with the FBI requirements and distribute 80%-90% of its net current cash flow. Klépierre intends to ensure that shareholders benefit from a recurring and growing income over the long term.

3.5.2.	Intentions of Corio’s shareholders who will hold more than 10% of the capital in the merged entity

Pursuant to an irrevocable undertaking relating to the Offer entered into on 29 July 2014 between Klépierre and APG, which will hold 13.48% of the merged entity’s capital, has undertaken not to, directly or indirectly, dispose of, agree to dispose of (other than to Klépierre or any designated group company, as the case may be) or otherwise deal in any manner in any securities in Corio or financial instruments relating to such securities until Klépierre declares the Offer unconditional.

Furthermore, pursuant to a shareholders agreement relating to the Company’s shares entered into on 29 July 2014 between SPG, BNP and APG with effect on the Settlement Date (the “Shareholders’ Agreement”), APG has undertaken, from the first of (i) the date on which the Merger between Klépierre and Corio becomes effective and (ii) the settlement date of the Offer, and for a period of six months from this date, not to, except with the prior written consent of SPG and BNP, transfer, directly or indirectly, or cause any entity affiliated with APG, respectively, any securities or voting rights of Klépierre it holds, except to an affiliated entity.

Moreover, according to the Shareholders’ Agreement9, in addition to the provisions relating to the governance exposed in paragraph 3.5.1.c), the Shareholders’ Agreement contains the following provisions:

Right of first offer

For all the duration of the Shareholders’ Agreement, and subject to limitative exceptions, (i) the APG Group and the BNPP Group have undertaken to grant to the SPG Group, and (ii) the SPG Group has undertaken to grant to the APG Group, a right of first offer on all of the shares that may be sold by the selling entity.

For more details on the right of first offer, please refer to the description of the shareholders’ agreement available on the AMF website (http://www.amf-france.org/) pursuant to article L. 233-11 of the French commercial code.

No concert action

BNPP, SPG and APG acknowledge and agree that they are not acting in concert with any of them in respect of the Company.

[9]	See decision AMF 214C2161 dated 16 October 2014

Termination of double voting rights

The Shareholders’ Agreement provide that, on the general meeting approving Klépierre’s 2014 annual accounts at the latest, Klépierre’s shareholders meeting shall vote on a modification of the by-laws in order to exclude the application of art. L.225-123 of the French commercial code, which provides for the automatic grant of double voting rights in case of detention by a shareholder of its shares under registered form for a period of two years.

Duration

The Shareholders’ Agreement shall enter into force at the Settlement Date of the Offer for a period of ten (10) years and shall terminate towards a party if such party owns less than 5% of the share capital and voting rights of Klépierre.

PRESENTATION OF THE ACQUIRING COMPANY: KLEPIERRE

Detailed information on Klépierre’s operating activity, legal situation, consolidated financial statements, statutory auditors’ reports and related documents, recent changes and future outlooks are presented in the following documents, which are incorporated in this document by reference:

•	the 2011 Klépierre Registration Document;

•	the 2012 Klépierre Registration Document;

•	the 2013 Klépierre Registration Document; and

•	the Update to the Klépierre Registration Document;

The documents are available on the AMF website (www.amf-france.org), by making an ordinary written request, by telephoning, or by going to Klépierre’s head office (26, boulevard des Capucines – 75009 Paris, France) or by consulting Klépierre’s website (www.klepierre.com).

4.1. Risk factors associated with the Operation

In addition to the risk factors described (i) in Chapter 3 (pages 109 to 116) of the 2013 Klépierre Registration Document and the Update to the Klépierre Registration Document and (ii) in the “RISK MANAGEMENT AND INTERNAL CONTROL SYSTEMS “ section (pages 68 to 70) of the 2013 Corio Annual Report, which are incorporated by reference in this document, the risk factors stated below, as well as the other information contained in this document must also be taken into account.

All the material risks which Klépierre and Corio have identified to date in this document are described in the documents cited in the above paragraph as supplemented by the information below. However, the shareholders’ attention is drawn to the fact that the list of risks appearing in these documents is not exhaustive and that there may exist other risks not presently identified or deemed immaterial by the two companies at the date of the present Document E and that could also have an adverse effect on the Combined Entity business activity. If one of these risks, one of the risks below, or one of the risks described in the documents listed above occurred, this could have an effect on the activities, financial position, results and outlook for Klépierre and Corio, and the new entity post-merger.

Risks related to the Klépierre’s securities of which the admission to trading is requested

•	Dilution of the existing shareholders of the Company as a consequence of the issue of the New Shares

The issue of the New Shares implies the issue of 114,885,724 shares, which represent 36.5 % of the share capital and 36.5 % of the voting rights of Klépierre on the basis of the share capital and the voting rights on 30 September 2014.

•	The volatility and liquidity of Klépierre’s shares may fluctuate significantly

In recent years, stock markets have experienced significant fluctuations, often bearing no relation to the results of the companies whose shares were traded. Market fluctuations and general economic conditions may increase the volatility of Klépierre’s shares. The market price of Klépierre’s share price may fluctuate significantly in response to various factors and events, including the risk factors described in the 2013 Klépierre Registration Document, as well as the liquidity of the market for the Klépierre’s shares.

•	The stock price of the Company’s shares may decrease further to the increase in the number of outstanding shares

The number of shares of the Company admitted to trading on the regulated markets of Euronext Paris and Euronext Amsterdam shall increase further to the settlement of the Offer. The increase in the number of shares of the Company, or the perception of such increase by the market, may have a negative impact on the stock price of the Company’s shares. Furthermore, the Company may have, at some point in the future, to issue securities or any other equity-related instruments in order to finance its operations. This may have a negative impact on the market or on the stock price of its shares.

Risks related to the merger with Corio

•	The completion of the Merger is subject to a certain number of conditions precedent

As at the date hereof, it is not possible to ascertain the certainty of the Merger, such Merger being subject to the satisfaction of a certain number of conditions precedent listed in section 3.2.1.

•	A downgrade of the Group or of the Combined Entity in relation to Klépierre’s rating may lead to additional costs for future financing needs

Klépierre’s ratings by Standard & Poor’s and Moody’s may be negatively affected after the announcement of its integration with Corio. Those rating agencies may therefore give Klépierre lower rating after the completion of the Offer or of the Merger. Such downgrade may affect the Group or the Combined Entity’s ability to finance its business or take out loans in the future. Notably, a downgrade of Klépierre’s rating by Standard & Poor’s, which placed Klépierre’s rating under negative watch after the announcement of the Operation, may lead Klépierre to finance itself at less favorable conditions. The financial covenants of Klépierre do not however contain any acceleration clause in case of downgrade of Klépierre. Moreover, as at the date of this Document E, Klépierre does not use its existing credit lines. As a consequence, Klépierre considers that a downgrade would have a limited impact on its liquidity risk.

•	The value of Klépierre Shares issued in consideration of the Operation may vary

At the date of the Merger Protocol, 1.14 New Shares will be exchanged for every Corio Share. As this exchange ratio has been set, the number of Klépierre Shares to be received by Corio shareholders in the context of the Offer or the Merger will remain unchanged even if the market value of Klépierre Shares changes after 28 July 2014, the date on which the Exchange Rate was approved.

No adjustment will be made in the Exchange Ratio in the event of fluctuations in the market price of Klépierre or Corio Shares. These fluctuations may adversely affect the market value of Klépierre Shares (including the market value of the New Shares).

The market value of Klépierre Shares at the date of the Offer, at the date or the Merger and once the Merger becomes effective may be lower than the market value of Klépierre Shares on the 28 July 2014, at the date of the present Document E or at the date of the Merger Proposal in case of realization of the Merger.

For information, the Klépierre Share price closed at €36.4 on 28 July 2014, the last trading day before the announcement of the proposed Merger. On 24 October 2014, the last full trading day for Klépierre Shares at the date of this Document E, the Klépierre share price closed at € 33.345.

•	The minority shareholders may want to transfer the ownership of the Klépierre Shares (including the New Shares) issued in the context of the Merger

The minority shareholders that may receive Klépierre Shares in the context of the Merger and that are bound by no lock-up commitment relating to their Klépierre Shares may decide to trade on the market or over the counter part or all of their Klépierre Shares, which may have a significant negative impact on the market price of Klépierre Shares.

•	Risks attached to the registration of the Merger both in the Netherlands and France

The Merger is a cross-border merger. Therefore, even though this Merger is largely governed by the European Directive 2005/56/EC dated 26 October 2005, merging entities shall also comply with specific requirements provided by Dutch and French laws and regulations in order for the Merger to be completed. These dual-track requirements may result in a delay in the completion of the Merger. In the event the Merger would not have been implemented within six months following the date of Corio EGM, i.e. on 27 April 2015, the Merger will be deemed as not implemented.

•	Risks relating to the integration of the activities of the two companies, costs relating to this integration and achieving synergies

Klépierre has identified potential synergies in relation to the integration of Corio of approximately €60 million in run-rate, to be reached in 3 to 5 years.

Nevertheless, the amount and the date of realization of the expected synergies rely on a certain number of assumptions that may not be realized. The materialisation of the benefits of the Merger will partly depend on Klépierre’s and Corio’s activities being quickly and effectively integrated.

The group formed from the Offer (the “Group”) or from the Merger (the “Combined Entity”) could encounter difficulties in harmonising its activities and may not achieve all or some of the synergies and benefits expected. The risk factors that may affect the benefits and synergies expected include, notably, the following potential difficulties:

•	Implementing synergies within a consolidated entity operating on an extended space and overcoming difficulties arising from the management of an accrued staff scattered over various geographical areas;

•	Coordinating the business and the staffs of Klépierre and Corio;

•	Implicating the staff and focusing the managing team on those issues.

The success of the Group or of the Combined Entity (in case the Merger becomes effective) will in large part depend on its ability to effectively manage the expanded group after the Operation.

Until Klépierre acquires more than 95% of Corio’s share capital, Corio Shares will keep a separate listing, which could lower or delay the ability of the parties involved to implement the expected synergies and cost reductions.

The integration of Klépierre and Corio’s business may even lead to cost increases, due to, notably:

•	loss of key personnel of the two companies and their subsidiaries that the Group or the Combined Entity would fail to retain, including the members of the Management Board and of the Supervisory Board in charge of the management of the Group or of the Combined Entity;

•	differences in the norms, controls and procedures currently in force, in the current policies, corporate cultures and remuneration structures, as well as the need to design, integrate and harmonize a set of operating procedures and systems, notably financial, accounting and information systems, specific to Corio or Klépierre;

•	the necessity for the manager of the Group or of the Combined Entity to focus on the issues relating to the integration, which could divert their attention from their other tasks.

For the above-mentioned reasons, the integration and the expected benefits may not be fully achieved. Furthermore, the cost reductions and the positive impacts expected on an operational level may be inferior to current expectations or achieved over a larger span of time. In case the amount of the announced synergies is not reached, or is reached beyond the expected timeframe, it could have a significant material impact on the business, operating results, financial position, prospects and image of the Group’s or of the Combined Entity (in cas the Merger becomes effective).

•	Any delay in carrying out the Merger could reduce the benefits expected from the Merger

The completion of the Operation, and in particular of the Merger, is subject to a certain number of conditions precedent beyond the control of Klépierre or Corio. These conditions may prevent, delay or affect the completion of the Merger. Any delay in carrying out the Merger may reduce the synergies and benefits that Klépierre and Corioexpect to obtain from a Merger carried out in accordance with the proposed timetable and from a successful integration of their respective businesses.

•	Uncertainties tied to the Merger may have a significant negative effect on Klépierre and Corio’s relations with some of their customers or strategic partners.

While in progress, the Merger may adversely affect relations with certain customers, strategic partners and employees of Klépierre and Corio, which may have a negative impact on revenue, earnings and cash flows from operating activities of Klépierre and Corio, and on the market value of their respective shares, whether or not the Merger is completed.

•	The income and financial situation of Klépierre may differ significantly from those exposed in the non-audited summarized consolidated pro forma financial statements relating to the integration of Corio included in the Securities Notes

The pro forma financial information presented by Klépierre section 5 of this Document E has a purely illustrative value and, due to its nature, describes a hypothetical situation. As a result, it does not reflect the actual consolidated operating income or financial statements of the Combined Entity in the hypothesis the integration of Klépierre’s and Corio’s business had been completed during the period considered. They do not reflect, either, the future operating results or financial situation of the Combined Entity. The pro forma financial statements do not take into account, either, non-current elements such as expenses linked to the change of control or integration costs that may arise from the reunion with Corio. Furthermore, the financial effects of any rationalization or synergy are not reflected in the non-audited summarized consolidated pro forma financial statements. As a consequence, the income and financial situation of Klépierre may differ significantly from those exposed in the non-audited consolidated pro forma financial statements relating to the integration of Corio included in the Securities Notes.

•	Certain agreements containing clauses likely to be triggered within the context of the Merger may be terminated under the Merger

Klépierre has entered into, in the ordinary course of its business, agreements containing change of control clauses or transfer clauses under the condition of the approval from its co-contractor. The Merger may imply that some amounts due by Klépierre will become immediately payable or may authorize its cocontractor to terminate the agreement.

Corio has also entered into, in the ordinary course of its business, agreements containing change of control clauses or transfer clauses under the condition of the approval from its co-contractor. The Merger may imply that some amounts due by Corio will become immediately payable or may authorize its cocontractor to terminate the agreement.

Klépierre and Corio may not be successful in obtaining the consent of contracting parties or may be prompted, in order to obtain consent for the transfer of the agreements, to renegotiate terms that may be less favourable than those agreed previously. In addition, the fact that some amounts might become immediately payable may have a material adverse effect on Klépierre’s results and the financial situation.

The occurrence of one or several of these risks may have a material adverse effect on the activity of the combined entity, its results, its financial situation and its perspectives.

•	Tax risks factors

A more detailed analysis of the FBI regime is provided under Sections 10.6.2 and 10.6.3 of the Securities Note.

Klépierre and Corio have obtained confirmation for the Dutch administration that Corio (and its subsidiaries subject to the same regime) may maintain their FBI status for the period obtained by Klépierre to allow it to fulfil the conditions necessary for Klépierre to obtain this tax regime.

In order for Klépierre to obtain the FBI status, among certain other conditions with which Klépierre must comply, its activities would need to comply with the FBI activities test (« passive investment activities ») as stated by Dutch law . In this respect, Klépierre will have to take appropriate measures in order to elect for the FBI status which may result, as the case may be, in a significant effect with respect to its results derived from these activities or its financial situation. Klépierre has obtained approval from the relevant Dutch authorities granting to Klépierre a period after the Offer to meet all requirements.

If Klépierre does not meet all conditions to qualify as an FBI in accordance with what has been agreed with the Dutch authorities, Corio and its relevant Dutch subsidiaries will no longer qualify as an FBI effective its 2015 accounting year.

The loss of the FBI regime would trigger for Corio (and its subsidiaries having elected for the FBI status) a wider effective Dutch tax liability including, but not limited to, the payment of Dutch corporate income tax at the standard rate in respect of any income or capital gain relating to Dutch real estate properties with a retroactive effect as from its 2015 accounting year. Furthermore, any capital gain relating to an asset or liability of Corio (and of its subsidiaries having elected for the FBI status) accrued in respect of past fiscal years could be subject to Dutch corporate income tax at the standard rate in the event of a future triggering event for Dutch tax purposes.

4.2. Statement on net working capital

Klépierre declares that it believes that the Group’s net working capital is sufficient to fulfill the Group’s obligations for the next 12 months.

Klépierre declares that, in its opinion, the working capital available to Klépierre following the Merger will remain sufficient to meet its requirements over a period of 12 months from the date of this document.

4.3. Capitalization and indebtedness

The consolidated shareholders’ equity and the consolidated net debt as of 30 September 2014 are as described below:

Summary table of consolidated shareholders’ equity and debt

In accordance with the recommendations of ESMA (European Securities and Markets Authority) (ESMA/2013/319/paragraph 127), the following table shows the unaudited consolidated shareholders’ equity (which do not include the results of the current financial year) and the consolidated net financial debt of the Company as derived from the non-audited consolidated financial statements as at 30 September 2014. There has not been any material change in the shareholders’ equity and the consolidated net financial debt since 30 September 2014.

In millions of euros (IFRS)	30 September 2014 (unaudited)
1. Shareholders’ equity and debt
Total current debt	787
Guaranteed	20
Secured	5
Unguaranteed / Unsecured	762
Total non-current debt	4,833
Guaranteed	1.361
Secured	42
Unguaranteed / Unsecured	3,431
Total equity	1,803
Share capital	279
Treasury shares	1,774
Statutory reserves	28
Other reserves and net results – attributable to the Group	-278
2. Net Financial debt

A – Cash	132
B – Cash equivalents	9
C – Trading securities	0
D – Liquidities (A+B+C)	141
E – Current financial receivable	0
F – Current bank debt	30
G – Current portion of non current debt	35
H – Other current financial debt	722
I – Current financial debt (F+G+H)	787
J – Net current financial indebtedness (I-E-D)	646
K – Non current bank loans	1,276
L – Bonds issued	3,482
M – Other non current loans	75
N – Non current financial indebtedness (K+L+M)	4,833
O – Net financial debt (J+N)	5,479

4.4. Interests of individuals and legal entities taking part in the transaction

Not applicable.

4.5. Expenses related to the Merger

The total amount of expenses in connection with the Merger is estimated at approximately € 5 million.

No expenses shall be borne by the shareholders of Corio or Klépierre.

4.6. Dilution

Impact of the Merger on the share of consolidated equity of the Group for a holder of one Klépierre Share

As an indication, the following chart describes the impact of the issue of 114,885,724 New Shares, in the context of the Offer and the Merger, on the portion of the consolidated shareholder’s equity per share. This calculation has been made using non-audited consolidated financial statements as at 30 June 2014 and is based on a share capital of the Company composed of 199,470,340 shares (excluding treasury shares).

	Portion of consolidated shareholder’s equity per share as of 30/06/2014 (in euros)
	Non-diluted basis	Diluted basis
Before the issuance of the 114,885,724 New Shares	26.58	26.68
After the issuance of the 114,885,724 New Shares	30.19	30.23

Impact of the Merger on the situation of a shareholder holding 1% of Klépierre’s share capital prior to the transaction

The following chart describes the dilution resulting from the issue of 114,885,724 New Shares, in the context of the Offer and the Merger, for a shareholder holding 1% of the share capital of the Company and not acquiring New Shares as a result of the Offer or the Merger. This calculation has been made using non-audited consolidated financial statements as at 30 June 2014 and is based on a share capital of the Company composed of 199,470,340 shares (excluding treasury shares).

	Shareholder participation (in %)
	Non-diluted basis	Diluted basis
Before the issuance of the 114,885,724 New Shares	1.00%	0.99%
After the issuance of the 114,885,724 New Shares	0.63%	0.63%

As of 29 July 2014, APG is Corio’s largest shareholder with a 30.6% interest, and Klépierre largest shareholders are Simon Property Group, with a 29.4% interest in the Company, and BNP, with a 21.7% interest in the Company.

After the Merger, if it becomes effective, Simon Property Group, BNP and APG will respectively hold 18.5%, 13.7% and 13.6% of adjusted shares of Klépierre (on the basis of Corio’s and Klépierre’s outstanding number of shares excluding treasury shares).

NON-AUDITED PRO FORMA FINANCIAL INFORMATION AT 30 JUNE, 2014

5.1. Introduction

The Pro Forma Financial Information has been prepared for the consolidated pro forma balance sheet and the pro forma profit and loss statement (using the Cost Model and as additional information the Fair Value Model) of Klépierre after taking into account the effects of the combination of Klépierre and Corio.

The purpose of the Pro Forma Financial Information is to illustrate the effect of the combination of Klépierre and Corio on the historical accounting and financial information of Klépierre for the period from January 1st to June 30, 2014. They are not necessarily representative of the financial situation and performance that could have been observed if the combination had been undertaken as of January 1st, 2014. The Pro Forma Financial Information neither takes into consideration the effects of expected synergies, nor the costs incurred to achieve these synergies or related to the combination.

The Pro Forma Financial Information consists of:

•	Consolidated pro forma financial statements (pro forma consolidated balance sheets as of June 30, 2014 (Cost Model), consolidated pro forma income statements for the period from January 1st to June 30, 2014 (Cost Model), additional information at Fair Value and related notes) reviewed by Deloitte & Associés and Mazars (the “Consolidated Pro Forma Financial Statements”);

•	Consolidated pro forma key indicators as of June 30, 2014:

•	Recurring Net Profit per share (group share);

•	Loan-to-value ratio and Interest Cost Ratio;

•	EPRA NNNAV per share.

The Pro Forma Financial Information has been prepared on the assumption that the business combination took place on January 1st, 2014, based on the conditions of the Operation.

The Pro Forma Financial Information has been prepared and presented assuming that Klépierre will acquire 100% of the Corio Shares following the completion of the Operation. The value of Klépierre Shares retained for the preparation of the Pro Forma Financial Information is estimated at 36.36 euros, corresponding to the closing share price as of July 28th, 2014, the last trading day before the Announcement of the Offer on July 29th, 2014.

The Pro Forma Financial Information gives no information of the results and future financial situation of the activities.

The financial information related to Corio in this Pro Forma Financial Information has been sourced from the company’s Half-Year 2014 Financial report, in particular the consolidated condensed financial statements as of June 30, 2014, except for the purpose of the pro forma key indicators where investment properties value including transfer taxes have been provided by Corio.

The statutory auditors from Klépierre have issued on October 24, 2014 a report on the Pro Forma Financial Information, which does not contain any observation.

5.2. Consolidated Pro Forma Financial Statements of Klépierre

a)	Consolidated Pro Forma Balance Sheet as of June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014
Goodwill and Intangible assets	10.5.2 c	169		169	78		78	0	551	798
Property, plant, and equipment		14		14	21		21			35
Investment property	10.5.2 b	8 710		8 710	5 790	-68	5 722			14 432
Investment property under construction		326		326	631		631			956
Equity method securities	10.5.2 b	465		465	373	-5	368			833
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		51		51	30		30			82
NON-CURRENT ASSETS		10 024	0	10 024	7 063	-73	6 990	0	551	17 564

Investment property held for sale		322		322	0		0			322
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		330		330	183		183			513
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190
CURRENT ASSETS		838	0	838	205	0	205	0	0	1 043

TOTAL ASSETS		10 862	0	10 862	7 268	-73	7 195	0	551	18 608

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a,b	-273	25	-248	1 042	-65	977	-1 042		-313
Consolidated earnings	10.5.2 a,b	703	-25	678	56	-1	54			732
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 156	0	1 156	51		51	-51		1 156
SHAREHOLDERS’ EQUITY		3 639	0	3 639	3 626	-66	3 560	-3 626	4 177	7 749

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and other non-current liabilities		126		126	37		37			163
Deferred tax liabilities	10.5.2 b	315		315	346	-7	339			654
Non-current derivatives		158		158	26		26			184
NON-CURRENT LIABILITIES		5 778	0	5 778	3 032	-7	3 025	0	0	8 803

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48
CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		10 862	0	10 862	7 268	-73	7 195	-3 626	4 177	18 608

b) Consolidated Pro Forma Income Statement for the period January 1st to June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO				TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS	PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014		June 30, 2014
Lease income		443	-42	402	215	0	215		616
Land expenses (real estate)		-4	0	-4	0	-5	-5		-9

Non-recovered rental expenses		-18	2	-17	-12		-12		-28
Building expenses (owner)		-23	1	-22	-26	16	-10		-32
NET RENTS	10.5.2 a	399	-39	360	177	11	188	0	547

Management, administrative and related income		34	-2	32	0	14	14		47
Other operating revenue		7	-1	5	0		0		5
Change in fair value of investment property	10.5.2 b	0		0	-80	80	0		0
Survey and research costs		-2		-2	0		0		-2
Payroll expenses		-55	1	-54	-27		-27		-81
Other general expenses		-23		-23	-19	1	-18		-40
Charges to third/related parties		0		0	8	-8	0		0
Charges to property operating expenses		0		0	11	-11	0		0
Charges to IP/PPE/intangibles		0		0	6	-6	0		0
Depreciation and impairment allowance on investment property	10.5.2 b	-172		-172	0	-68	-68		-240
Depreciation and impairment allowance on intangible assets and property, plant and equipment		-6		-6	0		0		-6
Provisions		-1		-1	0		0		-1
Proceeds from disposal of investment properties and equity investments		1 952		1 952	395		395		2 348
Net book value of investment properties and equity investments sold		-1 103		-1 103	-401	-1	-402		-1 505

Income from disposal of investment property and equity investments		849		849	-6	-1	-7		842
Goodwill impairment		0		0	-1		-1		-1
OPERATING INCOME		1 030	-41	989	69	12	81	0	1 070

Net dividends and provisions on non-consolidated investments		0		0	0		0		0
Financial income		57	0	57	55				61
Financial expenses		-188	10	-178	-50		-50		-228
Net cost of debt	10.5.2 a	-131	10	-122	-45		-45		-167
Change in the fair value of financial instruments		-12	-1	-13	15		15		2
Effect of discounting		0		0	0		0		0
Share in earnings of equity method investees	10.5.2 b	3		3	32	-20	12		16
INCOME BEFORE TAX		890	-33	858	71	-8	63	0	921

Corporate income tax	10.5.2 a, b	-22	1	-21	-16	7	-10		-30

NET INCOME OF CONSOLIDATED ENTITY		868	-32	837	55	-1	54	0	891

Of which
Group share		703	-25	678	56	-1	54	0	732
Non-controlling interests		166	-7	159	-1	0	-1		158

5.3. Notes to the Pro Forma Financial Information

a) Assumptions

The acquisition of Corio is subject to approval of the Operation by Klépierre’s shareholders’ meeting. The Pro Forma Financial Information is based on the assumption that the shareholders of Klépierre will approve the Operation, and that the other Offer Conditions will be satisfied or waived.

This acquisition is based on the following assumptions:

•	A Klépierre capital increase reserved for Corio’s shareholders with the issue of a maximum of 114,885,724 new shares in respect of the Offer;

•	Since the results of the Offer are not known on the date hereof, the Pro Forma Financial Information has been prepared and presented assuming that Klépierre will acquire 100% of the Corio Shares following the completion of the merger.

The Consolidated Pro Forma Financial Statements have been prepared on the basis of:

•	Condensed consolidated financial statements of Klépierre as of June 30, 2014, approved by the management board and prepared in accordance with International Financial Reporting Standards as adopted by the EU. These financial statements have been reviewed by Deloitte & Associés and Mazars in accordance with auditing standards as applied in France;

•	Condensed consolidated financial statements of Corio as of June 30, 2014, approved by the management board and prepared in accordance with International Financial Reporting Standards as adopted by the EU. These financial statements have been reviewed by PricewaterhouseCoopers Accountants N.V. in accordance with auditing standards as applied in the Netherlands.

Restatements of the Carrefour transaction:

On April 16, 2014, Klépierre finalized the sale of a portfolio of 126 shopping centers to a consortium led by Carrefour for 2 billion euros (value of assets). In the context of Pro Forma Financial Statements and for the purposes of presentation of more accurate information on revenues and charges of the group, the disposal to Carrefour, considered as significant, has been presented as effective on January 1st, 2014 in the Pro Forma Financial Statements. As consequence, all operating results of these disposed assets were restated. The capital gain on this disposal was recorded as effective as of January 1st 2014 and consequently maintained in the Pro Forma Financial Statements. The bank loans repaid during the period following the Carrefour transaction have been considered as repaid on January 1st 2014. In addition, the group’s hedging position that was restructured during the period in the context of the Carrefour transaction, have been considered as restructured on January 1st 2014, for the part of financial instruments that were unwind during the semester. Indeed, most of the net proceeds from the Carrefour transaction were employed to repay part of the floating-rate debt maturing in 2014 and in 2015 and to unwind 1.3 billion euros worth of payer swaps reclassified as trading swaps as of December 31, 2013. In addition, 550 million euros of cash-flow hedge swaps were early-terminated. These operations have been restated in the Pro Forma Income Statement as follows:

•	4.5 million euros of interest charges booked during the period and concerning the reimbursed 1.3 billion euros bank loans have been offset;

•	3.9 million euros of interest charges booked during the period and concerning the 1.3 billion euros of unwind payer swaps, have been restated. In addition, the profit of 1.2 million euros, corresponding to the fair value movement of these swaps from January 1st to the date of early termination, has been offset.

•	6 million euros of interest charges booked during the period for the early-terminated 550 million euros of cash-flow hedge swaps, have been restated. The amortization of the early-termination payment has been calculated since January 1st, resulting in additional charge of 4.9 million euros.

The total impact of the Carrefour transaction restatements has been booked in consolidated reserves.

b) Accounting Principles Used for the Preparation of the Consolidated Pro Forma Financial Statements

The Consolidated Pro Forma Financial Statements have been prepared and are presented on the basis of accounting principles of Klépierre as described in its consolidated financial statements as of December 31st 2013.

The main difference in the accounting principles used by Corio and as described in its consolidated financial statements for the year ended December 31st, 2013 compared to the accounting principles used by Klépierre concerns the application of IAS 40, as Corio have opted for the application of the Fair Value model for the accounting of investment properties while Klépierre has opted the application of the Cost Model for the accounting of investments properties. Consequently, Corio’s consolidated financial statements have been restated to present the investments properties according to Cost Model.

For the purpose of Pro Forma Financial Statements, the restatement of Corio’s investments properties under Cost Model has been performed based on the Fair Value of assets as of June 30, 2014. This Fair Value of assets has been considered more accurate, because the closest to the Fair value of Corio Investments properties compared to the Fair Value assets as of January 1st 2014 (pro-forma acquisition date). In the context of Pro Forma accounts the transaction is considered effective as of January 1st, 2014, consequently an amortization charge has been estimated for Corio’s investment properties for the period from January 1st to June 30, 2014.

In addition, the fair value movement of investment properties as presented in Corio’s half-year 2014 Condensed Consolidated Financial Statements has been offset through consolidated reserves. The same restatements were performed for the entities consolidated under equity method. The total impact of restatements recorded through consolidated reserves stand at 65 millions of euros

No significant intra-group transactions have been identified between Klépierre and Corio.

c) Application of IFRS 3 — Business Combination and Calculation of Goodwill

Business Combination

The principles applied to account for the consolidation of Corio are those defined in accordance with IFRS 3 — Business Combinations. The difference between the net fair value of assets, liabilities and contingent liabilities of Corio and the purchase price for Corio Shares is recognized as goodwill, which will be subject to impairment tests.

In consideration of the terms and characteristics of the Offer and for the purpose of the Consolidated Pro Forma Financial Statements, Klépierre has been considered as being the acquirer.

The cost of the business combination is assumed to be equal to the market value of the shares of Klépierre to be issued in exchange for the shares of Corio.

For the purpose of the Consolidated Pro Forma Financial Statements, the cost of the Corio Shares has therefore been determined on the basis of:

•	The Exchange Ratio of 1 Corio Share for 1.14 Klépierre Shares;

•	A market value of Klépierre Shares issued in exchange for 100% of Corio Shares of 36.36 euros per share corresponding to the closing share price as of July 28, 2014, the last trading day before the announcement of the Offer on July 29, 2014.

The costs related to the transaction and the issuance costs were not taken into account in the consolidated Pro Forma Financial Statements.

The estimated aggregate cost of the business combination has been calculated as follows:

Number of Corio shares as of June 30, 2014(1)	100 776 951
Exchange ratio into Klépierre shares(2)	1,14
Number of Klépierre shares to be issued	114 885 724
Klépierre Stock share price(3) (in euros)	36,36
Market value of the Klépierre shares to be issued in exchange of Corioshares (in millions of euros)	4 177

Total cost of the business combination (in millions of euros)	4 177

Notes:

(1)	As reported by Corio as of June 30, 2014
(2)	Exchange ratio as defined in this document
(3)	The value of Klépierre Shares issued in exchange of the Corio shares held by its shareholders in consideration for the Offer and the Operation will be based on the quoted price as of the closing date of the Offer and of the effective date of the Merger. The share price used herein is the last closing price of Klépierre prior to announcement i.e. July 28, 2014. The actual cost of the business combination may therefor differ from the estimated cost presented herein.

Based on the calculation presented above, the total cost of the business combination is estimated at 4,177 million euros.

Calculation of the Goodwill

The net fair value of assets, liabilities and contingent liabilities of Corio are provisionally estimated based on the corresponding values reflected in Corio’s Condensed Consolidated Financial Statements as of June, 30 2014. Consequently the goodwill is estimated at 551 million euros as the result of the difference between the estimated cost of the business combination of 4,177 million euros (see paragraph above) and the equity of Corio of 3,626 million euros as of June 30, 2014.

Estimated goodwill is calculated as follows (in millions of euros):

Total estimated cost of the business combination	A	4 177
Equity Corio as of 30 June 2014	B	3 626

Estimated goodwill	C=A-B	551

The acquisition price allocation to Corio’s fair value for the purpose of preparing the Consolidated Pro Forma Financial Statements has not been performed at this stage. The final calculation and allocation of the goodwill, which will be performed in the future Consolidated Financial Statements of Klépierre after the completion of the Operation, may significantly differ from the Consolidated Pro Forma Financial Statements.

5.4. Consolidated Pro Forma Key Indicators as of June 30, 2014

The following tables present a selection of unaudited key indicators for Klépierre and Corio. These key indicators include:

•	Recurring Net Profit per share;

•	Loan to value and ICR ratios;

•	EPRA NNNAV.

Pro Forma Recurring Net Profit per share (group share)

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
Recurring Net Profit (M€)(1)	186,2	122,6	308,8
Average number of shares(2)	195 732 258	112 494 378	308 226 636

Recurring Net Profit / share (in euros)	0,95	1,09	1,00

(1)	including restatements of Carrefour transaction
(2)	Corio average number of share estimated based on an exchange ratio of 1.14 Klépierre share for 1 Corio share.

Loan to Value and ICR Ratios

The Loan to value and ICR pro forma ratios presented below were estimated according to Klepierre group definitions and policy:

in millions of euros	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
Net financial debt(1)	5 723	2 955	8 678
Gross market value of properties(2)	14 330	7 127	21 457

Net financial debt / Gross Market Value of properties	39,9%	41,5%	40,4%

(1)	Including cash and cash equivalents according to Klépierre group policy
(2)	Including transfer taxes

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
EBITDA (in millions of euros) (3)	321,5	169,6	491,1
Net financial costs (in millions of euros)	95,5	46,0	141,5

ICR	3,4	3,7	3,5

(3)	EBITDA being defined as Operating Income excluding i)Change in fair value of investment properties; ii) Depreciation and impairment allowance on investment property; iii) Income from disposal of investments property and equity investments; and including Share of direct result of equity accounted investees

EPRA NNNAV per share

It is also assumed that, despite differences in methodology, the pro forma NNNAV per share Klépierre is equal to the sum of the standalone NNNAV of Klépierre and Corio as at June 30, 2014 divided by the pro forma fully diluted number of shares.

	KLEPIERRE		CORIO		PRO FORMA KLEPIERRE & CORIO
in millions of euros	June 30, 2014		June 30, 2014		June 30, 2014
Consolidated shareholders’ equity (group share)		2 482		3 574		6 057

Unrealized capital gains on holdings (duties included)		3 463	—	71		3 392
Fair value of financial instruments		109		25		133
Deferred tax on asset values on the balance sheet		272		315		587
Reconstitution NAV		6 326		3 843		10 168

Duties and fees on the sale of assets	—	263		—	—	263
EPRA NAV		6 062		3 843		9 905

Effective taxes on capital gains	—	137	—	30	—	137
Fair value of financial instruments	—	109	—	25	—	133
Fair value of fixed-rate debt	—	191	—	274	—	465
EPRA NNNAV		5 626		3 514		9 140

Number of shares, end of period	196 072 738			114 885 724		310 958 462
EPRA NNNAV per share in euros		28,7		30,6		29,4

5.5. Additional financial information regarding the Fair Value model

Klépierre group applies cost model accounting method. The fair value model Balance sheet and Income statements are presented for information purposes only.

Pro Forma Consolidated Balance Sheet as of June 30, 2014 (Fair Value Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June30, 2014			June 30, 2014
Goodwill and Intangible assets	10.5.2 c	165		165	78		78		551	794
Property, plant, and equipment		14		14	21		21			35
Investment property at fair value		12 159		12 159	5 790		5 790			17 949
Investment property at cost model		334		334	631		631			964
Equity method securities		664		664	373		373			1 037
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		56		56	30		30			87
NON-CURRENT ASSETS		13 681	0	13 681	7 063	0	7 063		551	21 294

Investment property held for sale		340		340	0		0			340
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		305		305	183		183			488
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190
CURRENT ASSETS		832	0	832	205	0	205	0	0	1 037

TOTAL ASSETS		14 512	0	14 512	7 268	0	7 268		551	22 331

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a	3 039	25	3 064	1 042		1 042	-1 042		3 064
Consolidated earnings	10.5.2 a	119	-25	94	56		56			150
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 836	0	1 836	51		51	-51		1 836
SHAREHOLDERS’ EQUITY		7 047	0	7 047	3 626	0	3 626	-3 626	4 177	11 224

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and othernon-current liabilities		126		126	37		37			163
Deferred tax liabilities		557		557	346		346			903
Non-current derivatives		158		158	26		26			184
NON-CURRENT LIABILITIES		6 020	0	6 020	3 032	0	3 032	0	0	9 052

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48
CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		14 512	0	14 512	7 268	0	7 268	-3 626	4 177	22 331

Pro Forma Consolidated Income Statements at Fair Value Model as of June 30, 2014

		KLEPIERRE			CORIO				TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS	PRO FORMA KLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014		June 30, 2014
Lease income		443	-42	402	215	0	215		616
Land expenses (real estate)		-3	0	-3	0	-5	-5		-8
Non-recovered rental expenses		-18	2	-17	-12		-12		-28
Building expenses (owner)		-23	1	-22	-26	16	-10		-31
NET RENTS	10.5.2 a	399	-39	360	177	11	188	0	548

Management, administrative and related income		34	-2	32	0	14	14		47
Other operating revenue		7	-1	5	0		0		5
Change in fair value of investment property		37		37	-80		-80		-44
Survey and research costs		-2		-2	0		0		-2
Payroll expenses		-55	1	-54	-27		-27		-81
Other general expenses		-24		-24	-19	1	-18		-42
Charges to third/related parties		0		0	8	-8	0		0
Charges to property operating expenses		0		0	11	-11	0		0
Charges to IP/PPE/intangibles		0		0	6	-6	0		0
Depreciation and impairment allowance on investment property		0		0	0		0		0
Depreciation and impairment allowance on intangible assets and property, plant and equipment		-6		-6	0		0		-6
Provisions		-1		-1	0		0		-1
Proceeds from disposal of investment properties and equity investments		1 952		1 952	395		395		2 348
Net book value of investment properties and equity investments sold		-2 007		-2 007	-401	-1	-402		-2 409
Income from disposal of investment property and equity investments		-54		-54	-6	-1	-7		-62
Goodwill impairment		0		0	-1		-1		-1
OPERATING INCOME		334	-41	293	69	0	69	0	362

Net dividends and provisions on non-consolidated investments		0		0	0		0		0
Financial income		57	0	57	5		5		61
Financial expenses		-188	10	-178	-50		-50		-228
Net cost of debt	10.5.2 a	-131	10	-122	-45		-45		-167
Change in the fair value of financial instruments		-12	-1	-13	15		15		2
Effect of discounting		0		0			0		0
Share in earnings of equity method investees		5		5	32		32		38
INCOME BEFORE TAX		197	-33	164	71	0	71	0	235

Corporate income tax	10.5.2 a	-14	1	-13	-16		-16		-29

NET INCOME OF CONSOLIDATED ENTITY		183	-32	151	55	0	55	0	206

Of which
Group share		119	-25	94	56	0	56	0	150
Non-controlling interests		64	-7	57	-1	0	-1		56

PRESENTATION OF THE DISAPPEARING COMPANY: CORIO

Detailed information on Corio’s operating activity, legal situation, consolidated financial statements, statutory auditors’ reports and related documents, recent changes and future outlooks are presented in the following documents, which are incorporated in this document by reference: the 2011 Corio Annual Report;

-	the 2012 Corio Annual Report;

-	the 2013 Corio Annual Report;

-	the Corio 2014 Half-Year Report.

Corporate documents and information on Corio are available on its website, www.corio-eu.com.

6.1. General information

6.1.1.	Name and corporate headquarters

•	Name: Corio N.V.

•	Registered office: 3511 ED Utrecht, the Netherlands, Stationsplein 97, Duvenborch Building.

•	Corporate seat (statutaire zetel): Utrecht, the Netherlands.

6.1.2.	Date of incorporation and length of life of the company

•	Date of incorporation: 12 September 1978

•	Length of life of the company: indefinite

6.1.3.	Legislation and legal form of Corio

Corio is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands.

6.1.4.	Corporate purpose of Corio

Corio is a retail property company: the object of the company is to invest assets. The investments mainly consist of (in)direct investments in real estate intended for rent.

6.1.5.	Registration number of Corio

•	RSIN (Rechtspersonen Samenwerkingsverbanden Informatienummer): 007018836

6.1.6.	End of the financial year

•	31 December

6.1.7.	Management

(a)	Name and functions of main managers

Corio has a two-tier board structure consisting of the Corio Management Board and the Corio Supervisory Board. The Corio Management Board is the executive body and is responsible for the day-to-day management of Corio and for its strategy, policy and operations. The Corio Supervisory Board supervises and advises the Corio Management Board.

Members of the Corio Management Board

The Corio Management Board currently consists of the following members:

Name	Date of birth	Position	Member since
Gerard Groener	12 October 1958	CEO	1 May 2006
Ben van der Klift	12 July 1959	CFO	1 May 2010
Frédéric Fontaine	11 July 1958	CDO	1 May 2006

Members of the Corio Supervisory Board

The table below lists the members of the Corio Supervisory Board.

Name	Date of birth	Position	Member since
Derk Doijer	9 October 1949	Chairman	1 January 2005
Robert van der Meer	11 June 1949	Vice-chairman	23 April 2004
Gobert Beijer	5 March 1950	Member	17 April 2009
Roel van den Berg	23 August 1957	Member	21 April 2011
John Carrafiell	8 March 1965	Member	1 May 2012

Committees

Corio has an audit committee, a remuneration committee and a selection committee.

The members of the audit committee are Mr. Van der Meer, who serves as chairman of the audit committee, Mr. Mr. Carrafiell and Mr. Doijer. The audit committee assists the Corio Supervisory Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements, the financial reporting process, the system of internal business controls and risk management, internal and external auditors’ qualifications, independence and performance, the process for monitoring compliance with laws and regulations, as well as with respect to financing and the application of information and communications technology.

The remuneration committee currently consists of Mr. Beijer (Chair) and Mr. Van den Berg. The Corio Supervisory Board prepares the remuneration policy for the Corio Management Board based on the recommendation of the remuneration committee. The Corio general meeting adopts the remuneration policy.

The selection committee consists of Mr. Doijer and Mr. Van den Berg. These members of selection committee are responsible for preparing the selection criteria and appointment procedures for the member of the Corio Supervisory Board and the Corio Management Board, periodically evaluating the scope and composition of the Corio Boards, proposing the appointments or re-appointments of members of the Corio Boards and supervising the policy of the Corio Management Board in relation to the selection and appointment criteria for senior management.

(b)	Remuneration of the boards members

Remuneration of the Management Board in 2013

(€ thousands)	Salary	Severance payment/ compensation	Annual cash incentive	Pension charges		Social security Charges	Phantom share plan	Total
G.H.W. Groener	452	—	69	122	*	62	—	705
B.A. van der Klift	312	—	48	62		46	—	468
F.Y.M.M. Fontaine	288	—	45	58		37	—	428
	1,052	—	162	242		145	—	1,601

*	This amount includes other insurances such as disability insurance and a transitional arrangement related to previous changes in legislation.

The Phantom shares awarded in 2013 have a value of € 608,000 (based on a pay-out ratio of 100%).

The Dutch government decided to extend the so-called “crisis tax”. The crisis tax is an additional final levy charge of 16%, payable by the employer in 2014.

The total amount of the crisis tax is € 162,000 of which € 122,000 relates to the Management Board. This amount is included in the social security charges in the table above.

The salary, pension charges and social security charges, excluding the crisis tax charge, have been paid in 2013. The remainder (annual cash incentive and crisis tax) will be paid in 2014.

Shares and options

As per 31 December 2013, the number of Corio Shares and options owned by the members of the Management Board and the Supervisory Board are as follows:

G.H.W. Groener	1,167 shares
G.A. Beijer	9,231 shares

Incentive policy

Long term incentive scheme

In 2008, a performance phantom share plan for the members of the Corio Management Board was implemented and in 2012 a long term incentive plan for certain eligible employees of the Corio Group (the “Other Employees”) was implemented (together the “LTIPs”). The LTIPs provide a long-term incentive in the form of a cash bonus payment after a performance period of three years, based on the price of Shares and the creation of shareholder’s value in the three-years’ performance period.

Under the LTIPs, the members of the Corio Management Board and Other Employees may annually be granted a conditional right to acquire phantom shares, representing a constructed cash value (an “Award”). The value of Awards granted in any given year to members of the Corio Management Board is capped to 60% of the annual base salary of each such member. The value of Awards granted to Other Employees in any given year is equal to 25% of the annual short term incentive granted to the relevant employee as 25% of the annual short term incentive (see below) is converted into phantom shares.

Three years after the date on which the Awards are granted, vested phantom shares are paid out in cash. The actual number of phantom shares that vest (i.e. become unconditionally payable) is determined on the basis of the ‘total shareholders return’ generated by Corio during the three-years’ before the Awards vest. This total shareholders return generated by Corio is compared to the total shareholders returns generated by companies included in a pre-defined peer group during that same period (the “Performance Condition”). This pre-defined peer group consists of listed European property investment companies with a primary focus on retail. Unvested phantom shares comprising an Award will forfeit.

To determine the number of phantom shares comprising an Awards that vest, based on the relative total shareholders return generated by Corio, a pre-defined scale is applied. The percentage of the phantom shares comprising an Award that vest ranges from 0% for below median performance to 150% of the phantom shares comprising an Award if Corio ranks first in the pre-defined peer group.

The amount payable in respect of the vested phantom shares comprising an Award is based on the average daily closing price of the Shares during a three-months’ period, starting 1 January. This three-month average aims to minimize the influence of short-term share price volatility. The three-month average also applies when calculating the relative total shareholders return of Corio and of the companies included in the pre-defined peer group.

At the date of this Document E, the members of the Corio Management Board and Other Employees have the following outstanding Awards pursuant to the LTIPs in respect of the years 2012, 2013 and 2014. The numbers set out below represent the standard number of phantom shares comprising the Awards.

Name	2012	2013	2014
Mr. Groener	7,745	7,559	8,329
Mr. Van der Klift	5,139	5,217	5,749
Mr. Fontaine	1,150	4,933	5,436
Other Employees	3,842	3,507	3,813

Corio and Klépierre agreed that any Awards outstanding as per the Settlement Date of the members of the Corio Management Board and Other Employees will vest as per the Settlement Date, whereby:

(a)	the date on which the performance period ends will be the Settlement Date;

(b)	the extent to which the Performance Condition has been satisfied and the percentage of the awarded phantom shares comprising the Awards that will vest will be based on the three-months’ period starting at 1 January of the calendar year in which the Awards were granted compared to the three-months’ period preceding the Settlement Date;

(c)	the Awards will not be reduced on a proportionate basis in order to reflect acceleration of vesting;

(d)	the cash value of the phantom shares comprising the Awards that will vest, will be based on the average daily closing price during the three-months’ period preceding the first day of the month in which the initial announcement was made (i.e. 1 April 2014 up to and including 30 June 2014); and

(e)	Corio or any other member of the Corio Group will pay out the cash value of the phantom shares comprising the Awards that have vested to the Corio Management Board and the Other Employees on the Settlement Date less any taxes or social security contributions that Corio or any other member of the Corio Group is required to withhold.

Short Term Incentive

The members of the Corio Management Board and certain eligible employees of the Corio Group are entitled to a short-term incentive bonus pursuant to the remuneration policy approved by Corio’s General Meeting in 2008 and/or their individual employment agreements (the “STI”). Corio and Klépierre agreed that the STI in respect of the financial year 2014 of the members of the Corio Management Board and the eligible employees of the Corio Group will be calculated in accordance with the existing rules, including the current remuneration policy of Corio, and on the basis of the pre-agreed targets.

The Corio Supervisory Board, for the Corio Management Board’s STI, or the Corio Management Board, for eligible employees’ STI, may conduct a reasonableness test which may result in a target adjustment resulting in a downward or upward adjustment of the STI and may determine the actual STI that will be awarded at its sole discretion. Corio and Klépierre have agreed to discuss in good faith the STI targets for the year 2015.

Remuneration of the Supervisory Board

(€ thousands)	Remuneration 2013
D.C. Doijer	60
R.A.H. van der Meer	50
G.A. Beijer	43
R.C. van den Berg	45
J.G. Blokhuis	11
J.A. Carrafiell	43
252

As per 1 April 2013, J.G. Blokhuis stepped down from the Supervisory Board to lead the disposal programme.

On 19 April 2012 J.G. Blokhuis and J.A. Carrafiell were appointed as members of the Supervisory Board. B. Vos and W. Borgdorff resigned from the Supervisory Board as per 19 April 2012.

6.1.8.	Specific agreements

Qualifying as related parties of the Group are its subsidiaries, joint ventures, associates, members and close family members of the Supervisory Board and Management Board and Stichting Pensioenfonds ABP (through direct and indirect holdings). Transactions with related parties take place at arm’s length.

Members and close family members of the Supervisory Board and Management Board do not have any material interest in Corio’s voting shares and do not have options on the shares. In 2011 one of the Management Board members (B.A. van der Klift) purchased Eurobonds with a nominal value of € 30,000 which were placed by the company at an 4.625% interest rate in October 2010. Mr. Carrafiell (member of the Supervisory Board) is a partner at GreenOak Real Estate. GreenOak Real Estate acts as a consultant with regard to one of Corio’s projects. In this regard Mr. Carrafiell did not take part in the deliberations and decision-making regarding these topics in the Supervisory Board, nor did the Company share any information for decision-making with him, in accordance with article 11 of the Supervisory Board rules. Corio paid an amount of € 0.12 million to GreenOak Real Estate. Access to Quality, of which Mr. Van den Berg (member of the Supervisory Board) is one of the owners, has advised Corio on some projects. The related amount Corio paid is € 0.05 million. The Group has not granted any loans to the members of the Supervisory Board and Management Board.

Pursuant to the Dutch law, the members of the Supervisory Board and Management Board of Corio report that they held no personal interest in the Company’s investments in 2013.

To the best of Corio’s knowledge, APG is the only shareholder which can be considered a related party within the meaning of the Decree in that it holds more than 20% of the voting rights conferred by Corio shares. Per 31 December 2013, ABP holds approximately 30.58% of the Corio shares. ABP acts as pension fund provider for a number of employees. In 2010 this agreement was extended by five years. The pension contributions are determined according to the ABP retirement plans. In 2013 these contributions amounted to €1.0 million (2012: € 1.0 million). In 2009 Corio contracted a floating-rate inflation linked loan of € 200 million for seven years from a subsidiary of ABP. The balance of this loan as per 31 December 2013 amounts to € 216.6 million and the interest expense for the year then ended amounts to € 12.8 million.

6.1.9.	Statutory Auditors

The external auditors are appointed by the General Meeting on the recommendation of the Supervisory Board, which receives advice on this matter from both the Audit Committee and the Management Board.

On the recommendation of the Supervisory Board, during the General Meeting on 17 April 2014 the shareholders appointed PricewaterhouseCoopers Accountants N.V. as the statutory auditors for Corio in charge of carrying out the audit of the 2014 financial statements.

The partner in charge of the audit is Mr. P. van Mierlo.

6.1.10.	Consultation of corporate documents and information on Corio

Corporate documents and information on Corio are available on its website, www.corio-eu.com.

6.2. General information concerning the share capital

6.2.1.	Amount of subscribed capital, number and class of securities comprising the share capital with details on their main characteristics

(a)	Amount of subscribed capital, number and class of securities comprising the share capital

The authorised share capital of Corio is €2,000,000,000.00 divided into 200,000,000 ordinary shares.

At the date of the present Document E, the total issued share capital of Corio amounts to €1,007,769,510 divided into 100,776,951 ordinary shares, all of which have been fully paid up.

The shares in the capital of Corio are listed on Euronext Amsterdam and included in the AEX index. The ticker symbol is CORA:NA and the ISIN code is NL0000288967.

(b)	Main characteristics of the ordinary shares

Corio Shares are in registered form or bearer form, at the subscribers’ discretion.

The voting rights attached to the all of Corio’s shares are proportional to the ownership interest represented by such shares in the company’s share capital. Each of Corio’s shareholders, including its major shareholder, is entitled to one vote per share at each general meeting.

Holders of Corio Shares are entitled to a share in the company’s profit (if any).

Corio may only make distributions to the shareholders and other persons entitled to the distributable profit to the extent that the shareholders’ equity of the company exceeds its paid-up capital plus the reserves which are required to be maintained by law. The profit shown by the annual accounts which has been adopted by the general meeting will be at the disposal of the general meeting.

In addition, interim dividends may be paid provided the shareholders’ equity of the company exceeds its paid-up capital plus the reserves which are required to be maintained by law.

The shareholders’ general meeting may grant shareholders the option of receiving all or part of their dividends or interim dividends either in cash or in shares issued by the Company.

In addition, Corio must comply with particular distribution obligations in accordance with the tax status of an investment, in accordance with section 28 of the Dutch “Wet op de vennootschapsbelasting 1969”.

In the event Corio is liquidated, dissolved or wound up, any shareholders’ equity remaining after repayment of the nominal value of the shares will be shared between shareholders in the same proportion as their ownership interest in the Company’s authorised share capital.

(c)	Number of double voting rights and treasury shares

Corio does not hold any shares in its own capital, and no preference shares are issued at the dateof this Document E.

There are no double voting rights.

(d)	Non-fully paid equity

Non applicable.

(e)	Evolution of the equity

The authorised share capital of Corio is €2,000,000,000.00 divided into 200,000,000 ordinary shares.

At the date of the present Document E, the total issued share capital of Corio amounts to €1,007,769,510 divided into 100,776,951 ordinary shares, all of which have been fully paid up.

6.2.2.	Characteristics of securities giving access to share capital

None.

6.2.3.	Share ownership and voting rights

Name	Voting interest
Group APG	30.61%
State Street Corporation	4.92%
BlackRock	4.33%
Crédit Agricole	3.00%
Others	58.14%
Total	100%

Other notifications of investors, such as gross and net short positions, can be found at the website of the AFM: www.afm.nl.

6.3. Information on Corio’s business

6.3.1.	Main activities and main products

(a)	History

Corio is a public company (naamloze vennootschap) with limited liability incorporated under the laws of the Netherlands on 12 September 1978, and it has its statutory seat (statutaire zetel) in Utrecht, the Netherlands.

Corio Group’s business was formed in a merger in December 2000 between VIB N.V., a listed real estate investment company, and Winkel Beleggingen Nederland B.V., a non-listed real estate investment company. At the time of the merger, VIB N.V. owned a diversified portfolio of retail, office and industrial properties located in the Netherlands, France, Spain, Germany and the United States. Winkel Beleggingen Nederland B.V. was a subsidiary of Stichting Pensioenfonds ABP. As a result of the merger, Stichting Pensioenfonds ABP became Corio’s largest shareholder. At the time of the merger, the portfolio of Winkel Beleggingen Nederland B.V. existed mainly of shops and shopping centres in the Netherlands and a number of residential properties connected to these retail properties.

The combination focused on retail within Europe and fully in-sourced its shopping center management. VIB N.V. decided to divest all assets in the United States prior to the merger. Corio (the new company name of the VIB-WBN combination) sold the last remaining real estate property in the United States in 2001. Corio started with operations in three home markets: the Netherlands, France and Spain.

In the subsequent years, Corio entered several other European markets, such as Italy (2001), Turkey (2005) and Germany (2010).

In November 2007, Corio decided to focus completely on investments in shopping centers and as such to become a “pure play” retail investor and dispose of its remaining office and industrial properties, with the exception of certain office properties that Corio Group did not divest for strategic reasons.

In December 2012, Corio announced a further refinement of its stategy by focussing on the favourite meeting places concept. Favourite meeting places are places where people browse, buy, eat, drink and return to regularly, not because they need to but because they want to. The decision to further specialise triggered the disposal of a part of the portfolio that did not meet the required criteria of a favourite meeting place and was after that referred to as traditional retail centres. Traditional retail centres focus on daily needs and are pure convenience based. Since the start of the programme until the first half of 2014, Corio sold and transferred 31 non-core properties on an asset-by-asset base to a number of investors, with total proceeds of EUR 582 million.

(b)	Business overview

Corio focuses on creating and managing shopping centres that are favourite meeting places for consumers and are dominant in their catchment area, which comprises the geographic area and population in such area from which the shopping centre attracts visitors or customers. These shopping centres present consumers with a full range of shops, convenience stores, restaurants, leisure and entertainment facilities, as well as event spaces and a wide range of emnities and services.

In addition to acquiring, developing and redeveloping shopping centres, Corio leases and manages its shopping centres in-house, making it an integrated and focused retail property group. Corio actively manages its operating shopping centres to increase their value. Corio Group’s portfolio comprises operational properties that generate net rental income and investments in (re)development projects and land. The total value of Corio Group’s portfolio stood at EUR 6.8 billion at 30 June 2014. At that date, Corio Group owned and managed 57 operational properties. The value of the operational portfolio was EUR 6.2 billion on 30 June 2014, with EUR 1.12 billion in the pipeline.

At year-end 2013, Corio Group’s portfolio consisted of 87% favourite meeting places and 13% traditional retail centres (measured by value). 4% of the traditional retail centres had already been sold at that time. The average occupancy of the FMP’s was 96.4% in 2013. Because of the relative small value of traditional retail centres Corio stopped reporting on them separately at 30 June 2014.

At year-end 2013, Corio Group’s total portfolio comprised 1.8 million m² leasable retail area. Corio Group’s centres were visited by 420 million visitors in 2013. On 31 December 2013, Corio Group was a party to 5,600 retail contracts. Corio Group generated a net rental income retail of EUR 410.8 million (including NRI for Equity Accounted Investees) in 2013.

Corio Group operates in six jurisdictions within Europe: the Netherlands, France, Italy, Iberia, Germany and Turkey. At year-end 2013, Corio Group’s top five assets, measured by value, were the following shopping centres: (i) Porta di Roma, Rome, Italy; (ii) Hoog Catharijne, Utrecht, the Netherlands; (iii) Boulevard Berlin, Berlin, Germany; (iv) Grand Littoral, Marseille, France; (v) Le Gru, Turin, Italy.

The Wft has been amended further to implementation of the European Directive 2011/61/EU on Alternative Investment Fund Managers. Pursuant to this amendment, Corio is no longer an investment institution within the meaning of the Wft, whereby the current license has not by operation of law been converted as of 22 July 2014. As a result hereof, the license of Corio as investment institution ended as of 22 July 2014. The regulations applicable to listed companies, as amongst others laid down in the Wft, continue to apply in full.

Corio qualifies as a FBI, under Dutch law. Since 1 January 2005, almost all properties located in France have also been subject to this tax regime, which means that Corio Group, provided certain conditions are met, is tax exempt for both rental income from French real estate and capital gains on the sale of French real estate.

Mission, trends and strategy

Corio Group’s mission is to meet the changing needs and demands of consumer by continuously adapting its centres and taking advantage of its position as a leading European retail property company.

Since 2012, Corio Groups’s strategy has been refined by focussing on favourite meeting places and disposing of other properties.

At the end of 2012 Corio Group has set a number of medium-term (three to four years) objectives aimed at implementing their strategy, enhancing the quality of the portfolio and growing results for stakeholders, the four major of which being:

Execute disposal programme

Corio Group sold and transferred EUR 225 million of assets in 2013 and has sold another EUR 398 million of assets that were transferred in the first half of 2014, bringing the total amount of disposals since the start of the programme to EUR 623 million, in addition, EUR 15 million of asset have been sold but not transferred yet at 30 June 2014. The disposals of in total 31 properties were made to a number of investors. In executing this, Corio Group is ahead of its 3-4 year plan. Corio Group increased the quality and average size of its centres in terms of value from EUR 87 million at year-end 2012 to EUR 116 million.

Bring leverage down

By speeding up the disposal programme Corio Group made good steps in bringing down leverage to around 42.2% at 30 June 2014, still short, however, of Corio Group’s target range of 35% to 38%. At year-end 2013 the leverage was 43.7%. Predominantly negative revaluations have slowed the process of reaching this target. Corio Group will continue its disposal programme to fund the pipeline at a controlled leverage and improve the portfolio (in size and value). Parallel to this, a better operational performance would bolster property values. On top of that, continued and sound capital recycling process and a more sustainable dividend policy will bring the Corio Group to the desired levels.

Reduce administrative expenses

Despite being in a transition year the administrative expenses as a percentage of GTRI came down from 8.9% for 2012 to 7.6% in 2013. Knowing that this large step forward also reflects higher charged out expenses, Corio expects a relative increase in 2014. Corio is confident, however, that they will reach the targeted level of 8% as a yearly average over the long term.

Culture

A vigorous execution of Corio Group’s strategy is important, as is greater agility and a cash flow driven mind-set to enable this to happen. Corio Group is changing its operating model pushing accountability down the command chain. Stronger cooperation between Corio Management Board and country management is implemented. Corio Group took out management layers. Shortening communication lines and being close to the business will improve execution power. This will bring a positive stimulus and ensure centrer managers and leasing managers will stay focussed on execution.

6.3.2.	Revenues over the past three financial years by geographic area

(in millions euros)	2013	2012	2011
Netherland	106.7	109.2	147.7
France	62.5	66.1	112.0
Italy	81.5	80.2	69.9
Spain / Portugal	35.5	40.4	54.2
Germany	60.8	43.0	26.5
Turkey	31.5	33.5	19.3
Total	378.5	372.4	429.6

6.3.3.	Changes to the workforce of Corio and its group over the last 3 financial years

In 2013, the Corio Group employed an average of 560 full-time equivalent staff, in 2012, the Group employed an average of 549 full-time equivalent staff and in 2011, the Group employed an average of 517 full-time equivalent staff.

6.3.4.	Information on significant subsidiaries

Corio has six local organisations: Corio Nederland, Corio France, Corio Italia, Corio España, Corio Türkiye and Corio Deutschland. They are responsible for the daily management of Corio’s real estate portfolio. Corio (the management board of Corio (the Corio Management Board) and its general staff) retains the checks and balances. The general staff reports directly to the Corio Management Board.

Simplified country structure Corio (as per 1 February 2014):

An overview of the companies of the Corio Group is provided below.10

Name of the Subsidiary	Ownership
Corio Frankrijk B.V.	100%
Corio Management B.V.	100%
Patio Onroerend Goed B.V.	100%
Hoog Catharijne B.V.	100%
Corio Woningen B.V.	100%
Corio Nederland Kantoren B.V.	100%
Corio Nederland B.V.	100%
Corio Britelayer B.V.	100%
Corio Launchlab & Concepts B.V.	100%
Bresta I B.V.	100%
Bresta IV B.V.	100%
Bresta V B.V.	100%
VIB North America B.V.	100%

[10]	NOTE: Verenigingen van eigenaren are not included in this overview of Subsidiaries.

Name of the Subsidiary	Ownership
Bocan B.V.	100%
Corio France B.V.	100%
Corio Beleggingen I B.V.	100%
Corio Vastgoed Ontwikkelingen B.V.	100%
CCA Germain Retail I B.V.	100%
CCA Germain Retail II B.V.	100%
Corio Portugal Holding B.V.	100%
Corio Services B.V.	100%

6.3.5.	Exceptional events and litigation

The Group is faced with claims and litigation – primarily tax related, in Turkey, Italy and Spain. Claims (including those litigation-related) are either provided for as a liability or reflected as contingent liabilities in the notes to the financial statements, depending on the actual legal positions and the expectations of the Management Board.

6.4. Risk factors specific to Corio and its business

Asset allocation risks: The risks that the Corio Group is not successful in managing its risk-return profile. These risks are managed by executing periodic hold/sell analyses in order to determine assets to be held, redeveloped or sold.

Valuation risks: The risks that Corio’s assets are incorrectly valued. An important control in Corio valuation process is performed twice a year by external international appraisers on a rotational basis. Nonetheless, Corio depends on the market vision on the valuation methods used and the risk profile attributed by the market to the commercial centers in the different territories in which the Corio group is present. Market liquidity, that could adversely impact the valuation of its assets and therefore the progress of its disposal plan is also assessed in its assets allocation process.

Competition & substitution risks: The risks that consumers increasingly use other shopping channels, such as e-commerce. In-house research teams study and monitor general developments and assess their impact on its business. Corio also engages other parties in discussions about developments, innovative products and/or retail concepts, consumer behaviour, etc.

Economic risks: The risks that consumer confidence will decline, leading to reduced consumer spending that in turn leads to the departure of tenants. Corio manages these risks by Corio’s in-house decentralised leasing management striving to optimise the tenant mix. Through its onsite centre managers Corio is also in close contact with consumers and its tenants and this allows us to act quickly in response to changing demand and supply.

Investment selection risks: The risks that the projects Corio selects as investments are not actually FMP’s, either at present or in the future. The risks of a declining market position in changing (local) market situations is managed by monitoring planning legislation and market pipeline, with its local management ensuring alignment with (changing) catchment area characteristics.

(Re)development & construction risks: The risks that cost budgets are overrun or income budgets are underscored. Corio in-sources (re) development activities in order to improve returns. With in-house experience and knowhow on successfully developing quality centres it mitigates the related construction risks.

Tax risks: The risks that Corio breaches or loses its tax exempt status in The Netherlands and France or are confronted with considerable higher taxation in the other markets. Corio continuously monitors operations and regulatory developments in order to retain the tax-exempt status and ensure compliance with (changing) local tax regimes.

Funding risks: The risks that Corio can no longer fund its business in a profitable manner caused by lack of available sources or pricing becoming too expensive. Corio’s funding policy aims to assure continuity of operations based on a diversified funding base and flexibility in order to facilitate management in achieving their strategic targets. It also aims to keep funding costs as low as possible. Information on the financing structure, key ratios and risk appetite is provided in this report and the notes to the financial statements.

Risks of non compliance with rules and legislation: Non-compliance could lead to penalties and reputational losses for Corio. Corio manages compliance risks through continuous monitoring of (expected) changes in legislation, assess the impact on its organization and translate them into group and local policies and procedures. Continuous monitoring and training ensure the effectiveness of these policies and procedures.

Human resources risks: If Corio is not successful in retaining or attracting employees with the required skills and knowledge it could fail to execute the FMP strategy and manage the challenging market circumstances. To manage these risks, Corio has renewed job profiles for key positions such as centre managers, and assessed current employees against these new profiles. Every employee’s performance is assessed annually against targets and (changing) profile requirements. In addition Corio is aligning the organisational structure and reporting formats with the focus on FMPs.

6.5. Financial information

6.5.1.	Consolidated financial statement for three years and auditors reports

PricewaterhouseCoopers Accountants N.V. has audited Corio’s annual consolidated financial statements for the years ended December 31, 2011, December 31, 2012 and December 31, 2013, and PricewaterhouseCoopers Accountants N.V.has provided independent auditors’ opinions thereon.

The originals of the audited annual financial reports as of and for the years ended December 31, 2011, 2012 and 2013 are available at Corio’s registered offices during the usual business hours.

The audited annual financial reports as of and for the years ended December 31, 2011, 2012 and 2013 may also be inspected on Corio’s website (www.corio-eu.com) under the icons “Investor relations”, “reports”.

6.5.2.	Significant excerpts from the notes to the financial statements necessary to properly assess income statement and balance sheet data

All notes to the financial statements are necessary to properly assess the income statement and balance sheet data.

6.5.3.	Interim financial statements

The interim financial statements for the first semester as at 30 June, 2014 are exposed in Corio 2014 Half-Year Report included in this Document E.

6.6. Information relating to recent developments in the company

6.6.1.	2014 Half-Year Report

6 August 2014 – Corio released its half-year results.

6.6.2.	Status update on Klépierre’s intended exchange offer for Corio in accordance with Dutch regulatory requirements

22 August 2014 - Pursuant to Section 7, Paragraph 1 sub a of the Netherlands Decree on Public Takeover Bids (Besluit openbare biedingen Wft), which requires a public announcement containing a status update on an intended public offer within four weeks after its initial public announcement, Klépierre and Corio provided a joint press relase giving update on the Offer.

INFORMATION OF THE AMERICAN RESIDENTS AND SHAREHOLDERS

The Offer and the Merger, if completed, will result in the acquisition of securities of a Dutch company and the Operation is subject to Dutch disclosure requirements, which differ from those of the United States. Any financial information included or referred to herein has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. holders of Corio shares to enforce their rights and any claims arising under the U.S. federal securities laws, since Klépierre and Corio are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of Corio shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with standard Dutch practice and pursuant to Rule 14e-5(b) of the U.S. Securities Exchange Act, Klépierre or its nominees, or its brokers (acting as agents), or affiliates of Klépierre’s financial advisors, may from time to time make certain purchases of, or arrangements to purchase, Corio shares outside of the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Information about such purchases will be announced by press release in accordance with Article 13 of the decree on tender offers (besluit openbare biedingen) and posted on the website of Klépierre at (www.klepierre.com).

ANNEX 1

Reports from the statutory auditors on the Pro Forma Financial Information

Klépierre
Société Anonyme
26 boulevard des Capucines
75009 PARIS

Statutory auditors’ report on the pro forma financial information as of June 30, 2014

Mazars 61, rue Henri Regnault 92075 Paris La Défense	Deloitte & Associés 185, avenue Charles-de-Gaulle 92200 Neuilly-sur-Seine

Klépierre

Société Anonyme

26, Boulevard des Capucines

75009 PARIS

Statutory auditors’ report on the pro forma financial information as of June 30, 2014

This is a free translation into English of the statutory auditors’ report on the pro forma financial information as of June 30, 2014 issued in the French language and is provided solely for the convenience of English speaking readers.

This report should be read in conjunction with, and is construed in accordance with, French law and professional standards applicable in France.

To the Chairman of the Management Board,

In our capacity as statutory auditors of your company and in accordance with Regulation (EC) N°809/2004, we hereby report on the pro forma financial information of Klépierre for the period from January 1, to June 30, 2014 set out in part [5] of the information document prepared in connection with the cross-border merger of Corio N.V. into Klépierre dated October 27, 2014 (the “document E”) and in part [10.5] of the note d’opération (securities notes) dated October 27, 2014 included in the prospectus dated October 27, 2014 prepared in connection with the admission to trading on the regulated market of Euronext Paris and Euronext Amsterdam of Klépierre shares to be issued as consideration for the contribution of Corio N.V. shares to Klépierre under the public exchange offer on Corio N.V.’s capital (the “prospectus”).

The pro forma financial information has been prepared, for illustrative purposes only, to provide information about how the combination of Klépierre and Corio N.V. might have affected the consolidated balance sheet of Klépierre as at June 30, 2014 and profit and loss account of the Company for the six month period ended June 30, 2014 had the transaction occurred on 1st January 2014. Because of its nature, the pro forma financial information addresses a hypothetical situation and, therefore, does not represent the company’s actual financial position or results had the transaction occurred at an earlier date than the contemplated date.

It is your responsibility to prepare the pro forma financial information in accordance with the requirements of Regulation (EC) N°809/2004 and ESMA’s recommendations on pro forma financial information.

It is our responsibility to provide, on the basis of our work, the opinion required by Annex II item 7 of Regulation (EC) N°809/2004 that the pro forma financial information has been properly compiled.

We performed those procedures which we considered necessary having regard to the professional guidance of the Compagnie nationale des commissaires aux comptes (French Institute of Statutory Auditors) for this type of engagement. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents as described in the notes to the pro forma financial information, considering the evidence supporting the pro forma adjustments and discussing the pro forma financial information with the management of Klépierre in order to gather such information and explanations that we considered necessary.

In our opinion:

a) The pro forma financial information has been properly compiled on the basis stated; and

b) That basis is consistent with the accounting policies of the issuer.

This report has been prepared solely for use in connection with the registration of the document E with the Autorité des Marchés Financiers (AMF) and with the admission to trading on a regulated market, or a public offer, of the Klépierre shares in France, in the Netherlands and in other EU member states in which the prospectus approved by the AMF would be notified and cannot be used for any other purpose.

Paris, La défense and Neuilly-sur-Seine, October 24, 2014

The statutory auditors

Mazars Gilles Magnan	Deloitte & Associés Joël Assayah José-Luis Garcia

ANNEXE 2

Reports from the French merger appraisers

William Nahum 20 avenue de Friedland 75008 Paris	Gilles de Courcel 2, avenue Hoche 75008 Paris	Dominique Ledouble 15, rue d’Astorg 75008 Paris

Klépierre

26, boulevard des Capucines

75009 Paris

RCS Paris 780,152,914

Report of the merger appraisers on the transfer value

MERGER OF CORIO N.V.

WITH AND INTO KLÉPIERRE S.A.

Report of the merger appraisers

on the transfer value

Ladies, Gentlemen, Shareholders,

Pursuant to our appointment by order of the President of the Paris Commercial Court on 10 September 2014 in connection with the cross-border merger of Corio N.V. (hereinafter Corio) with and into Klépierre S.A. (hereinafter Klépierre), we have prepared this report in accordance with articles L.236-10 and L.225-147 of the French Commercial Code (Code de commerce). Our appraisal of the merger consideration is the subject of a separate report.

The estimated amount of the net assets transferred has been set out in the common draft terms of the cross-border merger (hereinafter the Merger Proposal), signed by the representatives of the relevant companies on 24 October 2014. It is our responsibility to express a conclusion as to whether or not the transfer value has been overestimated, bearing in mind that the merger is scheduled to take place during the first half of 2015 and will have deferred effect as of the legal completion date of the transaction. We conducted our work in accordance with the generally accepted auditing standards in France applicable to this type of engagement. Those standards require that we perform procedures to assess the transfer value, to obtain assurance that it has not been overestimated and to verify that it is at least equal to the par value of the shares to be issued by the transferee company plus the merger premium.

Our engagement ends upon delivery of this report and we are not required to provide updates to reflect events and circumstances occurring after the date of its signature.

Our findings and conclusion are set out below in the following order:

1.	Presentation of the transaction and description of the assets and liabilities transferred

2.	Procedures performed and assessment of the transfer value

3.	Summary

4.	Conclusion

1.	Presentation of the transaction and description of the assets and liabilities transferred

The transaction submitted for your approval consists in the merger of Dutch law company Corio with and into French law company Klépierre, which will take place at the conclusion of the public exchange offer to be made by Klépierre for Corio shares beginning 31 October 2014.

1.1	Background to the transaction

1.11	Klépierre’s public exchange offer for Corio shares

On 29 July 2014, Klépierre and Corio entered into an agreement for a strategic combination of their businesses, to be achieved by means of a public exchange offer made by Klépierre for Corio shares (hereinafter the Offer) with the aim of creating a European leader in shopping centres.

The Offer is due to open on 31 October 2014 and will cover all the issued and outstanding shares of Corio.

Under the Offer, Corio shareholders will receive 1.14 Klépierre shares for 1 Corio share.

The main shareholders of the two groups have issued a favourable opinion on the Offer11 and Corio’s main shareholder, which owns 30.6% of Corio’s share capital, has undertaken to tender its shares to the Offer.

As of the date hereof, Klépierre does not hold any Corio shares.

The merger will only take place if all the specific conditions precedent to the transaction are met and the Offer is successful (which presupposes that Klépierre obtains at least 80% of Corio’s share capital pursuant to the Offer).

Klépierre will announce its decision to continue or halt the merger process between the two groups based on the outcome of the Offer.12

1.12	Background to the merger

The proposed transaction consists in a cross-border merger of Corio with and into Klépierre, representing a further integration of their businesses following a friendly public exchange offer to be made by Klépierre for all the issued and outstanding shares of Corio.

The business rationale behind the merger is to enable Corio to be fully integrated with Klépierre in order to achieve operational, commercial, organisational and financial benefits, which would be difficult to achieve were Corio to remain a stand-alone listed entity with minority shareholders.

[11]	Klépierre’s shareholders, which include BNPP and SPG, have undertaken to hold their shares for the time required to complete the Offer and the merger.
[12]	The Offer is scheduled to close on 8 January 2015.

The cross-border merger will take place in accordance with:

-	under French law, articles L.236-1 et seq., L.236-25 et seq., R.236-1 et seq., R.236-13 et seq. and R.236-14 of the French Commercial Code (Code de commerce);

-	under Dutch law, articles 2:309 et seq., 2:333b et seq. and 2:333d of the Dutch Civil Code.

1.2	Presentation of the companies and relevant interests

1.2.1	Transferee company: Klépierre

Klépierre is a public limited company incorporated under the laws of France (société anonyme), registered with the Paris Trade and Companies Registry under number 780 152 914.

Its head office is at 26, boulevard des Capucines, 75009 Paris, France.

As of the date of the Merger Proposal, Klépierre has a share capital of €279,258,476 divided into 199,470,340 fully paid shares all of the same class each with a par value of €1.40, admitted to trading on Compartment A of Euronext Paris.

The company’s financial year end is 31 December.

Klépierre is a listed real estate investment trust (société d’investissement immobilier cotée – SIIC) specialising in retail property including:

-	shopping centres in continental Europe;

-	retail property assets in France through its subsidiary Klémurs.

The group has also developed a business in shopping centre rental management.

1.2.2	Disappearing company: Corio

Corio is a public limited company incorporated under the laws of the Netherlands, registered with the Dutch Trade Registry under number 30073501. Its head office is at 97 Stationsplein, Duvenborch, 3511 ED Utrecht, Netherlands.

Corio has an issued share capital of €1,007,769,510 divided into 100,776,951 fully paid shares all of the same class each with a par value of €10, admitted to trading on Compartment A of Euronext Amsterdam. As of the date hereof, there are no securities or rights outstanding giving access to its share capital.

Corio’s financial year end is 31 December.

Corio’s business is the ownership and management of property assets, primarily shopping centres. Its assets are based in the Netherlands, France, Italy, Germany, Spain, Portugal and Turkey.

1.2.3	Relationship between the companies

As of the date of signature of the Merger Proposal, neither company owns an interest in the other company’s share capital. They have no directors in common.

After the public exchange offer, Klépierre will own an as yet unknown number of Corio shares representing the majority of its share capital.

1.3	Description of the transaction

1.3.1	Key terms of the merger

The key terms of the merger, which are presented in detail in the Merger Proposal dated 24 October 2014, can be summarised as follows.

Under the proposed merger transaction, Corio will transfer all of its assets and liabilities to Klépierre by way of universal succession of title (transmission universelle de patrimoine). Thus, if the merger is completed:

-	the transferee company will succeed to all the rights and property of the disappearing company without exception as they exist on the merger completion date;

-	the transferee company will be subject to all the debts, liabilities and obligations of the disappearing company in the same manner as if incurred by the transferee company, without novation with respect to the creditors.

As the transferee company, Klépierre will have title to the rights and property transferred by Corio as of the effective merger date, subject to fulfilment of the conditions precedent set out below.

The parties have agreed that the merger will become effective from an accounting and fiscal point of view upon the date of legal completion of the merger. This is defined in article 11.3 of the Merger Proposal as the later of (i) 31 March 2015 and (ii) the last day of the month during which the clerk of the Commercial Court of Paris or the notary appointed by the disappearing company has issued the legal certificate (attestation de légalité) certifying the legal effectiveness of the merger.

1.3.2	Tax treatment applicable to the transaction

French tax treatment

From a fiscal point of view, the merger will be governed by the special regime set out in articles 208 C bis and 210 A of the French Tax Code (Code général des impôts) as regards corporate income tax and in article 816 of the Code as regards registration duties.

Dutch tax treatment

Subject to Corio applying the FBI13 regime at the time of the merger, any capital gains generated by the merger will be liable to corporate income tax at the rate of 0% in accordance with article 28 of the Dutch Corporate Income Tax Act 1969 (CITA).14

The transferee company can apply for exemption from transfer taxes in accordance with the provisions of article 15, paragraph 1, section h of the BRV and the articles listed below:

-	Article 5bis of the Dutch Transfer Tax Decree 1971 (BRV Decree);[15] or

-	Article 5b of the BRV Decree.[16]

Application of the special treatment as regards transfer taxes is to be confirmed by the Dutch tax authority before the merger.

1.3.2	Conditions precedent

The merger is subject to the following conditions precedent:

-	Klépierre having confirmed to Corio that the completion of the merger shall occur;

-	satisfaction or waiver of the merger conditions as set out in Section 6.12.6 (Merger Conditions) of the Offer Memorandum, items a through x;

-	approval of the terms of this Merger Proposal by the extraordinary general meeting of Klépierre shareholders;

-	approval of the terms of this Merger Proposal by the extraordinary general meeting of Corio shareholders;

-	receipt of a declaration from the local district court of Utrecht, Netherlands, that no creditor has opposed the merger pursuant to Section 2:316 of the Dutch Civil Code or that any such opposition has been withdrawn or discharged;

-	receipt of a declaration from the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) that no creditor has opposed the merger pursuant to article L.236-14 of the French Commercial Code or that any such opposition has been withdrawn or discharged;

-	issuance by a Dutch civil law notary to Corio of the pre-merger compliance certificate required by EU Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies;

-	issuance by the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) to Klépierre of the pre-merger compliance certificate required by EU Directive 2005/56/EC of the European Parliament and of the Council of October 26, 2005 on cross-border mergers of limited liability companies;

[13]	Fiscale Beleggingsinstelling
[14]	Wet op de vennootschapsbelasting 1969
[15]	Article on the special treatment of mergers (Uitvoeringsbesluit belastingen van rechtsverkeer 1971)
[16]	Article on the special treatment of internal restructurings

-	confirmation by the French tax authorities that the merger will benefit from the special regime set out under Article 210 A of the French Tax Code pursuant to the provisions of Article 208 C bis of said code; and

-	no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, could cause Corio’s final net asset value to be lower than its provisional net asset value; and

-	no material adverse effect relating to Corio as defined in article 11.1 of the Merger Proposal having occurred.

If these conditions have not been met or waived within six months of publication of the Merger Proposal, the Merger Proposal shall terminate forthwith with no compensation due on either side.

1.3.3	Merger consideration

Merger consideration

The Parties used the actual value of Corio and Klépierre shares to determine the merger consideration. The proposed exchange ratio for the merger is identical to that proposed under the Offer, i.e. 1.14 Klépierre shares for 1 Corio share.

The disappearing company intends to distribute a cash dividend to its shareholders in the sum of about €104,000,000 in order to satisfy the obligations resulting from its FBI regime for 2014 and the period running from 1 January 2015 to the merger completion date.

In order to preserve the exchange ratio, Klépierre will concurrently distribute a dividend to its shareholders equal to the amount of the dividend per share distributed by Corio divided by 1.14.

In accordance with the provisions of article L.236-3 of the French Commercial Code and article 2:325, paragraph 4 of the Dutch Civil Code, the Corio shares held by Klépierre at the conclusion of the Offer will not be exchanged. In addition, Corio shares held by shareholders who exercise their withdrawal right will not be exchanged17 and will cease to exist on the merger completion date.

The number of shares to be issued by Klépierre in consideration for the transfer will accordingly not be known until after settlement and delivery of the Offer and after a period of one month from the date of the Corio shareholders’ meeting held to vote on the merger.18

[17]	In accordance with article 2:333h, paragraph 1 of the Dutch Civil Code, Corio shareholders who vote against the merger (“Withdrawing Shareholders”) have the right not to become shareholders of Klépierre (“Withdrawal Right”) and to apply to Corio for financial compensation (“Withdrawal Application”).
[18]	The “Withdrawal Period” during which Withdrawing Shareholders may submit a Withdrawal Application.

Merger premium

The provisional amount of the merger premium is equal to the difference between the proportion of the provisional net asset value of the disappearing company corresponding to the Corio shares not held by the transferee company and the par value of the capital increase made by the transferee company.

If the final net asset value on the effective merger date is higher than the provisional net asset value, the merger premium will be increased by an amount equal to the difference between:

(i)	the proportion of the final net asset value transferred by Corio corresponding to the Corio shares not held by the transferee company; and

(ii)	the proportion of the provisional net asset value corresponding to those same Corio shares.

This adjustment will have no impact on the number of Klépierre shares allotted in consideration for the Corio shares tendered to the merger.

The extraordinary general meeting of Klépierre shareholders will be asked to authorize the Board of Directors of Klépierre to:

-	deduct from the merger premium (adjusted where applicable) all expenses, duties and fees incurred in connection with the merger, as well as all amounts necessary for the transferee company to assume the undertakings of the disappearing company;

-	deduct from the merger premium (adjusted where applicable) the sum required to bring the statutory reserve up to one tenth of the transferee company’s new share capital after completion of the merger; and

-	deduct from the merger premium (adjusted where applicable) all liabilities omitted or not disclosed in respect of the assets of the disappearing company transferred to the transferee company.

Merger gain/loss

The merger gain or loss will be determined on the merger completion date. It will be equal to the difference between the proportion of the final net asset value transferred corresponding to the Corio shares held by Klépierre and the net book value of Corio shares recognized in the transferee company’s balance sheet upon settlement and delivery of the Offer.

1.4	Presentation of the assets and liabilities transferred

1.4.1	Valuation method used

On the effective merger date, the transferee company will control the disappearing company. Pursuant to Comité de la Réglementation Comptable regulation 2004-01 of 4 May 2004 on the accounting treatment of mergers and similar transactions, the assets and liabilities will be transferred at their net book value on the effective merger date.

As the merger will have deferred effect, the assets and liabilities transferred have been valued at their estimated net book value on 31 March 2015.

The assets and liabilities transferred by Corio have also been presented at their net book value on 30 June 2014 for information purposes.

Determination of the final net asset value

The final net book values and, therefore, the final net asset value transferred will be determined on the effective merger date based on Corio’s final financial statements, which will be approved by the transferee company’s Management Board and audited by the transferee company’s statutory auditors.

In accordance with article 11.1 (x) of the Merger Proposal, the provisional net asset value transferred will be the minimum set by the parties for the aggregate transfer value.

The parties have agreed that the merger will not take place if the final net asset value transferred is less than €2,923,936,250.

Accordingly, by agreement of the parties, the net asset value transferred has been determined on the basis of the net book values of the disappearing company’s assets and liabilities as recorded in the estimated financial statements at 31 March 2015, to which a discount of 15% has been applied to conservatively factor in the risk involved in estimating19 a transfer value for a transaction with deferred effect.

The difference between the provisional and final net asset values will be added to the merger premium and will have no impact on the number of shares allotted by Klépierre in consideration for the merger.

1.4.2	Description of the assets and liabilities transferred

Under the merger, Corio will transfer and Klépierre will accept, in accordance with the provisions of the law, with the usual de facto and de jure warranties in such matters and subject to the conditions precedent set out above, all property and rights without exception or qualification comprising its estimated net asset value at 31 March 2015, as listed below:

(in euros)	30-june-14	Estimate at 31- march-15
Intangible assets	5,463,557	5,500,000
Property, plant and equipment	29,766,701	29,700,000
Non-current financial assets	7,162,041,980	7,231,825,000
Current assets	761,651,509	761,700,000
Assets transferred (A)	7,958,923,747	8,028,725,000
Non-current liabilities	2,508,330,062	2,558,400,000
Bank overdrafts	34,859,288	188,900,000
Other current liabilities	1,841,542,017	1,841,500,000
Liabilities assumed (B)	4,384,731,367	4,588,800,000
Net assets (C) = (A) – (B)	3,574,192,380	3,439,925,000
15% discount (D)		-515,988,750
I.e. estimated net asset value on the effective date (C) + (D)		2,923,936,250

[19]	As Corio is a listed company, the shareholders cannot provide a net asset warranty and the provisional net asset value after the discount as referred to in the Merger Proposal therefore constitutes a minimum for the final net asset value transferred on the effective merger date.

The estimated liabilities assumed at 31 March 2015 take account of the dividend distribution of €104,000,000 to be made by Corio.

After the 15% discount,20 the provisional net asset value transferred therefore amounts to €2,923,936,250.

2.	Procedures performed and assessment of the transfer value

2.1	Procedures performed by the merger appraisers

Our engagement is among those defined by law and covered by generally accepted auditing standards in France.

Its purpose is to provide Klépierre’s shareholders with assurance that the assets and liabilities to be transferred by the disappearing company have not been overvalued. It is therefore not an audit or limited review engagement. It does not include any validation of the tax treatment applicable to the transactions.

It cannot be interpreted as a due diligence engagement carried out on behalf of a lender or purchaser and does not cover all the work involved in that type of engagement. Our report may therefore not be used for such purposes.

Our opinion is expressed as of the date of this report, which marks the end of our engagement. We are not required to monitor any events that may occur between the date of the report and the date of the shareholders’ meetings held to vote on the proposed merger.

We performed the work we deemed necessary in accordance with the generally accepted auditing standards in France applicable to this type of engagement. Our work included:

-	obtaining insight into the background to and purpose of the merger, in particular by examining the related documentation (including the Merger Protocol dated 29 July 2014 and the documentation related to the public exchange offer and its annexes);

-	holding discussions with the Klépierre and Corio executives responsible for the transaction and their advisers to gain an understanding of the background to and the economic, accounting, legal and fiscal implications of the transaction;

-	examining the merger proposal and its annexes;

-	reviewing the reports and other summary documents relating to the accounting and fiscal due diligence carried out on the Corio group in connection with the merger with Klépierre;

-	verifying compliance with the applicable accounting regulations on the valuation of asset and liability transfers and, in particular, regulation CRC no. 2004-01;

-	checking the substance of the assets to be transferred and assessing the impact of any factors likely to affect title thereto;

[20]	As defined in section 1.4.1.

-	verifying that the independent auditor in the Netherlands has issued an unqualified report on Corio’s separate and consolidated financial statements at 31 December 2013 and reviewed the interim consolidated financial statements at 30 June 2014 (under Dutch law, the parent company’s interim financial statements are not subject to review). We also held discussions with the independent auditor in the presence of a Corio representative;

-	reviewing the accounting position prepared by the company at 30 June 2014 for the purposes of the transaction and its estimated accounting position at 31 March 2015;

-	reviewing the main reports prepared by the independent property appraisers on the value of the property assets owned by the Corio group, which constitute the company’s main underlying assets at 31 December 2013 and 30 June 2014;

•	We held discussions with the managers of Corio’s property portfolio as well as with the group’s three main independent property appraisers, in particular about trends in asset values;

•	We checked the consistency of the valuation methods and inputs used by the property appraisers;

-	analysing the reports issued by Corio’s advising banks on the proposed merger between the two companies;

-	holding discussions with the independent expert responsible for reviewing the terms of the merger for Corio.

Our assessment of the transfer value is based on all of the work we performed to assess the appropriateness of the relative values and the fairness of the exchange ratio proposed. In this respect, we:

-	familiarized ourselves with the Corio group’s business plan. We held discussions with the relevant managers to obtain assurance that the key assumptions used are appropriate;

-	assessed the methods used by the parties to value Corio, which included an analysis of share prices, analysts’ target prices, EPRA NNNAV per share and dividend per share;

-	carried out a valuation of Corio for cross-checking purposes based on the following methods:

•	intrinsic approach based on discounted cash flows: we analysed the sensitivity of the value to various inputs (discount rate, perpetual growth rate, exit yield) based on the information obtained from our discussions;

•	peer group comparison approach based on NNNAV and funds from operations multiples observed for listed groups with a similar business activity.

We obtained a management letter from Corio confirming the key information used in our work.

2.2	Assessment of the method used to value the assets and liabilities transferred and its compliance with accounting regulations

In accordance with Comité de la Réglementation Comptable regulation no. 2004-01 of 4 May 2004, and given the deferred effect of the transaction to 31 March 2015,21 the parties have agreed that the transfer value shall be the net book value of the assets and liabilities comprising the net assets transferred as recorded in the final financial statements on the effective merger date.

As the transaction is a merger between two companies that will be under common control on the date of the transaction (as a result of the public exchange offer22), the valuation principle used by the directors of the relevant companies does not call for any particular comment on our part.

2.3	Substance of the assets to be transferred

We have read the independent auditor’s limited review report on Corio N.V.’s consolidated financial statements at 30 June 2014, which does not contain any emphasis of matter paragraphs. The parent company’s equity is equal to consolidated equity and its equity interests, which are the main assets to be transferred, are identical to those existing at 31 December 2013, date at which the parent company’s financial statements were certified by the independent auditor.

The shopping centres, which are the assets underlying the equity interests, are visited periodically by the property appraisers. We visited Hoog Catharijne, the main shopping centre owned by the Corio group, which is currently under redevelopment.

We obtained a management letter from Corio confirming that there are no restrictions of title to the assets to be transferred.

2.4	Individual asset and liability values

We familiarized ourselves with Corio’s statutory financial statements at 31 December 2013, which have been certified without qualification or emphasis of matter by the independent auditor, the financial statements prepared at 30 June 2014 for the purpose of the transaction, and the estimated financial statements at 31 March 2015.

The provisional net book value arising from Corio’s estimated financial statements at 31 March 2015 amounts to €2,923,936,250 (after a 15% discount) compared with an amount of €3,574,192,380 arising from the financial statements at 30 June 2014.

As Corio is incorporated under Dutch law, it prepares its financial statements in accordance with Dutch generally accepted accounting principles and has elected to use accounting principles identical to IFRS to prepare its parent company financial statements.

The net assets reflected in the statutory and the consolidated financial statements at 30 June 2014 are therefore identical, bearing in mind that the consolidated financial statements have been reviewed by the independent auditor and certified on an unqualified basis.

[21]	Indicative effective date.
[22]	The merger will only take place if Klépierre obtains more than 80% of Corio’s share capital pursuant to the Offer.

Accordingly, we attempted to analyse the developments in the various balance sheet items between 31 December 2013 and 30 June 2014 and to understand the transition between consolidated net income and parent company net income.

Corio N.V.’s main assets are equity interests in the group’s various subsidiaries, which are recognized in the company’s statutory balance sheet to the extent of the company’s interest in their net assets (statutory net assets based on IFRS). The changes observed between 31 December 2013 and 30 June 2014 include the subsidiaries’ net income and the change in hedging reserves recognized directly in equity.

The assets underlying the equity interests are shopping centres owned by the subsidiaries, the value of which at 30 June 2014 corresponds to the value determined by the independent property appraisers. Corio has elected to account for its investment property at fair value (IAS 40) and the net assets of its subsidiaries therefore reflect the fair value of the property assets they own.

We reviewed the reports prepared by the property appraisers on a representative sample of the assets. We note that the appraisers for most of Corio’s shopping centres were rotated on 30 June 2014 in accordance with the group’s policy.23

We held discussions with the group’s three main property appraisers to gain insight into their view of trends in the market, valuation inputs and asset values at end 2014.

The liabilities at 30 June 2014 mainly comprise bonds issued by Corio N.V. and amounts payable to other group companies.

We analysed management’s estimates at 31 March 2015 and the method used to prepare them. These estimates are conservative particularly as regards the value of the underlying property assets.

The merger proposal contains an indicative breakdown of the net asset value transferred between assets and liabilities. We are therefore unable to draw a conclusion on the individual asset and liability values, which are provisional at this stage.

As regards the 15% discount deducted from the provisional net asset value at 31 March 2015 as defined in section 1.4.1 above, we obtained assurance that:

-	its amount appears to be sufficient, in light of the information available to date, to cover any uncertainties related to the estimate of expected net asset value at 31 March 2015;

-	article 11.1 (x) of the merger proposal contains a condition that the final net asset value transferred may not be less than the provisional net asset value, i.e. €2,923,936,250;

-	the difference between the final and provisional net asset values transferred will be added to the merger premium.

[23]	Rotation every three years

2.5	Assessment of the aggregate transfer value

In order to assess the aggregate transfer value, we obtained assurance that the net asset value transferred of €2,923,936,250 is less than or equal to the actual value of the disappearing company, bearing in mind that under Dutch accounting standards, the net assets reflected in the statutory financial statements have been determined on the basis of IFRS and that Corio has elected to measure its property assets at fair value.

We assessed the valuation method used by the parties to determine the exchange ratio between Corio and Klépierre. Our assessment was based mainly on the work we performed to assess the merger consideration.

The parties used the following methods to determine the exchange ratio between the two groups:

-	Share prices

-	Analysts’ target prices

-	Net asset value

For further comfort, we also used two other methods: discounted future cash flows and peer group comparisons.

Discounted future cash flows

Under this method, the value of a business is equal to the net present value of its expected future operating cash flows after deducting the capital expenditure required for its business and its net debt on the valuation date. The cash flows are discounted at a rate that reflects the rate of return expected by the market.

We analysed the cash flow forecasts prepared by Corio group management for the period 2014 to 2022. They include assets disposals and the gradual completion of all developments and constructions in the pipeline at end-June 2014, including scheduled developments at the Hoog Catharijne shopping centre in Utrecht (Netherlands). The cash flows generated by future major shopping centres currently under development are by nature riskier that those generated by shopping centres already in operation.

Our valuation of the Corio group based on discounted future cash flows, after applying a specific risk premium related to the size of the developments scheduled in the business plan, bears out the transfer value determined by the parties.

Valuation based on a sample of listed peer groups

The peer group comparison method, based on the latest available market information, consists in valuing the Corio group by reference to a sample of comparable listed groups using the multiples typically applied to property investment companies, namely EPRA NAV, EPRA NNNAV and funds from operations.

However, we were not able to identify any transactions involving a target company sufficiently comparable to Corio (pure player in shopping centres with a portfolio spread across Europe) enabling us to use this valuation method.

The actual value arising from the various methods applied bears out the provisional net asset value.

Based on our work on valuing the Corio group as presented above, we did not identify any factors likely to cast doubt on the aggregate transfer value.

3.	Summary

The aggregate transfer value for Corio has been set at a provisional amount of €2,923,936,250, bearing in mind that under the terms of article 11.1 (x) of the Merger Proposal, the final net asset value transferred may not be lower that that provisional amount.

The merger proposal contains a provisional indicative breakdown of the net asset value transferred between assets and liabilities.

We are therefore unable to draw a conclusion on the individual asset and liability values, the final amount of which will be determined upon completion of the merger.

4.	Conclusion

Based on our work and our findings as of the date of this report, we are of the opinion that the aggregate transfer value of €2,923,936,250 has not been overestimated.

The amount of the capital increase and premium has not yet been determined and will be set in accordance with the methods referred to in the Merger Proposal. Accordingly, the net asset value transferred should be at least equal to the amount of the capital increase made by Klépierre plus the merger premium.

Paris, 24 October 2014

The merger appraisers

William Nahum	Gilles de Courcel	Dominique Ledouble

DOMINIQUE LEDOUBLE 15, rue d’Astorg 75008 Paris	GILLES DE COURCEL 2, avenue Hoche 75008 Paris	WILLIAM NAHUM 20, avenue de Friedland 75008 Paris

KLÉPIERRE

26, boulevard des Capucines

75009 Paris

France

CORIO

97, Stationsplein, Duvenborch

3511 ED Utrecht

Netherlands

MERGER

of CORIO with and into KLÉPIERRE

REPORT OF THE MERGER APPRAISERS

ON THE MERGER CONSIDERATION

Ladies, Gentlemen, Shareholders,

Pursuant to our appointment by order of the President of the Paris Commercial Court on 10 September 2014 in connection with the cross-border merger of Corio N.V. (hereinafter Corio) with and into Klépierre S.A. (hereinafter Klépierre), we have prepared this report on the appropriateness of the relative values attributed to the shares of the companies involved in the transaction and the fairness of the exchange ratio in accordance with article L.236-10 of the French Commercial Code (Code de commerce). Our appraisal of the transfer value is the subject of a separate report.

The merger consideration is derived from the exchange ratio set in the common draft terms of the cross-border merger (hereinafter the Merger Proposal), signed by the representatives of the relevant companies on 24 October 2014. It is our responsibility to express an opinion on the fairness of that exchange ratio, bearing in mind that the merger is scheduled to take place in early 2015 and will have deferred effect as of the legal completion date of the transaction. We conducted our work in accordance with the generally accepted auditing standards in France applicable to this type of engagement. Those standards require us to perform procedures to obtain assurance that the relative values attributed to the shares of the companies involved in the transaction are appropriate and to analyse the positioning of the exchange ratio with respect to the relative values deemed appropriate.

Our engagement in terms of assessing the exchange ratio and the merger consideration ends upon delivery of this report and we are not required to provide updates to reflect events and circumstances occurring after the date of its signature.

Our findings and conclusion are set out below in the following order:

1.	Presentation of the transaction

2.	Opinion on the appropriateness of the relative values attributed to the shares of the companies involved in the transaction

3.	Opinion on the fairness of the proposed exchange ratio

4.	Summary

5.	Conclusion

1. PRESENTATION OF THE TRANSACTION

1.1. KLÉPIERRE’S PUBLIC EXCHANGE OFFER FOR CORIO SHARES

On 29 July 2014, Klépierre and Corio entered into an agreement for a strategic combination of their businesses, to be achieved by means of a public exchange offer made by Klépierre for Corio shares (hereinafter the Offer) with the aim of creating a European leader in shopping centres.

The Offer is due to open on 31 October 2014 and will cover all the issued and outstanding shares of Corio.

Under the Offer, Corio shareholders will receive 1.14 Klépierre shares for 1 Corio share.

The main shareholders of the two groups have issued a favourable opinion on the Offer24 and Corio’s main shareholder, which owns 30.6% of Corio’s share capital, has undertaken to tender its shares to the Offer.

As of the date hereof, Klépierre does not hold any Corio shares.

The merger will only take place after the Offer if all of the specific conditions precedent to the transaction are met and the Offer is successful (which presupposes that Klépierre obtains at least 80% of Corio’s share capital pursuant to the Offer).

Klépierre will announce its decision to continue or halt the merger process between the two groups based on the outcome of the Offer.25

1.2. Background to the merger

The proposed transaction consists in a cross-border merger of Corio with and into Klépierre, representing a further integration of their businesses following a friendly public exchange offer to be made by Klépierre for all the issued and outstanding shares of Corio.

The business rationale behind the merger is to enable Corio to be fully integrated with Klépierre in order to achieve operational, commercial, organisational and financial benefits, which would be difficult to achieve were Corio to remain a stand-alone listed entity with minority shareholders.

[24]	Klépierre’s shareholders, which include BNPP and SPG, have undertaken to hold their shares for the time required to complete the Offer and the merger.
[25]	The Offer is scheduled to close on 8 January 2015.

The cross-border merger will take place in accordance with:

-	(i) under French law, articles L.236-1 et seq., L.236-25 et seq., R.236-1 et seq., R.236-13 et seq. and R.236-14 of the French Commercial Code (Code de commerce);

-	(ii) under Dutch law, articles 2:309 et seq., 2:333b et seq. and 2:333d of the Dutch Civil Code.

1.3.	PRESENTATION OF THE COMPANIES INVOLVED IN THE TRANSACTION

1.3.1. Klépierre, the transferee company

Klépierre is a public limited company incorporated under the laws of France (société anonyme), registered with the Paris Trade and Companies Registry under number 780 152 914.

Its head office is at 26, boulevard des Capucines, 75009 Paris, France.

As of the date of the Merger Proposal, Klépierre has a share capital of €279,258,476 divided into 199,470,340 fully paid shares all of the same class each with a par value of €1.40, admitted to trading on Compartment A of Euronext Paris.

The company’s financial year end is 31 December.

Klépierre is a listed real estate investment trust (société d’investissement immobilier cotée – SIIC) specialising in retail property including:

-	shopping centres in continental Europe;

-	retail property assets in France through its subsidiary Klémurs.

Klépierre has also developed a business in shopping centre rental management.

1.3.2.	Corio, the disappearing company

Corio is a public limited company incorporated under the laws of the Netherlands, registered with the Dutch Trade Registry under number 30073501. Its head office is at 97 Stationsplein, Duvenborch, 3511 ED Utrecht, Netherlands.

Corio has an issued share capital of €1,007,769,510 divided into 100,776,951 fully paid shares all of the same class each with a par value of €10, admitted to trading on Compartment A of Euronext Amsterdam. As of the date hereof, there are no securities or rights outstanding giving access to its share capital.

The company’s financial year end is 31 December.

Corio’s business is the ownership and management of property assets, primarily shopping centres. Its assets are based in the Netherlands, France, Italy, Germany, Spain, Portugal and Turkey.

1.3.3.	Relationships between the transferee company and the disappearing company

As of the date of signature of the Merger Proposal, neither company owns a direct interest in the other company’s share capital. They have no directors in common.26

After the Offer referred to above, Klépierre will own an as yet unknown number of Corio shares.

1.4.	DESCRIPTION OF THE TRANSACTION

1.4.1.	Key terms of the merger

The key terms of the merger, which are presented in detail in the Merger Proposal dated 24 October 2014, can be summarised as follows.

Subject to fulfilment of the conditions precedent listed in section 1.4.3. below, Corio will transfer to Klépierre, and Klépierre accepts, all of the rights, property and obligations attaching to its assets and liabilities as they exist on the completion date.

The merger will become effective from an accounting and fiscal point of view on the completion date, which is defined in article 11.3 of the Merger Proposal as the later of (i) 31 March 2015 and (ii) the last day of the month during which the clerk of the Commercial Court of Paris or the notary appointed by the transferee company issues the legal certificate (attestation de légalité) certifying the legal effectiveness of the merger.

1.4.2.	Tax treatment applicable to the transaction

-	Dutch tax treatment

Subject to Corio applying the FBI27 regime at the time of the merger, any capital gains generated by the merger will not be liable to corporate income tax in accordance with article 28 of the Dutch Corporate Income Tax Act 1969 (CITA).28

[26]	Upon completion of the merger, Klépierre will own the majority of Corio’s share capital.
[27]	Fiscale Beleggingsinstelling
[28]	The applicable rate being 0%

In the Netherlands, the transferee company can apply for exemption from transfer taxes in accordance with the provisions of article 15, paragraph 1, section h of the BRV and the articles listed below:

(i)	Article 5bis of the Dutch Transfer Tax Decree 1971 (BRV Decree);[29] or

(ii)	Article 5b of the BRV Decree.[30]

Application of the special treatment as regards transfer taxes is to be confirmed by the Dutch tax authority before the merger.

-	French tax treatment

From a fiscal point of view, the merger will be governed by the special regime set out in articles 208C bis and 210A of the French General Tax Code (CGI) as regards corporate income tax and in article 816 of the CGI as regards registration duties, which sets a fixed duty of €500. Comfort that this treatment will apply has been sought from the French tax authority.

1.4.3.	Conditions precedent

The merger is subject to fulfilment of the following conditions precedent:

-	Klépierre having confirmed to Corio that the completion of the merger shall occur;

-	satisfaction or waiver of the merger conditions as set out in section 6.12.6 of the Offer Memorandum, items a through x;

-	approval of the terms of this Merger Proposal by the extraordinary general meeting of Klépierre shareholders;

-	approval of the terms of this Merger Proposal by the extraordinary general meeting of Corio shareholders;

-	receipt of a declaration from the local district court of Utrecht, Netherlands, that no creditor has opposed the merger pursuant to Section 2:316 of the Dutch Civil Code or that any such opposition has been withdrawn or discharged;

-	receipt of a declaration from the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) that no creditor has opposed the merger pursuant to article L.236-14 of the French Commercial Code or that any such opposition has been withdrawn or discharged;

-	issuance by a Dutch civil law notary to Corio of the pre-merger compliance certificate required by EU Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies;

[29]	Article on the special treatment of mergers (Uitvoeringsbesluit belastingen van rechtsverkeer 1971)
[30]	Article on the special treatment of internal restructurings

-	issuance by the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) to Klépierre of the pre-merger compliance certificate required by EU Directive 2005/56/EC of the European Parliament and of the Council of October 26, 2005 on cross-border mergers of limited liability companies;

-	confirmation by the French tax authorities that the merger will benefit from the special regime set out under Article 210 A of the CGI pursuant to the provisions of Article 208 C bis of the CGI; and

-	no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, could cause Corio’s final net asset value to be lower than the provisional net asset value; and

-	no material adverse effect relating to Corio as defined in article 11.1 of the Merger Proposal having occurred.

1.4.4.	Description and valuation of the assets and liabilities transferred

In accordance with Comité de la Règlementation Comptable regulation no. 2004-01 of 4 May 2004 on the accounting treatment of mergers, Corio’s assets and liabilities will be transferred at their net book value based on the final financial statements on the merger completion date.

By agreement of the parties, the net asset value transferred has been determined on the basis of the net book values of the disappearing company’s assets and liabilities as recorded in the estimated financial statements at 31 March 2015,31 to which a discount of 15% has been applied to conservatively factor in the risk involved in estimating a transfer value.

The provisional net asset value as agreed by the parties is equal to €2,923,936,250.

The merger proposal contains a provisional indicative breakdown of the net asset value transferred between assets and liabilities.

The final breakdown of Corio’s net asset value between assets and liabilities will be determined once Corio’s final financial statements at 31 March 2015 have been approved, in accordance with the method set out in article 4.1.6 of the Merger Proposal.

[31]	Including the effects of the dividend distribution to be made by Corio before the effective date of the merger.

1.4.5.	Merger consideration

1.4.5.1.	Capital increase, merger premium

The merger consideration has been determined on the basis of an analysis of the relative weight of the key financial indicators and market valuations of Klépierre and Corio using the methods described in section 2.1 below.

The exchange ratio has been set at 1.14 Klépierre shares for 1 Corio share tendered, identical to the ratio applied for the Offer.

Corio intends to distribute a cash dividend to its shareholders, estimated to date at €104,000,000, for 2014 and for the period running from 1 January 2015 until the merger completion date. In order to preserve the exchange ratio, Klépierre will concurrently distribute a dividend to its shareholders equal to the amount of the dividend per share distributed by Corio divided by 1.14.

In accordance with the provisions of article L.236-3 of the French Commercial Code and article 2:325, paragraph 4 of the Dutch Civil Code, the Corio shares held by Klépierre at the conclusion of the Offer will not be exchanged. In addition, Corio shares held by shareholders who exercise their withdrawal right32 will not be exchanged and will cease to exist on the merger completion date.

The number of shares to be issued by Klépierre in consideration for the transfer will accordingly not be known until after settlement and delivery of the Offer and after a period of one month from the date of the Corio shareholders’ meeting held to vote on the merger.33

The difference between the proportion of the net asset value transferred corresponding to the Corio shares not held by Klépierre and the par value of the capital increase made by Klépierre shall constitute a merger premium, to which all shareholders shall be entitled.

If the final net asset value on the completion date is higher34 than the provisional net asset value, the merger premium will be increased by an amount equal to the

[32]	In accordance with article 2:333h, paragraph 1 of the Dutch Civil Code, Corio shareholders who vote against the merger (“Withdrawing Shareholders”) have the right not to become shareholders of Klépierre (“Withdrawal Right”) and to apply to Corio for financial compensation (“Withdrawal Application”).
[33]	The “Withdrawal Period” during which Withdrawing Shareholders may submit a Withdrawal Application.
[34]	The conditions precedent include a clause preventing the merger from taking place if the final net asset value on the merger completion date is lower than the estimated amount.

difference between (i) the proportion of the final net asset value transferred by Corio corresponding to the Corio shares not held by Klépierre and (ii) the proportion of the provisional net asset value corresponding to those same Corio shares.

This adjustment will have no impact on the number of Klépierre shares allotted in consideration for the Corio shares tendered to the merger.

1.4.5.2.	Merger gain/loss

The merger gain or loss will be determined on the completion date. It will be equal to the difference between the proportion of the final net asset value transferred corresponding to the Corio shares held by Klépierre and the net book value of Corio shares recognized in the transferee company’s balance sheet upon settlement and delivery of the Offer.

1.4.5.3.	Fractional rights

Only a whole number of Klépierre shares will be issued as consideration.

In accordance with the provisions of article 3.3 of the Merger Proposal, shareholders who do not have the requisite number of shares or multiple thereof to obtain a whole number of shares shall, through a financial intermediary, sell their fractional rights or purchase sufficient rights to obtain the requisite number.

2.	OPINION ON THE APPROPRIATENESS OF THE RELATIVE VALUES ATTRIBUTED TO THE SHARES OF THE COMPANIES INVOLVED IN THE TRANSACTION

2.1.	PRESENTATION OF THE EXCHANGE RATIO SET BY THE PARTIES

To determine the number of shares to be issued and allotted by Klépierre in consideration for the transfer, the parties performed an analysis of the relative weight of the key financial indicators and market valuations of Klépierre and Corio using a multi-criteria approach.

The valuation methods used and the criteria applied to value Klépierre and Corio and to assess the exchange ratio are described in Annex J to the Merger Proposal.

The exchange ratio was determined using the following multi-criteria approach:

-	a comparison of the historical prices and historical volume-weighted average prices of Klépierre and Corio shares on 28 July 2014, the last trading day before the transaction was announced;

-	an analysis of analysts’ target prices for Klépierre and Corio shares at 28 July 2014;

-	an analysis of EPRA NNNAV per share for both companies at 31 December 2013 and 30 June 2014;

-	an analysis of forecast net recurring profit per share and dividend per share for both companies for the years ending 31 December 2014 and 2015.

These methods gave the following relative values and exchange ratios:

	Klépierre	Corio	Parité d’échange implicite
Cours boursiers
Valeur de clôture à la Date de Référence	36,36	35,84	0,99x
MCPVE à 1 rrnis (a)	37,22	36,76	0,99x
MCPVE à 3 mois (a)	35,86	36,41	1,02x
MCPVE à 6 mois (a)	34,13	34,53	1,01x
MCPVE à 12 mois (a)	33,43	33,24	0,99x
Cours cible
Consensus des analy stes (b)	35,91	34,4	0,96x
EPRA NNNAV par Action(d)
31-déc-13	29,9	37,6	1,26x
30-juin-14	28,7	34,9	1,22x
Bénéfice net récurrent par action
Ex ercice clôturé le 31 décentre 2014 (c)	2,03 - 2,05	2,28 - 2,34	1,12x - 1,14x
Ex ercice clôturé le 31 décentre 2015 (b)	2,06	2,49	1,21x
Dividende par action
Ex ercice clôturé le 31 décentre 2014 (b)	1,58	2,09	1,32x
Ex ercice clôturé le 31 décentre 2015 (b)	1,63	2,10	1,29x
Sources : Kiépierre, Corio, Euronext, Bloomberg

(a)	Moy enne des cours de bourse de clôture pondérés par les v olumes échangés pour les périodes considérées prenant fin à la Date de Référence
(b)	Tel que fourni par Bloomberg à la Date de Référence.
(c)	Tel que fourni dans la présentation de la transaction aux inv estisseurs à la date d’annonce de l’Offre
(d)	L’EPRA NNNAV (actif net réév alué de liquidation) est semblable à l’EPRA NAV ex cepté qu’il prend en compte les dettes d’impôts différés, la juste v aleur de la dette et les instruments financiers.L’EPRA NAV est un indicateur de mesure de la v aleur de l’actif net d’une société foncière. Cet indicateur se fonde sur le principe selon lequel la société foncière doit détenir et gérer ses actifs immobiliers sur une longue période. Sont ainsi ex clus du calcul de cet indicateur les impôts sur les plus-v alues latentes des actifs ainsi que la v aleur des dettes d’impôts différés, car il est considéré que les propriétés foncières ne sont pas destinées à être v endues et que ces impôts différés ne se concrétiseront pas.

	Klépierre	Corio	Implied exchange ratio
Share prices
Closing price on the Reference Date	36.36	35.84	0.99x
1-month VWAP (a)	37.22	36.76	0.99x
3-month VWAP (a)	35.86	36.41	1.02x
6-month VWAP (a)	34.13	34.53	1.01x
12-month VWAP (a)	33.43	33.24	0.99x
Target price
Analysts’ consensus (b)	35.91	34.4	0.96x
EPRA NNNAV per share (d)
31 December 2013	29.9	37.6	1.26x
30 June 2014	28.7	34.9	1.22x
Recurring net profit per share
Year ended 31 December 2014 (c)	2.03 - 2.05	2.28 - 2.34	1.12x -1.14x
Year ended 31 December 2015 (b)	2.06	2.49	1.21x
Dividend per share
Year ended 31 December 2014 (b)	1.58	2.09	1.32x
Year ended 31 December 2015 (b)	1.63	2.10	1.29x

Source: Klépierre, Corio, Euronext, Bloomberg

(a)	Volume-weighted average closing prices for the relevant periods ending on the Reference Date
(b)	As provided by Bloomberg on the Reference Date.
(c)	As provided in the presentation of the transaction to investors on the Offer announcement date.
(d)	EPRA NNNAV is similar to EPRA NAV except that it includes deferred taxation and the fair value of debt and financial instruments. EPRA NAV is a measure of a property company’s net asset value, based on the principle that a property company is expected to own and manage its property assets over a long period. Accordingly, it does not include tax on property revaluations or deferred tax liabilities as it considers that the property assets are not intended to be sold and that the tax liability will therefore not materialize.

On this basis, the parties have agreed to apply an exchange ratio of 1.14 Klépierre shares for 1 Corio share, identical to the ratio proposed for the Offer.

2.2.	WORK PERFORMED

Our engagement, which is provided for by law, is not an audit or a limited review engagement. It is therefore not intended that we should express an opinion on the financial statements or perform specific procedures regarding compliance with company law. It cannot be interpreted as a due diligence engagement carried out on behalf of a lender or purchaser and does not cover all the work involved in that type of engagement.

We performed the work we deemed necessary in accordance with generally accepted accounting standards in order to assess the merger consideration and, in particular, the appropriateness of the relative values attributed to the shares of the companies involved in the transaction and the positioning of the exchange ratio with respect to those relative values deemed appropriate.

In this respect, we:

-	familiarized ourselves with the purpose of the transaction;

-	held discussions with the directors, heads of departments responsible for the transaction and advisers of both parties to gain insight into the background to the transaction, as well as its economic, accounting, legal and fiscal implications;

-	familiarized ourselves with the business and markets of both Klépierre and Corio;

-	reviewed the property appraisals of both groups and held discussions with the various appraisers;

-	reviewed the merger protocol dated 29 July 2014;

-	familiarized ourselves with the documentation relating to the public exchange offer and its annexes;

-	familiarized ourselves with the due diligence performed by Klépierre’s advisers;

-	reviewed the Merger Proposal and its annexes signed on 24 October 2014;

-	reviewed the historical financial information of both groups and obtained assurance by reference to the statutory auditors’[35] unqualified reports that the latest financial statements are free from any material misstatement;

-	reviewed the business plans of Klépierre and Corio and discussed the appropriateness of the assumptions used, in particular to obtain assurance that these assumptions and the key data were applied consistently for both groups;

-	familiarized ourselves with the calculation of the relative values prepared by the parties and their advising banks;

-	assessed the appropriateness of the methods and inputs used;

-	applied alternative valuation methods and performed sensitivity tests on the exchange ratio for each of the valuation methods based on criteria we deemed appropriate;

-	obtained assurance that no events or circumstances had occurred at 30 June 2014, the date of signature of this report, likely to cast doubt on the proposed relative values;

-	familiarized ourselves with analysts’ reports on the merger;

-	obtained a management letter from the directors of each group involved in the transaction confirming the key information used in our work.

2.3.	ASSESSMENT OF THE APPROPRIATENESS OF THE RELATIVE VALUES ATTRIBUTED TO THE SHARES OF THE COMPANIES INVOLVED IN THE TRANSACTION

We would make the following comments on our assessment of the relative values attributed by the parties to the shares of the companies involved in the transaction:

-	the valuation methods used by the parties as described in section 2.1. above to determine the relative values of the shares are the methods typically used in view of the property business, size and financial structure of the two groups;

[35]	Independent auditor in the Netherlands

-	having been given sight of internal information about Klépierre and Corio, in particular their business plans and property appraisals, we decided to extend our work to include other valuation methods applied consistently to the companies involved in the transaction.

The additional methods we used, as described in sections 2.3.1 to 2.3.3 below, were intended only to determine the relative values of the entities in order to assess the ratio proposed by the parties.

We therefore discarded the following methods, which cannot be applied homogeneously or consistently to both Klépierre and Corio:

-	Net book value: investment property is measured at historic cost by Klépierre and its net book value does not therefore include unrealised gains on the property portfolio, while they are included in net asset value, the key criterion used by us.

-	Dividend discount model[36]: broadly speaking, the dividend discount model is conditional on SIIC status (FBI in the Netherlands) as regards rental income, a source of recurring dividends; the same is not true for a portion of the gains on asset disposals, which may interfere with the dividend distribution policy. Given the difficulty in forecasting future dividend distributions and resulting changes in equity, we did not use the DDM method.[37] By contrast, as Klépierre and Corio have similar business activities, we applied a direct comparison of the dividends paid by the two groups.

-	Comparable transactions: as there have only been a small number of recent public transactions deemed to be comparable, this method cannot be used reliably to determine an exchange ratio.

2.3.1.	Inputs used in the various valuation methods used by the merger appraisers

The number of shares and net debt for each company are common inputs for the valuation methods we used.

The number of Klépierre and Corio shares used were those outstanding on the date of our assessment.38

[36]	Valuation by reference to forecast dividends
[37]	Dividend Discount Model
[38]	The latest information available at the time of this analysis dates back to 30 September 2014.

We estimated the net debt of both Klépierre and Corio at 30 June 2014 based on the interim consolidated financial statements prepared by both companies in accordance with IFRS. Apart from reported financial debt, net debt includes provisions paid out and commitments recognized, hedging instruments and financial liabilities at fair value, minority interests restated at fair value and interests in associated companies restated at fair value.

2.3.2.	Valuation methods applied

2.3.2.1.	Reference to the Offer

We obtained assurance that the exchange ratio proposed for the merger was identical to that proposed for the Offer, namely 1.14 Klépierre shares for 1 Corio share.

2.3.2.2.	Share price and analysts’ target prices

The share price method for a listed company is based on its share prices over different reference periods. As Corio and Klépierre are both listed, their share prices provide an indication of their value.39

This method, used for the purposes of the Merger Proposal, is based on volume-weighted average prices observed over 1 month, 3 months, 6 months and 12 months.

We therefore analysed trends in Klépierre and Corio share prices over the twelve months preceding the merger announcement on 28 July 2014 and calculated the volume-weighted average prices over various periods (Corio/Klépierre exchange ratio):

Cours de bourse	Klépierre	Corio	Parité d’échange
Date de référence 28/07/2014
Spot	36,36	35,84	0,99
Moyenne pondérée 1 mois	37,22	36,76	0,99
Moyenne pondérée 3 mois	35,86	36,41	1,02
Moyenne pondérée 6 mois	34,13	34,53	1,01
Moyenne pondérée 12 mois	33,43	33,24	0,99

+ haut 12 mois	37,76	38,40	1,02
+ bas 12 mois	29,94	28,90	0,97

Share prices	Klépierre	Corio	Exchange ratio
Reference date 28 July 2014
Spot	36.36	35.84	0.99
1-month VWAP	37.22	36.76	0.99
3-month VWAP	35.86	36.41	1.02
6-month VWAP	34.13	34.53	1.01
12-month VWAP	33.43	33.24	0.99
12-month high	37.76	38.40	1.02
12-month low	29.94	28.90	0.97

[39]	At 21 October 2014, Corio’s free float represented about 66% of its share capital (70% at 30 June 2014) and Klépierre’s free float about 49% of its share capital (45% at 30 June 2014).

The Klépierre and Corio share prices observed are representative in view of the trading volumes.40

Since 28 July 2014, the share price of both groups has been affected by the announcement. Corio’s share price has moved up, giving a ratio of 1.12 to 1.13 times Klépierre’s price.

In addition, we familiarized ourselves with (i) the inputs used in the latest published analysts’ reports and (ii) the analysts’ consensus target prices, in order to compare them with our own valuation work.

Recently published analysts’ reports show an average target price on the announcement date of €35.24 for Klépierre shares and €38.08 for Corio shares, giving an exchange ratio of 1.08.

2.3.2.3.	Net asset value – NAV

NAV is a key valuation criterion for property companies. It is published by Klépierre and Corio in their respective registration documents. We made certain adjustments to the NAV published by Corio at 30 June 2014 to render it consistent with the calculation method used by Klépierre.

-	EPRA NAV is a measure of the fair value of a property investment company. It does not include deferred tax on property revaluations or the fair value of debt and financial instruments.

-	Triple net NAV (EPRA NNNAV) is determined on the basis of IFRS net book value and adjusted for the impact of fair value adjustments to investment property excluding transfer taxes. It is calculated on the basis of EPRA NAV after taking account of the impact of tax on unrealised gains and the fair value of debt and financial instruments.

On this basis, the exchange ratio is between 1.18 and 1.20 Klépierre shares for 1 Corio share.

[40]	Observed volatility: average daily trading 2% of share capital for Klépierre and 5% to 7% for Corio (based on average volumes over 1 to 6 months).

2.3.3.	Valuation methods used for comfort

2.3.3.1.	Intrinsic valuation using the discounted cash flow method

Under the discounted cash flow method (DCF41), the value of a business is equal to the net present value of its expected future operating cash flows after deducting the capital expenditure required for its business and its net debt on the valuation date.

We based our calculations on the cash flow forecasts prepared by the management of Klépierre and Corio, having obtained assurance that the preparation principles and assumptions used were consistent, bearing in mind that the two groups have the same business activity albeit with a different geographical footprint. We performed our review of the cash flow forecasts on the basis of actual cash flows in previous years, development programmes already engaged and the market outlook.

We also extrapolated Klépierre’s business plan in order to take into consideration in the value of the two groups new developments scheduled in the future cash flows and to determine an underlying cash flow in light of expected long-term market growth and the investment policy of the two groups.

As regards Corio, we were given a cash flow forecast out to 2022. The terminal value, which is the value of the company at the end of the forecast period, was calculated on the basis of an underlying cash flow discounted to infinity using the Gordon-Shapiro formula.

The rate used to discount future cash flows was based on current financial data, in particular interest rates and market risk premiums.42

The perpetual growth rate, common to both groups, was determined on the basis of the growth rates used by the property appraisers and projected inflation levels in the various countries where the two groups operate, as published by the IMF.43

The exchange ratios arising from all our sensitivity analyses were between 1.04 and 1.09 Klépierre shares for 1 Corio share.

[41]	Discounted Cash Flow
[42]	For the purposes of our simulation, the discount rates were in a range of 5.8% to 6.3% for Klépierre and 6.5% to 7.2% for Corio.
[43]	On this basis, the growth rate applied to calculate the terminal value was 1.8%.

2.3.3.2.	Peer group comparisons

The peer group comparison method consists in applying the stock market multiples observed for other listed companies in the same business sector deemed comparable to Klépierre and Corio. In this case, the relevant key multiples are (premium/discount to) triple net NAV and funds from operations.

We selected a sample of companies with similar features in terms of geographical location of assets (Europe) and asset type (shopping centres).44

On this basis, the exchange ratio is between 1.22 and 1.29 Klépierre shares for 1 Corio share.

2.3.3.3.	Analysis of reported financial indicators

A comparison of recurring net profit per share expected in 2014 by the management of Klépierre and Corio gives an exchange ratio of 1.14.

For information,45 the exchange ratio resulting from a direct comparison of the dividend paid for 2013, similar to that used by the parties based on dividend estimates, is 1.37.

[44]	Reference sample: Klépierre, Corio, Unibail-Rodamco, Hammerson Plc, Deutsche Euroshop AG, Eurocommercial Properties.

Multiples observed: 1.06 to 1.15 for NNNAV at 30 June 2014 and 17.51x for 2014 funds from operations (at 30 June 2014).

[45]	The DDM method was discarded (see section 2.3) and the dividend comparison for the prior year is therefore given for information purposes only.

3. OPINION ON THE FAIRNESS OF THE PROPOSED EXCHANGE RATIO

3.1.	METHODS USED BY THE PARTIES TO DETERMINE THE MERGER CONSIDERATION

The valuation methods used and the criteria applied to value Klépierre and Corio are described in Annex I to the Merger Proposal.

On this basis, the exchange ratio is 1.14 Klépierre shares for 1 Corio share.

3.2.	WORK PERFORMED

We performed the work we deemed necessary in accordance with generally accepted auditing standards in France to determine the fairness of the proposed exchange ratio and the resulting consideration.

In particular, we used the work described in section 2.3 above relating to Klépierre and Corio to:

-	obtain assurance that the relative values attributed by the parties to each of the companies involved in the transaction are appropriate;

-	extend the criteria for determining those relative values.

3.3.	OPINION ON THE FAIRNESS OF THE PROPOSED EXCHANGE RATIO

3.3.1.	Assessment of the proposed exchange ratio

In order to assess the fairness of the exchange ratio, we used homogeneous methods to value Klépierre and Corio.

Our exchange ratio ranges, illustrated in the diagram below, do not reveal any significant divergence from the ranges determined by the parties to the transaction.

xxx Legend:

Corio Klépierre exchange ratio (€)

VWAP

Broker consensus

EPRA NAV and NNNAV

Discounted cash flow

Peer group comparisons

2014 recurring net profit per share

Dividend paid

Preferred methods

xxx

We observed that the appropriate range of exchange ratios46 was between 1.02 and 1.18 Klépierre shares for 1 Corio shares. The exchange ratio of 1.14 applied by the parties falls within this range.

An exchange ratio of 1.14 represents a premium of 15.6% for Corio shareholders compared with the ratio obtained from a comparison of Corio and Klépierre closing prices at 28 July 2014, the day before the merger announcement (ratio of 0.99). This

[46]	Outliers were eliminated.

premium should be seen in the context of the expected benefits of the merger as described in the Merger Proposal and in Document E prepared for the purpose of the merger.

3.3.2.	Analysis of the accretive/dilutive impact of the transaction

We analysed the sensitivity to the exchange ratio of the percentage that would be held in the combined entity by a minority shareholder currently owning 1% of Corio’s share capital or Klépierre’s share capital:

Impact de la sensibilité de la parité pour un minoritaire détenant 1% du capital	(5,0%)	(2,5%)	(1,0%)	Parité retenue	1,0%	2,0%	5,0%
Parité	1,08	1,11	1,13	1,14	1,15	1,17	1,20

% détenu par le minoritaire CORIO post opération
(80% des titres apportés à l’issue de l’OPE)	0,49%	0,50%	0,51%	0,52%	0,52%	0,53%	0,54%
% détenu par le minoritaire KLEPIERRE post opération
(80% des titres apportés à l’issue de l’OPE)	0,90%	0,90%	0,90%	0,90%	0,90%	0,89%	0,89%
% détenu par le minoritaire Corio post opération
(95% des titres apportés à l’issue de l’OPE)	0,53%	0,55%	0,55%	0,56%	0,57%	0,57%	0,59%
% détenu par le minoritaire KLEPIERRE post opération
(95% des titres apportés à l’issue de l’OPE)	0,97%	0,97%	0,97%	0,97%	0,97%	0,97%	0,97%

Impact of the sensitivity of the exchange ratio for a minority shareholder owning 1% of the capital	(5.0%)	(2.5%)	(1.0%)	Ratio applied	1.0%	2.0%	5.0%
Ratio	1.08	1.11	1.13	1.14	1.15	1.17	1.20

% held by a Corio minority shareholder post-transaction (80% of shares tendered to the Offer)	0.49%	0.50%	0.51%	0.52%	0.52%	0.53%	0.54%
% held by a Klépierre minority shareholder post-transaction (80% of the shares tendered to the Offer)	0.90%	0.90%	0.90%	0.90%	0.90%	0.89%	0.89%
% held by a Corio minority shareholder post-transaction (95% of the shares tendered to the Offer)	0.53%	0.55%	0.55%	0.56%	0.57%	0.57%	0.59%
% held by a Klépierre minority shareholder post-transaction (95% of the shares tendered to the Offer)	0.97%	0.97%	0.97%	0.97%	0.97%	0.97%	0.97%

We note that changes in the ratio only have a weak impact on the percentage holding of either a Klépierre or Corio shareholder. The reason for this is the limited number of Corio shares that would be exchanged if the Offer is successful.

4. SUMMARY

The values used to determine the exchange ratio have been obtained by using the methods typically applied to property investment companies.

We focused on net asset value47 as well as share prices and analysts’ target prices. We also believe that the ratio proposed for the Offer is a key consideration.

We assessed the fairness of the proposed exchange ratio by reference to the relative values determined. We did not observe any factors likely to cast doubt on the values used and the proposed exchange ratio.

We also note that the merger will only take place if Klépierre owns at least 80% of Corio’s share capital after the Offer. The ratio of 1.14 will therefore have been accepted by the market.48

[47]	EPRA NAV and NNNAV
[48]	Given the percentage held by the main shareholders, i.e. 30.6%, 72% of the shareholders representing the free float would have to tender their shares to the Offer for the merger to take place.

5. CONCLUSION

Based on our work and as of the date of this report, we are of the opinion that the exchange ratio of 1.14 Klépierre shares for 1 Corio share, as set by the parties, is fair.

Paris, 24 October 2014

The merger appraisers

Dominique Ledouble	Gilles de Courcel	William Nahum

To: the General Meeting of Shareholders of Corio N.V.

DRAFT Auditor’s statement pursuent to section 2:328, subsection 2 of the Netherlands Civil Code

Introduction

We have examined the accompanying information provided by management, in accordance with Section 2:327 of the Netherlands Civil Code, as included in the notes to the proposal for a merger dated 24 October 2014 between Klépierre S.A., a company incorporated under the laws of France, having its registered office in Paris (‘Klépierre’), and Corio N.V. having its registered office in Utrecht, the Netherlands (‘Corio’). Management of both companies are responsible for this information, which is initialled by us for identification purposes. Our responsibility is to issue an auditor’s statement as referred to in section 2:328, subsection 2 of the Netherlands Civil Code.

Scope

We conducted our examination in accordance with Dutch law. This law requires that we plan and perform the examination to obtain reasonable assurance whether the information provided by management meets the requirements of Section 2:327 of the Netherlands Civil Code.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our conclusion.

Conclusion

We conclude that the information included in the notes to the merger proposal meets the requirements of Section 2:327 of the Netherlands Civil Code.

Other matter-restriction of use (and distribution)

This auditor’s report is solely issued in connection with the aforementioned proposed merger and therefore cannot be used for other purposes.

Amstelveen, 24 October 2014

KPMG Accountants N.V.

H.D. Grönloh

DRAFT Independent auditor’s report

To: the General Meeting of Shareholders of Corio N.V.

We have read the proposal for a cross-border legal merger (the ‘Merger’) dated 24 October 2014 (the ‘Merger Proposal’) between Corio N.V. having its registered office in Utrecht, the Netherlands (‘Corio’) and Klépierre S.A., a company incorporated under the laws of France, having its registered office in Paris (‘Klépierre’) (together, the ‘Merging Companies’).

Managements’ responsibility

The managements of the Merging Companies are responsible for the preparation of the Merger Proposal.

Auditor’s responsibility

Our responsibility is to issue an auditor’s report on the reasonableness of the proposed share exchange ratio as included in the Merger Proposal for the merger and on the shareholders’ equity of Corio, as referred to in Section 2:328, subsection 1 in conjunction with Section 2:333g of the Netherlands Civil Code.

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. This requires that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether:

1	The proposed share exchange ratio as referred to in section 2:326 subsection 1 of the Netherlands Civil Code and as included in the Merger Proposal is reasonable; and

2	The shareholders’ equity of Corio in its condensed consolidated interim financial information for the six-month period ended 30 June 2014, on the basis of valuation methods generally accepted in the Netherlands as specified in the Merger Proposal, was at least equal to the nominal paid-up amount of the aggregate number of shares to be acquired by its shareholders under the Merger, increased—when applicable -with the cash payments to which they are entitled according to the proposed share exchange ratio and furthermore increased by the aggregate amount of the compensation which shareholders may claim pursuant to Section 2:333h of the Netherlands Civil Code.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion

1	Having considered the documents attached to the Merger Proposal, the proposed share exchange ratio as referred to in Section 2:326 subsection 1 of the Netherlands Civil Code and as included in the Merger Proposal, is reasonable; and

2	The shareholders’ equity of Corio in its condensed consolidated interim financial information for the six-month period ended 30 June 2014, on the basis of valuation methods generally accepted in the Netherlands as specified in the Merger Proposal, was at least equal to the nominal paid-up amount on the aggregate number of shares to be acquired by its shareholders under the Merger increased with the payments to which they are entitled according to the proposed share exchange ratio and furthermore increased by the aggregate amount of the compensation which shareholders may claim pursuant to Section 2:333h of the Netherlands Civil Code.

Restriction on use

This auditor’s report is solely issued in connection with the aforementioned proposed merger and therefore cannot be used for other purposes.

Amstelveen, 24 October 2014

KPMG Accountants N.V.

H.D. Grönloh RA